UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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HERTZ GLOBAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of
Annual Meeting
of Stockholders
and Proxy
Statement
October 15, 2015

Hertz Global Holdings, Inc.
999 Vanderbilt Beach Road
Naples, FL 34108

August 24, 2015

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders to be held at 10:00 a.m. (local time) on October 15, 2015, at the Hyatt Regency Coconut Point Resort and Spa, 5001 Coconut Road, Bonita Springs, Florida, 34134.

We will be using the “Notice and Access” method of providing proxy materials to you via the Internet at www.proxyvote.com, instead of by mail. On or about September 1, 2015, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report to stockholders for 2014 and how to vote. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

Your vote is important. Please vote as promptly as possible. Whether you plan to attend the annual meeting or not, you may vote by following the instructions set forth in the Notice, this proxy statement or as set forth in the proxy card. If you attend the annual meeting, you may vote in person.

Registration and seating will begin at 9:30 a.m. (local time). In order to be admitted to the annual meeting, a stockholder must present proof of stock ownership as of the close of business on the record date, August 24, 2015, which can be the Notice, a proxy card or a brokerage statement reflecting stock ownership as of August 24, 2015. Stockholders will be asked to sign an admittance card and must also present a form of photo identification such as a driver’s license. Cameras and recording devices will not be permitted at the annual meeting.

Sincerely,

/s/ Linda Fayne Levinson
Linda Fayne Levinson
Independent Non-Executive Chair

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF HERTZ GLOBAL HOLDINGS, INC.

Time and Date:	10:00 a.m. (local time), October 15, 2015.

Place:	Hyatt Regency Coconut Point Resort and Spa, 5001 Coconut Road, Bonita Springs, Florida, 34134.

Proposals:	1.	Election of the five nominees identified in the accompanying proxy statement to serve as directors until the next annual meeting of stockholders;

	2.	Approval, by a non binding advisory vote, of the named executive officers’ compensation;

	3.	Re-approval of the material terms of the performance objectives under the Company’s 2008 Omnibus Plan;

	4.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2015;

	5.	To consider a shareholder proposal on a policy regarding accelerated vesting of equity awards of senior executives upon a change in control, if presented at the meeting; and

	6.	Transaction of any other business that may properly be brought before the annual meeting.

The Board of Directors of the Company recommends a vote FOR each of Proposals 1-4 and recommends a vote AGAINST Proposal 5.

Who Can Vote:	Only holders of record of the Company’s common shares at the close of business on August 24, 2015 will be entitled to vote at the meeting. You may vote with respect to the matters described in the proxy statement by following the instructions set forth in the Notice of Internet Availability of Proxy Materials (the “Notice”).

Date of Mailing:	This proxy statement and accompanying materials were filed with the Securities and Exchange Commission on August 24, 2015, and we expect to first send the Notice to stockholders on or about September 1, 2015.

/s/ Thomas J. Sabatino, Jr.
Thomas J. Sabatino, Jr.
Senior Executive Vice President, Chief Administrative Officer
and General Counsel

Naples, Florida
August 24, 2015

Table of Contents

Section/Proposal	Page
Proxy Procedures and Information about the Annual Meeting
Important Information about Annual Meeting and Proxy Procedures	1

Corporate Governance
Corporate Governance and General Information Concerning the Board and Its Committees	4

Director Compensation
Director Compensation	10
2014 Non-Employee Director Compensation Table	11

Election of Directors
Proposal 1: Election of Directors	12
Continuing Directors	17

Compensation Discussion and Analysis
Executive Summary	21
Compensation Discussion and Analysis	24
Compensation Committee Report	43

Summary Compensation Table and Executive Compensation
2014 Summary Compensation Table	44

Annual Meeting Proposals:
Proposal 2: Approval, By a Non-Binding Advisory Vote, of the Named Executive Officers’ Compensation	70
Proposal 3: Re-Approval of the Material Terms of the Performance Objectives Under the Company’s 2008 Omnibus Plan	71
Proposal 4: Ratification of the Selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the Year 2015	78

Auditor Information
Independent Registered Public Accounting Firm Fees	79
Audit Committee Report	80

Shareholder Proposal
Proposal 5: Shareholder Proposal on a Policy Regarding Accelerated Vesting of Equity Awards of Senior Executives upon a Change in Control	81

Other Matters
Security Ownership of Certain Beneficial Owners, Directors and Officers	84
Compensation Committee Interlocks and Insider Participation	86
Section 16(a) Beneficial Ownership Reporting Compliance	86
Certain Relationships and Related Party Transactions	86
Other Business	89

PROXY PROCEDURES AND INFORMATION ABOUT THE ANNUAL MEETING

IMPORTANT INFORMATION ABOUT ANNUAL
MEETING AND PROXY PROCEDURES

The Board of Directors of Hertz Global Holdings, Inc. is soliciting proxies to be used at the annual meeting of stockholders to be held on October 15, 2015, beginning at 10:00 a.m. (local time) at the Hyatt Regency Coconut Point Resort and Spa, 5001 Coconut Road, Bonita Springs, Florida, 34134. This proxy statement and accompanying materials were filed with the Securities and Exchange Commission (the “SEC”) on August 24, 2015, and we expect to first send the Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders on or about September 1, 2015.

Unless the context otherwise requires, in this proxy statement (i) the “Company” means Hertz Global Holdings, Inc., (ii) ”Hertz” means The Hertz Corporation, our primary operating company and a direct wholly-owned subsidiary of Hertz Investors, Inc., which is wholly owned by the Company, (iii) ”we,” “us” and “our” mean the Company and its consolidated subsidiaries, (iv) ”our Board” or “the Board” means the Board of Directors of the Company and (v) ”our common stock” means the common stock of the Company.

Purpose of the Annual Meeting

At the annual meeting, stockholders will act upon the matters set forth in the Notice, including:

1.	Election of the five nominees identified in this proxy statement to serve as directors until the next annual meeting of stockholders;

2.	Approval, by a non-binding advisory vote, of the named executive officers’ compensation;

3.	Re-approval of the material terms of the performance objectives under the Company’s 2008 Omnibus Plan;

4.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2015;
5.	To consider a shareholder proposal on a policy regarding accelerated vesting of equity awards of senior executives upon a change in control, if presented at the meeting; and

6.	Transaction of any other business that may properly be brought before the annual meeting.

The Company’s senior management will also present information about the Company’s performance during 2014 and will answer questions from stockholders.

Stockholders Entitled to Vote at the Annual Meeting

Our Board has established the record date for the annual meeting as August 24, 2015. Only holders of record of the Company’s common stock at the close of business on the record date are entitled to receive the Notice and vote at the annual meeting. On August 24, 2015, the Company had approximately 456,486,882 shares of common stock outstanding.

Voting Procedures

If you are a stockholder of record, you may vote as set forth in the Notice, or as follows:

•	Voting by Internet: Follow the instructions on www.proxyvote.com.

•	Voting by Telephone: Call 1-800-690-6903 and follow the instructions provided by the recorded message.

•	Voting by Mail: Complete, sign and date the proxy card included in the printed proxy materials.

•	Voting in Person: See the procedures for voting in person below.

Hertz Global Holdings, Inc. 2015 Proxy Statement	1

PROXY PROCEDURES AND INFORMATION ABOUT THE ANNUAL MEETING

Procedures for Attending and Voting at the Annual Meeting

For those stockholders who wish to attend the annual meeting, you will need the following:

•	admission ticket in your proxy materials;

•	photo identification; and

•	proof of stock ownership

Please note that no cameras or recording devices are allowed at the annual meeting. Seating for the annual meeting starts at 9:30 a.m. (local time) and the annual meeting will start at 10:00 a.m. (local time).

Voting Options; Quorum

The Board recommends a vote “for” proposals 1-4 below and “against” proposal 5. Below is a summary of the vote required for adoption of each proposal and the respective effect of abstentions and broker non-votes. For more detailed information, see each respective proposal.

Effect of
		Effect of	Broker
Proposal	Vote Required for Adoption	Abstentions	Non-Votes

Election of directors	Majority of shares cast	No effect	No effect
Advisory vote on executive	Majority of shares present	Vote “against”	No effect
compensation
Re-approval of the	Majority of shares present	Vote “against”	No effect
2008 Omnibus Plan
Ratification of	Majority of shares present	Vote “against”	No effect
PricewaterhouseCoopers LLP
Shareholder proposal	Majority of shares present	Vote “against”	No effect

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting constitutes a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee, such as a broker holding shares in “street name” for a beneficial owner, does not vote on a proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner.

If you are a holder of shares held in street name, and you would like to instruct your broker how to vote your shares, you should follow the directions provided by your broker. Under New York Stock Exchange (“NYSE”) rules, your broker is permitted to vote on proposal 4 even if it does not receive instructions from you. However, under NYSE rules, your broker does not have discretion to vote on any other proposal if it does not receive instructions from you.

Each share of common stock is entitled to one vote and stockholders do not have the right to cumulate their votes for the election of directors. Unless a stockholder gives instructions to the contrary, proxies will be voted in accordance with the Board’s recommendations.

Notice of Internet Availability of Proxy Materials

We are permitted to furnish proxy materials, including this proxy statement and our annual report to stockholders for 2014, to our stockholders by providing access to such documents on the Internet at www.proxyvote.com instead of mailing printed copies. Our stockholders will not receive printed copies of the proxy materials unless they are requested. Instead, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. It will also instruct you as to how you may submit your proxy on the Internet. If you would like to receive a paper or e-mail copy of our proxy materials, you

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PROXY PROCEDURES AND INFORMATION ABOUT THE ANNUAL MEETING

should follow the instructions for requesting such materials in the Notice. If you receive more than one Notice, it generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for each Notice you receive.

Revocation of Proxies

Even if you voted by telephone or on the Internet, or if you requested paper proxy materials and signed the proxy card, you may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter to Thomas J. Sabatino, Jr., Senior Executive Vice President, Chief Administrative Officer and General Counsel. You may also revoke your proxy by submitting a new proxy, dated later than your first proxy, or by a later-dated vote by telephone or on the Internet. If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the annual meeting. Your attendance at the annual meeting will not by itself revoke your proxy. If you are a holder of shares held in street name by your broker and you have previously directed your broker to vote your shares, you should instruct your broker to change or revoke your vote if you wish to do so. If you are a holder of shares held in street name by your broker and wish to cast your vote in person at the annual meeting, you should obtain a proxy to vote your shares from your broker.

Solicitation of Proxies

Proxies may be solicited on behalf of our Board by mail or telephone, on the Internet or in person, and Hertz will pay the solicitation costs on behalf of the Company. The Notice will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and Hertz will reimburse those record holders for their reasonable expenses on behalf of the Company. Broadridge has been retained by Hertz to facilitate the distribution of proxy materials at a customary fee plus distribution costs and other costs and expenses.

Additional Information

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (“2014 Annual Report”) is filed with the SEC and may also be obtained via a link posted on the “Investor Relations” portion of our website, www.hertz.com. Copies of the 2014 Annual Report, or any exhibits thereto, will be sent within a reasonable time without charge upon written request to Hertz Global Holdings, Inc., 999 Vanderbilt Beach Road, Naples, Florida, 34108. Attention: Corporate Secretary.

Hertz Global Holdings, Inc. 2015 Proxy Statement	3

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING
THE BOARD AND ITS COMMITTEES

Corporate Governance

Our business is managed under the direction of our Board. Our Board is committed to good corporate governance and promoting the long-term interests of our stockholders by adopting structures, policies and practices which we believe promote responsible oversight of management.

Board Independence

Our Board has determined that Mses. Fayne Levinson, Everson, Kelly-Ennis and Messrs. Berquist, Durham, Intrieri, Keizer, Koehler, Merksamer and Ninivaggi are “independent” as defined in the federal securities laws and applicable NYSE rules for service on our Board. The standards for determining director independence are specified in Annex A to our Corporate Governance Guidelines.

In recommending to the Board that each of the independent directors be classified as independent, the Nominating and Governance Committee also considered whether there were any facts or circumstances that might impair the independence of each of those directors. In particular, the Nominating and Governance Committee considered that the Company in the ordinary course of business provides products and services to and purchases products and services from companies at which some of our directors serve. In each case: (i) the relevant products and services were provided on terms and conditions determined on an arm’s-length basis and consistent with those provided by or to similarly situated customers and suppliers; (ii) the relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies; and (iii) the aggregate amounts of such purchases and sales were less than 2% of the consolidated gross revenues of each of the Company and the other company in each of the years 2014, 2013 and 2012.

Board Meetings and Annual Meeting Attendance

Our Board held 14 meetings in 2014. Each of our directors attended 75% or more of the total number of meetings of our Board held during the period in which he or she was a director and the number of meetings held by all Board committees on which he or she served. We do not have a policy with regard to directors’ attendance at our annual meeting. All of our directors standing for re-election attended the 2014 annual meeting.

Board Committees

Our Board has four standing committees—the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Financing Committee. The Executive and Finance Committee was dissolved in connection with the Company’s entry into the Nomination and Standstill Agreement on September 15, 2014 described under “Certain Relationships and Related Party Transactions—Agreements with Carl C. Icahn.” The Board established the Financing Committee on October 16, 2014. The Executive and Finance Committee was responsible for several of the functions now carried out by the Financing Committee.

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Each committee has a written charter and each charter is available without charge on the “Investor Relations—Committee Charters” portion of our website, www.hertz.com. Each member of the Audit Committee, Compensation Committee, Nominating and Governance Committee and Financing Committee meets the independence and eligibility standards necessary for service on such committee pursuant to relevant securities laws, NYSE rules, our Corporate Governance Guidelines and the respective charter of each committee. Our Board has designated Messrs. Berquist, Durham, Intrieri and Koehler as “audit committee financial experts”.

Membership, Meetings and Roles and Responsibilities of the Board Committees

Audit Committee

Members	Roles and Responsibilities of the Audit Committee
Berquist (Chair) Durham	•	Oversees our accounting, financial and external reporting policies and practices as well as the integrity of our financial statements.
Intrieri Kelly-Ennis Koehler	• •	Monitors the independence, qualifications and performance of our independent registered public accounting firm.
Oversees the performance of our internal audit function, the management information system and operational policies and practices that affect our internal controls.
	•	Monitors our compliance with legal and regulatory requirements.
Number of 2014 Meetings	•	Reviews our guidelines and policies and the commitment of internal audit resources, in each case as they relate to risk management and the preparation of our Audit Committee’s report included in our proxy statements.
11

Compensation Committee

Members	Roles and Responsibilities of the Compensation Committee
Fayne Levinson	•	Oversees our compensation and benefit policies generally.
(Chair) Durham	•	Evaluates the performance of our CEO as related to all elements of compensation, as well as the performance of our senior executives.
Everson Ninivaggi	• •	Approves and recommends to our Board all compensation plans for our senior executives.
Approves the short-term compensation and grants to our senior executives under our incentive plans (both subject, in the case of our CEO, if so directed by the Board, to the final approval of a majority of independent directors of our Board).
Number of 2014 Meetings	• •	Prepares reports on executive compensation required for inclusion in our proxy statements. Reviews our management succession plan.

8

Hertz Global Holdings, Inc. 2015 Proxy Statement	5

CORPORATE GOVERNANCE

Nominating and Governance Committee

Members	Roles and Responsibilities of the Nominating and Governance Committee
Koehler (Chair) Everson	•	Assists our Board in determining the skills, qualities and eligibility of individuals recommended for membership on our Board.
Fayne Levinson Kelly-Ennis	•	Reviews the composition of our Board and its committees to determine whether it may be appropriate to add or remove individuals.
Merksamer	•	Reviews and evaluates directors for re-nomination and re-appointment to committees.
	•	Reviews and assesses the adequacy of our Corporate Governance Guidelines, Standards of Business Conduct and Directors’ Code of Conduct.
Number of 2014 Meetings	•	Reviews and recommends to the Board the form and amount of compensation paid to directors.
4

Financing Committee

Members	Roles and Responsibilities of the Financing Committee
Durham (Chair) Berquist Intrieri Merksamer	• •	Reviews and makes recommendations to the Board (or if approval authority is delegated, approves) the Company’s and its subsidiaries capital markets and financing plans and the material terms and conditions of our debt and equity financings.

Reviews the Company’s dividend policy and make recommendations to the Board regarding the amount and frequency of dividends.
Number of 2014 Meetings
3

Risk Oversight

Risk Oversight—Our Board and Committees

Our Board oversees an enterprise-wide approach to risk management. This approach is designed to improve our long-term performance and enhance stockholder value. A fundamental part of risk management is understanding the risks we face. Also important is management’s role in addressing those risks and understanding what level of risk is appropriate for us. Our Board’s involvement in setting our business strategy is a key part of its assessment of management’s risk threshold and also helps determine an appropriate level of risk for us. The Board participates in an annual enterprise risk management assessment, which is led by the Company’s Internal Audit Department. The Board assesses enterprise risk management with the input of the report of the Compensation Committee and advisors and members of management.

Various committees of the Board also have responsibility for risk management. The Audit Committee focuses on financial risk, including internal controls, and annually receives a risk assessment and risk management report from the Company’s Internal Audit Department. The Audit Committee also annually reviews with management our guidelines and policies and the commitment of internal audit resources as they relate to risk management. As described below, the Compensation Committee strives to create compensation incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

Risk Considerations in our Compensation Program

In 2014, our Compensation Committee conducted its annual review of the risk profile of the Company’s compensation policies and practices. In connection with this review, the Compensation Committee engaged its independent consultant at the time, Semler Brossy Consulting Group, LLC (“Semler Brossy”), to assist it in analyzing the

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Company’s compensation policies and practices and associated compensation risks. Semler Brossy, with the assistance of management, prepared a risk profile assessment of the Company’s executive compensation policies and practices for executive officers. After its review of these assessments, the Compensation Committee presented the results to the Board in connection with the Board’s annual enterprise risk assessment. In addition, the Company’s management reviewed its compensation plans and practices in 2014 for all employees and presented the findings to the Compensation Committee. Based in part on such reports, the Compensation Committee determined that, for all employees, the Company’s enterprise-wide compensation policies and practices, in conjunction with the Company’s existing processes and controls, do not incentivize employees to take unnecessary risks, or pose a material risk to the Company, particularly in light of the following factors:

•	our use of different types of compensation programs, such as equity- and cash-based plans, that provide a balance of long- and short-term incentives;

•	our clawback policies, which allow us in certain circumstances in the event of a financial restatement, to seek the recovery of annual incentive awards, long-term incentive awards, equity-based awards and other performance-based compensation awarded to many of our employees, including all of our senior executives;

•	our use of a variety of financial and strategic performance objectives to help ensure that the Company’s overall business strategy is properly promoted;

•	our structuring of our compensation programs to include features such as caps on payments, exclusion of certain extraordinary items and institutional approval of amounts paid; and

•	our Company’s various policies and procedures and Internal Audit Department, all of which provide checks and balances that help us monitor risk and identify when an individual is taking excessive or inappropriate risks.

Stockholder Communications with the Board

Stockholders and other interested parties who wish to contact our directors may send written correspondence to: Hertz Global Holdings, Inc., 999 Vanderbilt Beach Road, Naples, Florida 34108 Attention: Corporate Secretary.

Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the office of the Corporate Secretary and then distributed either in summary form or by delivering a copy of the communication to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, product and services complaints, product and services inquiries, résumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations and advertisements.

Director Nominations

The Nominating and Governance Committee will consider director nominations made by stockholders. To nominate a person to serve on the Board, a stockholder should write to: Hertz Global Holdings, Inc., 999 Vanderbilt Beach Road, Naples, Florida 34108, Attention: Corporate Secretary. Director nominations must be delivered to the Corporate Secretary in accordance with the Company’s By-laws. This generally means the nomination must be delivered not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The nomination must contain any applicable information set forth in the Company’s By-laws. The Nominating and Governance Committee will consider and evaluate persons nominated by stockholders in the same manner as it considers and evaluates other potential directors. The Nominating and Governance Committee also takes into consideration any written arrangements for director nominations the Company is a party to, including the Nomination and Standstill

Hertz Global Holdings, Inc. 2015 Proxy Statement	7

CORPORATE GOVERNANCE

Agreement we entered into with Carl C. Icahn, described under “Certain Relationships and Related Party Transactions—Agreements with Carl C. Icahn.”

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines containing standards for the Nominating and Governance Committee to determine director qualifications. The Corporate Governance Guidelines provide that the Nominating and Governance Committee, in making recommendations about nominees to the Board, will:

•	review candidates’ qualifications for membership on the Board based on the criteria approved by the Board and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or NYSE rules for committee membership purposes;

•	in evaluating current directors for re-nomination to the Board, assess the performance and independence of such directors; and

•	periodically review the composition of the Board in light of the current challenges and needs of the Board and the Company, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background, experience and independence.

The Corporate Governance Guidelines also contain policies regarding director independence, the mandatory retirement age of directors, simultaneous service on other boards and substantial changes relating to a director’s affiliation or position of principal employment. Among other things, the guidelines establish responsibilities for meeting preparation and participation, the evaluation of our financial performance and strategic planning. Copies of our Corporate Governance Guidelines, as well as our written Directors’ Code of Business Conduct and Ethics (the “Directors’ Code of Conduct”) applicable to our Board are available without charge on the “Investor Relations—Governance Documents” portion of our website, www.hertz.com.

Director Election Standards

The Company maintains a “majority” voting standard for uncontested elections. For a nominee to be elected to our Board, the nominee must receive more “for” than “against” votes. In accordance with our By-laws and Corporate Governance Guidelines, each director has submitted, or upon his or her nomination will submit, a contingent resignation to the Chair of the Nominating and Governance Committee. The resignation will become effective only if the director fails to receive a sufficient number of votes for re-election and the Board accepts the resignation. In the event of a contested director election, a plurality standard will apply.

Our Board Leadership

As indicated in our Corporate Governance Guidelines, the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in a manner that is in the best interests of our Company. The Board believes that the decision as to who should serve as Chairman and CEO, and whether the offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandating the structure of such positions. The Board currently believes that the most effective and efficient leadership structure for our Company is for Mr. Tague to serve as CEO while Ms. Fayne Levinson serves as our Independent Non-Executive Chair of the Board (“Independent Non-Executive Chair”).

The Board believes that the current leadership structure benefits the Company by delineating roles of management and oversight over management. Our CEO and his management team provide the overall strategy and day-to-day leadership for our Company and the Board, along with the Independent Non-Executive Chair, provides oversight and evaluates the performance of management. The Independent Non-Executive Chair, in consultation with the CEO, has responsibility for chairing and determining the length and frequency of Board meetings as well as setting the agenda for such meetings. The Independent Non-Executive Chair also sets the agenda for, and chairs, the Board’s regularly-scheduled executive sessions in which management (other than Mr. Tague) does

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not participate. In addition to the regularly-scheduled executive sessions of the Board that are held once per fiscal quarter without the presence of management (other than Mr. Tague), our directors held six executive sessions in 2014 where only our independent directors attended. The Independent Non-Executive Chair or Independent Lead Director at the time presided to facilitate the discussion. In addition, the Independent Non-Executive Chair, as the current Chair of the Compensation Committee, also significantly assists in evaluating and in setting the compensation of our CEO by conferring with other independent members of the Board regarding our CEO’s performance, providing perspective and facilitating our CEO’s self-assessment.

Policy on Diversity

The Corporate Governance Guidelines and the Nominating and Governance Committee charter specify that the Nominating and Governance Committee consider a number of factors, including diversity, when evaluating or conducting searches for directors. The Nominating and Governance Committee interprets diversity broadly to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as international and multicultural experience and understanding, as well as other differentiating characteristics, including race, ethnicity and gender.

Implementation and Assessment of Policies Regarding Director Attributes

The Nominating and Governance Committee, when making recommendations to the Board regarding director nominations, assesses the overall performance of the Board, and when re-nominating incumbent Board members or nominating new Board members, evaluates the potential candidate’s ability to make a positive contribution to the Board’s overall function. The Nominating and Governance Committee considers the actual performance of incumbent Board members over the previous year, as well as whether the Board has an appropriately diverse membership to support our role as one of the world’s leading car and equipment rental companies. The particular experience, qualifications, attributes and skills of the potential candidate are assessed by the Nominating and Governance Committee to determine whether the potential candidate possesses the professional and personal experiences and expertise necessary to enhance the Board’s mission. After conducting the foregoing analysis the Nominating and Governance Committee makes recommendations to the Board regarding director nominees. In its annual assessment of director nominees, the Nominating and Governance Committee does not take a formulaic approach, but rather considers each prospective nominee’s diversity in perspectives, personal and professional experiences and background and ability. In making director nominations, the Nominating and Governance Committee takes into account the overall diversity of the Board and evaluates the Board in light of, among other things, the attributes discussed in “—Policy on Diversity” mentioned above.

Hertz Global Holdings, Inc. 2015 Proxy Statement	9

DIRECTOR COMPENSATION

Director Compensation

The Board believes that a significant portion of non-employee director compensation should align director interests with the interests of Hertz Holdings’ stockholders. As a result, Hertz Holdings’ Board has approved the Hertz Global Holdings, Inc. Directors Compensation Policy (the “Director Compensation Policy”), pursuant to which our non-employee directors were entitled to the following compensation:

Board/Committee	2014 Non-Employee Director Compensation

Board	•	Annual Cash Retainer:	$85,000	•	Restricted Stock Unit Grant:	$125,000
Audit	•	Annual Chair Fee:	$35,000	•	Annual Member Fee:	$17,500
Compensation	•	Annual Chair Fee:	$30,000	•	Annual Member Fee:	$15,000
Nominating and Governance	•	Annual Chair Fee:	$25,000	•	Annual Member Fee:	$12,500
Executive and Finance(1)	•	Annual Chair Fee:	$17,500	•	Annual Member Fee:	$17,500

(1)	The Executive and Finance Committee was dissolved in connection with Hertz Holdings’ entry into the Nomination and Standstill Agreement on September 15, 2014. The Board established the Financing Committee on October 16, 2014. Directors are not compensated for serving as members of the Financing Committee.

•	Under the Director Compensation Policy, the Lead Director is entitled to receive a $100,000 annual cash retainer. However, our Board has determined that in light of Ms. Fayne Levinson’s increased responsibilities as Independent Non-Executive Chair, she instead shall receive an annual fee of $350,000, payable in the form of shares of common stock of Hertz Holdings, except that if Hertz Holdings is unable to issue registered shares under an effective Form S-8 at the time quarterly cash payments are to be made, any amount otherwise payable in shares is paid in cash for purposes of the relevant quarter. Hertz Holdings does not pay additional fees to directors for attending Board or committee meetings.

•	Cash fees for Board and committee service are payable quarterly in arrears. A director may elect, annually in advance, to receive shares of Hertz Holdings’ common stock having the same fair market value in lieu of such cash fees. A director may elect to receive shares of phantom stock rather than receiving cash fees if the requirements for such deferral are satisfied under applicable tax law. Any director electing to receive phantom shares will receive actual shares of Hertz Holdings’ common stock on the earlier of when the director no longer serves on our Board or a change in control of Hertz Holdings. Any fee that a director elected to defer is credited to the director’s stock account and is deemed to be invested in a number of phantom shares equal to the number of shares of common stock that would otherwise have been delivered.

•	The restricted stock units are granted to directors after Hertz Holdings’ annual stockholder meeting and have an equivalent fair market value to such dollar amount on the date of grant. Provided the director is still serving on our Board, these restricted stock units vest on the business day immediately preceding Hertz Holdings’ next annual meeting of stockholders.

•	We also reimburse our directors for reasonable and necessary expenses they incur in performing their duties as directors, and our directors are entitled to free worldwide car rentals. Any non-employee director who serves for at least five years will, after retirement from such service as a director, be eligible for Hertz #1 Club Platinum Card status and free worldwide car rentals up to a maximum of 90 days each year for fifteen years after his or her retirement.

10	Hertz Global Holdings, Inc. 2015 Proxy Statement

DIRECTOR COMPENSATION

For services rendered during the year ended December 31, 2014, our non-employee directors received the following compensation:

2014 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	All other compensation(4) ($)	Total ($)

Barry H. Beracha	110,417	125,004	—	235,421
Carl T. Berquist(5)	135,000	125,004	—	260,004
Michael J. Durham	115,000	125,004	—	240,004
Carolyn N. Everson(5)	103,125	125,004	—	228,129
Debra J. Kelly-Ennis(5)	97,500	125,004	—	222,504
Vincent J. Intrieri	17,118	—	—	17,118
Michael F. Koehler	115,000	125,004	—	240,004
Philippe P. Laffont(5)	85,417	125,004	—	210,421
Linda Fayne Levinson	195,699	125,004	—	320,703
Samuel Merksamer	16,283	—	—	16,283
Daniel A. Ninivaggi	16,700	—	—	16,700
George W. Tamke(6)	163,125	—	13,026	176,151
Henry C. Wolf	100,000	125,004	—	225,004

(1)	All compensation is for services rendered as directors, including annual retainer fees and committee and chair fees as set forth above. For those directors who joined our Board or resigned from our Board in 2014, the cash retainer fees were pro-rated for their service.

(2)	The value disclosed is the aggregate grant date fair value of 4,351 restricted stock units granted to each director, except for Messrs. Intrieri, Merksamer and Ninivaggi, based on a grant date of May 14, 2014 and computed pursuant to FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the Note on Stock-Based Compensation to the Notes to our consolidated financial statements included in the 2014 Annual Report. Due to his resignation from our Board in 2014, Mr. Tamke forfeited his grant of restricted stock units made in 2014. The grants of restricted stock units to Messrs. Laffont, Beracha and Wolf vested upon their resignation.

(3)	In addition to the restricted stock units reported above in footnote 2, Messrs. Berquist and Durham each own 23,350 options. As of December 31, 2014, Mr. Berquist owned 54,696 phantom shares, Ms. Everson owned 6,033 phantom shares, Ms. Kelly-Ennis owned 5,742 phantom shares, Mr. Intrieri owned 789 phantom shares and Mr. Laffont owned 2,738 phantom shares.

(4)	Perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000.

(5)	Elected to receive fees that would otherwise be payable in cash in the form of phantom shares.

(6)	Elected to receive fees that would otherwise be payable in cash in the form of shares of common stock.

Hertz Global Holdings, Inc. 2015 Proxy Statement	11

ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

Board Structure

The Company currently has ten directors divided into three classes: three in Class I, two in Class II and five in Class III. The terms of office of the five Class III directors expire at the 2015 annual meeting of stockholders. The directors whose terms will continue after the 2015 annual meeting and will expire at the 2016 annual meeting (Class I) and 2017 annual meeting (Class II) are listed after the Class III directors. Ms. Kelly-Ennis has decided not to stand for re-election after the end of her current term. Her experience in the automotive industry and managing international operations as well as her extensive board experience have been valuable to the Company. She is a talented business leader and board member and the Board truly wishes to thank her for her service.

Class III Election

The five nominees for election as Class III directors are listed below. If elected, the nominees for election as Class III directors will serve until the next annual meeting and until their successors are elected and qualify. If for any reason any nominee cannot or will not serve as a director, proxies may be voted for the election of a substitute nominee designated by our Board. The Class III Nominees are as follows:

Carl T. Berquist (Class III)	Mr. Berquist has served as a director of the Company and Hertz since November 2006. Mr. Berquist is 64 years old.

Business Experience	Mr. Berquist joined Marriott International, Inc. (“Marriott”) in December 2002 as Executive Vice President, Financial Information and Enterprise Risk Management and served as Chief Accounting Officer of Marriott. In 2009, Mr. Berquist became Executive Vice President and Chief Financial Officer of Marriott. Prior to joining Marriott, Mr. Berquist was a partner at Arthur Andersen LLP. During his 28-year career with Arthur Andersen LLP, Mr. Berquist held numerous leadership positions, including managing partner of the worldwide real estate and hospitality practice. His last position was managing partner of the mid-Atlantic region which included five offices from Philadelphia, Pennsylvania to Richmond, Virginia.

Directorships and Other Experience	Mr. Berquist is a member of the Board of Advisors of both the Business School and the School of Hospitality Management at Penn State University. He is also a member of the Board of Advisors of Eberle Communications, a private direct mail company.

Financial Oversight and Risk Management Experience	Mr. Berquist’s years of leadership in management and operational positions as a chief financial officer, enterprise risk management executive and major audit company partner provides our Board with in-depth knowledge in financial, accounting and risk management issues.

Travel Industry Knowledge	Mr. Berquist’s knowledge of the travel industry gained while at Marriott also makes him an important asset to the Board in recognizing hospitality and overseeing strategic trends.

International Financial Expertise	Mr. Berquist’s experiences in managing the worldwide expansion of one of the most recognized hotel brands offers our Board specialized expertise in a variety of areas.

12	Hertz Global Holdings, Inc. 2015 Proxy Statement

ELECTION OF DIRECTORS

Henry R. Keizer (Class III)	Mr. Keizer is a nominee to serve as a director of the Company and Hertz. Mr. Keizer is 58 years old.

Business Experience	Mr. Keizer formerly served as Deputy Chairman and Chief Operating Officer of KPMG, the U.S.-based and largest individual member firm of KPMG International (“KPMGI”), a role from which he retired in December 2012. KPMGI is a professional services organization which provides audit, tax and advisory services in 152 countries. Prior to serving as Deputy Chairman and Chief Operating Officer of KPMG, Mr. Keizer held a number of key leadership positions throughout his 35 years at KPMGI, including Global Head of Audit, KPMGI from 2006 to 2010 and U.S. Vice Chairman of Audit, KPMG from 2005 to 2010.

Directorships and Other Experience	Mr. Keizer is also a director of MUFG Americas Holdings Corporation, a financial and bank holding company with assets of $115 billion, of WABCO, a $3 billion global innovator and manufacturer of technologies that improve the safety and efficiency of commercial vehicles, and of Park Indemnity Limited, a Bermuda captive insurer affiliated with KPMGI. He previously served as a director of Montpelier Re Holdings, Ltd., a global property and casualty reinsurance company until it merged with Endurance Specialty Holdings Ltd. in July 2015 and was a director on the Board of the American Institute of Certified Public Accountants.

Executive Officer Experience	Mr. Keizer has significant management, operating and leadership skills gained as Deputy Chairman and Chief Operating Officer of KPMG.

Financial Reporting and General Industry Experience	Mr. Keizer has extensive knowledge and understanding of financial accounting, reporting and auditing standards from his 35 years of experience and key leadership positions he held with KPMGI. Mr. Keizer also has over three decades of diverse industry perspective gained through advising clients engaged in manufacturing, banking, insurance, consumer products, retail, technology and energy, providing him with perspective on the issues facing major companies and the evolving business environment.

Risk Management Expertise	Mr. Keizer’s leadership experience at KPMG provides the Board with expertise in risk management and oversight over our domestic and international operations.

Hertz Global Holdings, Inc. 2015 Proxy Statement	13

ELECTION OF DIRECTORS

Michael F. Koehler (Class III)	Mr. Koehler has served as a director of the Company and Hertz since March 2012. Mr. Koehler is 62 years old.

Business Experience	Mr. Koehler is Chief Executive Officer and a member of the Board of Directors of Teradata Corporation (“Teradata”), a publicly-traded provider of enterprise data warehousing and integrated marketing software, where he also serves on the Executive Committee. Prior to the separation of Teradata from NCR Corporation (“NCR”), Mr. Koehler served as Senior Vice President of the Teradata Division of NCR from 2003 to 2007. From September 2002 to March 2003, he was the Interim Leader of the Teradata Division. From 1999 to 2002, Mr. Koehler was Vice President, Global Field Operations of the Teradata Division and he held management positions of increasingly greater responsibility at NCR prior to that time.

Directorships and Other Experience	Mr. Koehler is a director at Teradata.

Executive Officer Experience	Mr. Koehler has significant management and leadership skills gained as Chief Executive Officer of Teradata, a global information technology provider.

International Oversight Expertise	Mr. Koehler’s role as Chief Executive Officer of a information technology provider with global operations provides the Board with critical experience regarding our domestic and international operations.

Strategy and Technology Experience	Mr. Koehler brings to our Board a deep knowledge of strategic operations and business development as well as valuable insights on how to incorporate technology into our ongoing operations.

14	Hertz Global Holdings, Inc. 2015 Proxy Statement

ELECTION OF DIRECTORS

Linda Fayne Levinson (Class III)	Ms. Fayne Levinson has served as a director of the Company and Hertz since March 2012. Ms. Fayne Levinson is 73 years old. She has served as Lead Independent Director since August 14, 2014 and Independent Non-Executive Chair since September 7, 2014.

Business Experience	Ms. Fayne Levinson was a partner at GRP Partners, a venture capital investment fund investing in start-up and early-stage retail and electronic commerce companies, from 1997 to December 2004. Prior to that, she was a partner in Wings Partners, a private equity firm that took Northwest Airlines private, an executive at American Express running its leisure travel and tour business and a partner at McKinsey & Co.

Directorships and Other Experience	Ms. Fayne Levinson is also a director of Jacobs Engineering Group Inc., Ingram Micro Inc., The Western Union Company and NCR, where she has served as a director since 1997 and Lead Independent Director from 2007 to 2013. Ms. Fayne Levinson was formerly a director at DemandTec, Inc. from 2005 to 2012 until IBM acquired that company. Ms. Levinson has extensive corporate governance and executive compensation experience having chaired multiple Compensation and Nominating and Governance Committees.

Risk Management and Oversight	Ms. Fayne Levinson has demonstrated her expertise in risk management and oversight as a director of several public companies, including her experience as Lead Independent Director of NCR.

Travel Industry Knowledge	Ms. Fayne Levinson’s experience at Wings Partners and American Express provide her with extensive knowledge about the operating and financial issues that face the travel and transportation industry.

Leadership and Operating Experience	Ms. Fayne Levinson gained general management experience at American Express, strategic experience at McKinsey & Co. and investment experience at GRP Partners and Wings Partners. In addition, the Board believes that Ms. Fayne Levinson’s extensive management and leadership experience, her in-depth knowledge of corporate governance issues and her diversity of perspective provide us with valuable insight with regard to our global operations.

Hertz Global Holdings, Inc. 2015 Proxy Statement	15

ELECTION OF DIRECTORS

John P. Tague (Class III)	Mr. Tague has served as the Chief Executive Officer and director of the Company and Hertz since November 21, 2014. Mr. Tague is 53 years old. Mr. Tague’s employment agreement provides that he will serve as a member of the Board.

Business Experience	Mr. Tague has served as the President and Chief Executive Officer and a member of the Boards of Directors of Hertz Holdings and Hertz since November 2014. Mr. Tague previously spent eight years at United Airlines, Inc. and UAL Corporation, where he served in a number of leadership roles, including President and Chief Operating Officer. Mr. Tague joined United Airlines and UAL Corporation in 2003 as Executive Vice President of Customers. He served as President from 2009 until 2010; Executive Vice President and Chief Operating Officer from 2008 to 2009; Executive Vice President and Chief Revenue Officer from 2006 to 2008; and Executive Vice President of Marketing, Sales, and Revenue from 2004 to 2006. Just prior to joining Hertz, Mr. Tague served as Chairman and Chief Executive Officer of Cardinal Logistics Holdings. Cardinal Logistics Holdings was created by the merger between Cardinal Logistics Management, Inc. and Greatwide Logistics Services, LLC, where Mr. Tague had served as Chief Executive Officer since 2011.

Directorships and Other Experience	Mr. Tague serves as a director of Choice Hotels International, Inc., one of the world’s largest hotel franchisors, where he serves on the Compensation Committee. Mr. Tague previously served on the Board of Directors for Reddy Ice Inc., Pacer International, Inc., Orbitz, ATA and United Airlines.

Extensive Knowledge of the Travel Industry	As the former President of United Airlines, Mr. Tague has specialized knowledge and experience in the travel industry.

Leadership and Management Experience	Mr. Tague, through his experiences as our CEO and as a former lead executive of large companies, as well as through his other directorships, has demonstrated excellent leadership abilities, financial and operational expertise, commitment, good judgment and management skills.

Executive Officer Experience	Mr. Tague’s experience as a President of United Airlines, as well as our CEO, allows him to add strategic value to the Board.

The Board recommends a vote FOR
all of the Class III nominees

16	Hertz Global Holdings, Inc. 2015 Proxy Statement

CONTINUING DIRECTORS

Continuing Directors

Carolyn N. Everson (Class I)	Ms. Everson has served as a director of the Company and Hertz since May 2013. Ms. Everson is 43 years old.

Business Experience	Ms. Everson serves as Vice President of Global Marketing Solutions for Facebook, Inc. (“Facebook”), where she manages the global marketing solutions team focused on expanding advertising revenue and managing significant, strategic accounts. Before Facebook, Ms. Everson served as Corporate Vice President of Global Ad Sales and Strategy of Microsoft Corporation (“Microsoft”) from 2010 to 2011. Previous to Microsoft, Ms. Everson held various advertising management positions at MTV Networks Company (“MTV”) from 2004 to 2010, including serving as Executive Vice President and Chief Operating Officer of Ad Sales from 2008 to 2010. Prior to MTV, she served in roles of increasing responsibility with respect to business development and advertising at Primedia, Inc., Zagat Surveys LLC and Walt Disney Imagineering.

Marketing and Strategy Experience	Ms. Everson provides the Board with extensive experience and understanding of marketing and innovation strategies in her roles at Microsoft and Facebook, which are key areas for our Company’s growth.

Media and Technology Expertise	Ms. Everson brings her special expertise in media and technology developed from her roles at two of the world’s largest technology companies to support our continued efforts to develop and communicate our brand and product offerings.

International Business and Leadership Experience	Ms. Everson’s experience in managing global advertising efforts for technology companies and her leadership experience provide our Board with specialized perspective and knowledge.

Samuel Merksamer (Class I)	Mr. Merksamer has served as a director of the Company and Hertz since September 2014. Mr. Merksamer is 35 years old. Mr. Merksamer is a director designated by Carl C. Icahn pursuant to the Nominating and Standstill Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Party Transactions—Agreements with Carl C. Icahn.”

Business Experience	Mr. Merksamer is a Managing Director of Icahn Capital LP, a subsidiary of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion), where he has been employed since May 2008. Mr. Merksamer is responsible for identifying, analyzing and monitoring investment opportunities and portfolio companies for Icahn Capital. From 2003 until 2008, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management, a hedge fund management company, where he focused on high yield and distressed investments. Mr. Merksamer received an A.B. in Economics from Cornell University in 2002.

Directorships and Other Experience	Mr. Merksamer has been a director of: Cheniere Energy, Inc., a liquefied natural gas company, since August 2015; Transocean Partners LLC, a holding company with subsidiaries that own and operate ultra-deepwater drilling rigs, since November 2014; Hologic, Inc., a supplier of diagnostic, medical imaging and surgical products, since December 2013; Transocean Ltd., a provider of offshore contract drilling services for oil and gas wells, since May 2013; Navistar International Corporation, a truck and engine manufacturer, since December 2012; and Ferrous Resources Limited, an iron ore mining company with operations in Brazil, since November 2012. Mr. Merksamer was previously a director of: Talisman Energy Inc., an independent oil and gas exploration and production company, from December 2013 to May 2015; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from May 2012 to September 2014; CVR Refining, LP, an independent downstream energy limited partnership, from September 2012 to May 2014; Federal-Mogul Corporation, a supplier of automotive powertrain and safety components, from September 2010 to January 2014; American Railcar Industries, Inc., a railcar manufacturing company, from June 2011 to June 2013; Viskase Companies, Inc., a food packaging company, from January 2010 to April 2013; PSC Metals Inc., a metal recycling company, from March 2009 to October 2012; and Dynegy Inc., a company primarily engaged in the production and sale of electric energy, capacity and ancillary services, from March 2011 to September 2012. CVR Refining, CVR Energy, Federal-Mogul, American Railcar Industries, Viskase Companies and PSC Metals are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had non-controlling interests in Hertz Holdings, Talisman, Transocean, Navistar, Ferrous Resources and Dynegy Inc. through the ownership of securities.

Hertz Global Holdings, Inc. 2015 Proxy Statement	17

CONTINUING DIRECTORS

Finance and Strategic Experience	Mr. Merksamer provides our board with significant financial and strategic experience gained through his multiple directorships.

Operating and Corporate Governance Experience	Mr. Merksamer’s service in other director roles provides our Board extensive operating and governance experience as well as providing perspectives on strategy and direction of our Company.

Capital Markets Experience	Mr. Merksamer’s experience at the Icahn entities and as a former analyst provide our Board with important expertise in capital markets and finance matters.

Daniel A. Ninivaggi (Class I)	Mr. Ninivaggi has served as a director of the Company and Hertz since September 2014. Mr. Ninivaggi is 51 years old. Mr. Ninivaggi is a director designated by Carl C. Icahn pursuant to the Nominating and Standstill Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Party Transactions—Agreements with Carl C. Icahn.”

Business Experience	Mr. Ninivaggi has served as a director of Federal-Mogul Holdings Corporation (“Federal-Mogul Holdings”) and, prior to its holding company reorganization, Federal-Mogul Corporation since March 2010 and as Co-Chief Executive Officer of Federal-Mogul Holdings and Chief Executive Officer of Federal-Mogul Motorparts since February 2014. Mr. Ninivaggi has also served as Co-Chairman of Federal-Mogul Holdings since May 2015. Mr. Ninivaggi was President of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion, from April 2010 to February 2014 and its Chief Executive Officer from August 2010 to February 2014. From January 2011 to May 2012, Mr. Ninivaggi served as the Interim President and Interim Chief Executive Officer of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts. From 2003 until July 2009, Mr. Ninivaggi served in a variety of executive positions at Lear Corporation, a global supplier of automotive seating and electrical power management systems and components, most recently as Executive Vice President and Chief Administrative Officer from 2006 to 2009. Lear Corporation filed for bankruptcy in July 2009 and emerged in November 2009. Mr. Ninivaggi served as Of Counsel to the law firm of Winston & Strawn LLP from July 2009 to March 2010.

Directorships and Other Experience	In addition to serving as a director of Federal-Mogul Holdings, Mr. Ninivaggi has been a director of: Icahn Enterprises, from March 2012 through May 2015; and Tropicana Entertainment Inc., since January 2011. Mr. Ninivaggi was previously a director of: CVR Refining, LP, an independent downstream energy limited partnership, from January 2013 to September 2014; American Railcar Industries, Inc., a railcar manufacturing company, from June 2013 to February 2014; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from May 2012 to February 2014; CVR Partners LP, a nitrogen fertilizer company, from May 2012 to February 2014; PSC Metals Inc., a metal recycling company, from April 2012 to February 2014; WestPoint Home LLC, a home textiles manufacturer, from February 2012 to February 2014; Viskase Companies, Inc., a food packaging company, from June 2011 to February 2014; XO Holdings, a competitive provider of telecom services, from August 2010 to February 2014; Motorola Mobility Holdings, Inc., a provider of mobile communication devices, video and data delivery solutions, from December 2010 to May 2012; and CIT Group, Inc., a bank holding company, from December 2009 to May 2011. Mr. Ninivaggi received a B.A. in History from Columbia University in 1986, a Masters of Business Administration from the University of Chicago in 1988 and a J.D. from Stanford Law School in 1991.

Executive Officer and Leadership Experience	Mr. Ninivaggi provides the Board with leadership skills, significant management, strategic and operational experience through his roles of Co-Chief Executive Officer and Co-Chairman of Federal Mogul Holdings and as a director and officer of multiple public and private companies.

Strategic and Risk Management Knowledge	Mr. Ninivaggi provides the Board significant experience in the evaluation of strategic opportunities and offers our Board perspectives on risk management with respect to our operations.

Extensive Knowledge of the Company’s Business and Industry	Mr. Ninivaggi provides the Board with specialized expertise on matters related to the automotive industry through his role at Federal-Mogul Holdings, Lear Corporation and other directorships.

18	Hertz Global Holdings, Inc. 2015 Proxy Statement

CONTINUING DIRECTORS

Michael J. Durham (Class II)	Mr. Durham has served as a director of the Company and Hertz since November 2006. Mr. Durham is 64 years old.

Business Experience	Mr. Durham served as Director, President and Chief Executive Officer of Sabre, Inc. (“Sabre”), then a NYSE-listed company providing information technology services to the travel industry, from October 1996, the date of Sabre’s initial public offering, to October 1999. From March 1995 to July 1996, when Sabre was a subsidiary of AMR Corporation, he served as Sabre’s President. Prior to joining Sabre, Mr. Durham spent 16 years with American Airlines, serving as the Senior Vice President and Treasurer of AMR Corporation and Senior Vice President of Finance and Chief Financial Officer of American Airlines from October 1989 until he assumed the position of President of Sabre in March 1995.

Directorships and Other Experience	Mr. Durham also serves as a member of the Boards of Directors of Travelport Worldwide Ltd. and Cambridge Capital Acquisition Corp. During the preceding five years, Mr. Durham has served on the Boards of Directors of Asbury Automotive Group, Inc., Acxiom Corporation, both publicly listed companies, and Travora Media and Culligan International, both privately held companies.

Broad Industry Experience	Mr. Durham has extensive business experience in the automotive, travel and transportation industries, which provides our Board with leadership skills and a breadth of knowledge about the challenges and issues facing companies such as ours.

Public Company and Executive Officer Experience	Mr. Durham’s tenure both as Chief Executive Officer and Chief Financial Officer of large, multinational public companies allows him to add strategic value and management experience to the Board.

Corporate Governance and Financial Expertise	Mr. Durham’s experience as a director, and frequently a member of the audit committee, on a number of different company boards also gives him a valuable perspective to share with the Company.

Hertz Global Holdings, Inc. 2015 Proxy Statement	19

CONTINUING DIRECTORS

Vincent J. Intrieri (Class II)	Mr. Intrieri has served as a director of the Company and Hertz since September 2014. Mr. Intrieri is 58 years old. Mr. Intrieri is a director designated by Carl C. Icahn pursuant to the Nominating and Standstill Agreement we entered into with Mr. Icahn described under “Certain Relationships and Related Party Transactions—Agreements with Carl C. Icahn.”

Business Experience	Mr. Intrieri has been employed by Icahn related entities since October 1998 in various investment related capacities. Since January 2008, Mr. Intrieri has served as Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages private investment funds. In addition, since November 2004, Mr. Intrieri has been a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners LP, and Icahn Offshore LP, the general partner of Icahn Partners Master Fund LP, entities through which Mr. Icahn invests in securities.

Directorships and Other Experience	Mr. Intrieri has been a director of: Transocean Ltd., a provider of offshore contract drilling services for oil and gas wells, since May 2014; Navistar International Corporation, a truck and engine manufacturer, since October 2012; and Chesapeake Energy Corporation, an oil and gas exploration and production company, since June 2012. Mr. Intrieri was previously: a director of CVR Refining, LP, an independent downstream energy limited partnership, from September 2012 to September 2014; a director of Forest Laboratories, Inc., a supplier of pharmaceutical products, from June 2013 to June 2014; a director of CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from May 2012 to May 2014; a director of Federal-Mogul Corporation, a supplier of automotive powertrain and safety components, from December 2007 to June 2013; a director of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) from July 2006 to September 2012, and was Senior Vice President of Icahn Enterprises L.P. from October 2011 to September 2012; a director of Dynegy Inc., a company primarily engaged in the production and sale of electric energy, capacity and ancillary services, from March 2011 to September 2012; chairman of the board and a director of PSC Metals Inc., a metal recycling company, from December 2007 to April 2012; a director of Motorola Solutions, Inc., a provider of communication products and services, from January 2011 to March 2012; a director of XO Holdings, a competitive provider of telecom services, from February 2006 to August 2011; a director of National Energy Group, Inc., a company that was engaged in the business of managing the exploration, production and operations of natural gas and oil properties, from December 2006 to June 2011; a director of American Railcar Industries, Inc., a railcar manufacturing company, from August 2005 until March 2011, and was a Senior Vice President, the Treasurer and the Secretary of American Railcar Industries from March 2005 to December 2005; a director of WestPoint Home LLC, a home textiles manufacturer, from November 2005 to March 2011; chairman of the board and a director of Viskase Companies, Inc., a food packaging company, from April 2003 to March 2011; and a director of WCI Communities, Inc., a homebuilding company, from August 2008 to September 2009. CVR Refining, CVR Energy, Federal-Mogul, Icahn Enterprises, PSC Metals, XO Holdings, National Energy Group, American Railcar Industries, WestPoint Home and Viskase Companies each are or previously were indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had a non-controlling interest in Hertz Holdings, Transocean, Forest Laboratories, Navistar, Chesapeake Energy, Dynegy, Motorola Solutions and WCI Communities. Mr. Intrieri graduated in 1984, with Distinction, from The Pennsylvania State University (Erie Campus) with a B.S. in Accounting. Mr. Intrieri was a certified public accountant.

Accounting and Finance Experience	Mr. Intrieri’s significant financial and accounting experience through his directorships and employment with the Icahn entities makes him an important advisor to our Board.

Corporate Governance Experience	Mr. Intrieri’s multiple directorships gives Mr. Intrieri a deep understanding of our Board responsibilities and provides our Board with strategic oversight capabilities.

Strategic and Risk Management Knowledge	Mr. Intrieri’s experience at the Icahn Entities and his multiple directorships provide our Board important strategic experience and knowledge of appropriate risks to execute our business strategies.

20	Hertz Global Holdings, Inc. 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS: EXECUTIVE SUMMARY

Compensation Discussion and Analysis

Executive Summary

Our Company’s financial and operating performance during 2014 was very disappointing. With respect to all of the financial measures used to measure success under our Company’s annual and long-term incentive plans, results were below target expectations and, in four out of five cases, below threshold. In addition, a review of our Company’s accounting controls resulted in the conclusion that there were accounting misstatements, which required the restatement of financial results for 2011 through 2013 and delayed filing the financial statements for 2014. The Explanatory Note to the Company’s 2014 Annual Report and Note 2, “Restatement” to the Notes to our consolidated financial statements under the caption Item 8, “Financial Statements and Supplementary Data” to the Company’s 2014 Annual Report provide further details about these events. These events were reflected in Hertz Holdings’ stock price, which declined 13% from January 1, 2014 to December 31, 2014.

These poor results had major consequences on our executive compensation program.

Payments under the executive compensation program

The three main elements of compensation we pay to our NEOs are salary, an annual cash bonus under Hertz Holdings’ Senior Executive Bonus Plan and equity awards based on the performance of our Company.

•	Salaries Remained the Same as in 2013 or Were Only Modestly Increased: We either did not increase salaries (including the salaries for our former CEO, Mark Frissora and our current CFO, Thomas Kennedy (who was hired in December 2013), and our former Group President, Rent-A-Car Americas, Scott Sider), or provided modest, market-based increases (ranging from 2% to 3%) for our other NEOs.

•	Annual Cash Bonus Earned Significantly Below Target: Due to our operating and financial performance in 2014 being well below established targets, the annual cash bonuses were a very small percentage of target- the highest percentage was approximately 11% of target for the NEOs, with the exceptions (described below) of Messrs. Tague and MacDonald, who had contractually negotiated higher amounts, and our CFO, Mr. Kennedy whose higher bonus reflected his extraordinary efforts in reviewing and evaluating the financial statements and internal audit function of the Company.

•	Long-Term Incentives

• 2014-2015 Corporate EBITDA Performance Stock Units (“PSUs”) Were Not Earned: Because our Corporate EBITDA (as defined in “Non-GAAP Measures” below) did not exceed the threshold performance level necessary to earn PSUs for 2014, our NEOs earned none of the PSUs based on Corporate EBITDA granted in 2014. While PSUs can potentially be earned based on 2014-2015 performance, it is also expected that 2014-2015 performance will not result in any PSUs being earned.

• 2014 Corporate EBITDA Margin PSUs Were Not Earned: Because our 2014 Corporate EBITDA margin (as defined and calculated in “Non-GAAP Measures” below) was below the established Corporate EBITDA margin target, our NEOs earned none of the 2014 Corporate EBITDA margin PSUs.

Hertz Global Holdings, Inc. 2015 Proxy Statement	21

COMPENSATION DISCUSSION AND ANALYSIS: EXECUTIVE SUMMARY

•	2012-2013 and 2013-2014 Corporate EBITDA PSUs Were Adjusted Downward Based on Restated Financials. As a result of our restated 2012 and 2013 financials, the Compensation Committee reduced the number of PSUs which were eligible to vest to correspond with actual Corporate EBITDA performance in 2012 and 2013. Restated 2012-2013 Corporate EBITDA performance reduced the number of PSUs earned from 98.4% to 82.8% of target and restated Corporate EBITDA performance for 2013 and 2013-2014 reduced the number of PSUs earned from 66.0% to 60.0% of target.

Changes in Our Executive Team

We made very extensive changes to our senior management team in 2014 and 2015, and we believe these changes have better positioned our Company for future success. Among our NEOs these changes involved the departure of our Chief Executive Officer, our Chief Executive Officer of Hertz Equipment Rental Corporation, our Group President, Rent-A-Car Americas, our Executive Vice President, General Counsel and Secretary, and our Executive Vice President Corporate Affairs and Communications. These changes occurred under circumstances that entitled the departing executives to benefits under their employment agreements or Hertz Holdings’ Severance Plan for Senior Executives.

Changes in the 2015 Compensation Program

The Compensation Committee, in consultation with its new independent compensation consultant Frederic W. Cook & Co., Inc. (“Frederic Cook”), and with input from new management, engaged in a complete review of our Company’s executive compensation program and overall compensation philosophy. Based on this review, the Compensation Committee has made and is continuing to make major changes to the overall structure of our 2015 compensation program and believes these changes will be beneficial to our continued efforts to recruit and retain the individuals who will drive the future of our Company.

•	Changes to our annual cash compensation program

	•	Use of adjusted pre-tax income as the main performance modifier: Instead of the three financial metrics (adjusted pre-tax income (“API”), return on total capital, and revenue) used in 2014 to measure corporate financial performance under Hertz Holdings’ Senior Executive Bonus Plan, the 2015 plan will use just one metric-API. While the other metrics continue to be important, the Compensation Committee believes that API is the most important metric at this time and using one metric best focuses our NEOs on this critical component of financial success. Consistent with the emphasis on simplification and growing API, the Compensation Committee modified the component of the award based on business unit performance by removing multiple performance and operating goals for business unit performance. Instead, API measured at the business unit level will be a portion of the award for certain business unit executives.

	•	Effective cap on overall payouts: Instead of potential payouts that could equal 300% of target for specified levels of high performance under the 2014 plan and in certain circumstances be even higher, maximum payouts under Hertz Holdings’ Senior Executive Bonus Plan have been generally reduced to 160% of target for participants.

22	Hertz Global Holdings, Inc. 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS: EXECUTIVE SUMMARY

•	Changes to our long-term incentive plan

	•	Corporate EBITDA PSUs based on three-year rather than two-year performance period: PSUs based on Corporate EBITDA will comprise 50% (instead of the previous 70%) of each NEO’s long-term equity award. The Corporate EBITDA targets that have been established for 2015, 2016, and 2017 are significantly higher than 2014 Corporate EBITDA and increase each year. 1/3 of the PSUs will be earned each year, depending on whether that year’s target is met and, if not met, no PSUs will be earned for that year. Earned PSUs will vest as a single tranche at the end of three years after the certification of results for the last performance period covered by the award.

	•	Elimination of Corporate EBITDA margin awards: PSUs based on Corporate EBITDA margin, which were earned if Corporate EBITDA margin equaled 75% of the prior year’s margin, have been eliminated.

	•	Use of stock options: 50% of each NEO’s long-term equity incentive award will consist of stock options, reflecting the Compensation Committee’s view that shareholder interests are best advanced at this time with a stock incentive that only provides value when the price of Hertz Holdings’ common stock increases.

	•	Focused CEO compensation arrangements: Pursuant to Mr. Tague’s employment agreement (as will be further described below), while the CEO’s long-term incentives have also been awarded in the form of PSUs and stock options, (1) 50% of his options vest based on his meeting goals with respect to developing a business plan and assembling a management team, and (2) the remaining awards vest based on our Company achieving certain revenue efficiency measures for the 2015-2017 time period.

We believe our compensation decisions are consistent with our continuing commitment to best practices in corporate governance and executive compensation design, which can be summarized as follows:

What We Do and What We Don’t Do

We pay for our Company’s financial and operating performance	We don’t have a high percentage of fixed compensation
We evaluate risk in light of our compensation programs	We don’t exclusively grant time-vested awards
We cap the amount of our annual cash bonuses at reasonable levels	We don’t allow our officers and directors to hedge or pledge our stock
We use double-trigger provisions for our change in control agreements	We don’t use the same performance metrics for short-term and long-term compensation
We use an independent compensation consultant	We don’t use a peer group composed of companies significantly larger than ours
We have a robust stock ownership policy	We don’t re-price underwater options
We maintain clawback policies	We don’t use short-term vesting for stock awards
We revised our change in control agreement to eliminate tax gross-ups for new hires	We don’t provide for automatic salary increases

Hertz Global Holdings, Inc. 2015 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Named Executive Officers

We refer to the following individuals as our “named executive officers” (or “NEOs”):

•	John P. Tague, who became our Chief Executive Officer on November 21, 2014;
•	Thomas C. Kennedy, our Chief Financial Officer and Senior Executive Vice President;
•	Brian P. MacDonald, who became Chief Executive Officer of Hertz Equipment Rental Corporation (“HERC”) on June 2, 2014 and served in that role until his resignation on May 20, 2015, and served as our interim CEO from September 7, 2014 to November 20, 2014;
•	Michel Taride, who is our Group President, Rent-A-Car International;
•	Robert J. Stuart, who is our Executive Vice President, Sales and Marketing;
•	Richard D. Broome, who served as our Executive Vice President, Corporate Affairs and Communications until his resignation on July 1, 2015;
•	Mark P. Frissora, who served as our CEO until his resignation on September 7, 2014;
•	Scott P. Sider, who served as Group President, Rent-A-Car Americas until his retirement on August 18, 2014; and
•	J. Jeffrey Zimmerman, who served as Executive Vice President, General Counsel and Secretary until his resignation on December 1, 2014.

Determining What We Pay - Compensation Philosophy and the Role of the Compensation Committee

The Compensation Committee reviews and establishes the compensation program for our NEOs. Our Compensation Committee is committed to creating incentives for our NEOs that reward them for the performance of our Company. Our Compensation Committee’s philosophies include an emphasis on the following:

•	Our compensation program’s structure should be aligned with the price and market performance of Hertz Holdings’ common stock: Our Compensation Committee believes that creating goals which are more directly focused on the price and performance of Hertz Holdings’ common stock will further align the interests of Hertz Holdings’ stockholders and our NEOs.
•	Our compensation design should be simple, transparent and clearly articulated to our participants and stockholders: Our Compensation Committee is committed to simplifying our short-term cash compensation program and long-term equity compensation program to focus our NEOs’ attention on business goals and the price and performance of Hertz Holdings’ common stock.
•	Our compensation program should provide short- and long-term components to drive performance over the long run: Long-term results are important to Hertz Holdings’ stockholders and our Compensation Committee believes that a compensation program that rewards results both annually and on a year-over-year basis provides the framework for superior long-term performance.
•	Our compensation should be competitive and market-based to attract and retain our executive officers: Our Compensation Committee believes our compensation program should provide a combination of incentives that will allow us to hire, retain and reward talented individuals at every position.
•	Our compensation program should responsibly balance incentives with prudent risk management: Our Compensation Committee believes that responsible use of different types of incentives will create and foster a culture of growth that is sustainable and appropriate for our Company.

24	Hertz Global Holdings, Inc. 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Determining What We Pay - Role of Compensation Consultants

The Compensation Committee has the authority to retain outside advisors as it deems appropriate. From July 2008 to November 2014, the Compensation Committee engaged Semler Brossy Consulting Group LLC (“Semler Brossy”) as its compensation consultant to provide advice and information. In November 2014, the Compensation Committee, after review of the services provided by Semler Brossy and relevant independence considerations, transitioned from Semler Brossy and engaged Frederic Cook as its compensation consultant. Frederic Cook’s responsibilities include:

•	reviewing and advising on total executive compensation, including salaries, short- and long-term incentive programs and relevant performance goals;

•	advising on industry trends, important legislation and best practices in executive compensation;

•	advising on how to best align pay with performance and with our business needs; and

•	assisting the Compensation Committee with any other matters related to executive compensation arrangements, including senior executive employment agreements.

The Compensation Committee reviews our compensation programs in light of Frederic Cook’s recommendations and adjusts compensation as the Compensation Committee sees fit. However, the decisions made by the Compensation Committee are the responsibility of the Compensation Committee, and may reflect factors other than the recommendations and information provided by Frederic Cook. Frederic Cook does not perform any services for the Company other than its role as advisor to the Compensation Committee. Before engaging any compensation consultant, it is the Compensation Committee’s practice to determine the compensation consultant’s independence and whether any conflicts of interest would be raised by the engagement of the compensation consultant. The Compensation Committee believes that the work of the compensation consultants did not raise any conflicts of interest and the compensation consultants engaged by the Compensation Committee are independent.

Determining What We Pay - Role of the CEO

In determining the appropriate levels of our compensation programs, our CEO traditionally provides his input to the Compensation Committee on topics that he believes are important. As part of this process, our CEO obtains data from and has discussions with our Chief Human Resources Officer or other appropriate executives. Our CEO’s reviews and observations regarding performance provide additional data for the Compensation Committee to consider regarding our overall compensation program. In addition, the Independent Non-Executive Chair, who is the Chair of the Compensation Committee, has an integral role in the determination of our CEO’s compensation through her independent review and discussions with various parties. Because our Independent Non-Executive Chair is the Chair of the Compensation Committee, the Board believes that this provides the requisite focus on evaluating the CEO and setting his compensation relative to his performance. Although our Compensation Committee may give weight to our CEO’s input, in all cases, the final determinations over compensation reside with the Compensation Committee or, if directed by the Board, in the case of our CEO, with the independent members of our Board.

Hertz Global Holdings, Inc. 2015 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS

Determining What We Pay - Elements of our Compensation Programs

Element	Type	How and Why We Pay It

Salary	Fixed Cash	•	Paid throughout the year to attract and retain senior executives
		•	Sets the baseline for bonus and retirement programs
Annual Cash Bonus(1)	Performance-Based Cash	•	Paid annually in cash to reward performance of the Company, business unit and individual
		•	Aligns senior executives’ interests with Hertz Holdings’ stockholders’ interests, reinforces key strategic initiatives and encourages superior individual performance
Long-Term Equity	Long-Term Equity	•	Granted annually, with vesting occurring in subsequent years based on satisfying performance conditions
		•	Aligns senior executives’ interests with Hertz Holdings’ stockholders’ interests and drives key performance goals
Retirement Benefits and Perquisites	Variable Other	•	Paid at retirement based on senior executives’ salary, bonus and years of service to the Company
		•	Limited perquisites for business purposes, including relocation expenses generally designed to attract and retain talent

(1)	We also occasionally provide non-recurring cash bonuses to reflect superior individual performance, new responsibilities or to compensate new hires for amounts forfeited from their previous employer.

Determining What We Pay - Survey Group

As part of determining our compensation programs, we compared the compensation for our NEOs to the compensation of comparable positions at a group of companies (the “Survey Group”). The Compensation Committee selected the Survey Group in late 2013 in consultation with Semler Brossy. Because the number of our direct industry competitors in the global market is limited, we did not limit the Survey Group to our direct competitors, but also included similarly-sized companies that are in the consumer discretionary (excluding media companies), consumer staples and industrials (excluding capital goods companies) sectors. These industries were selected because successful companies within these industries frequently bear substantial similarities to the Company’s business model, insofar as they (i) are asset-intensive, (ii) require frequent customer contact at multiple locations and (iii) involve the need to maintain favorable brand recognition. The companies in the Survey Group had annual revenues of approximately $5 to $22 billion, as compared to the Company’s 2014 revenue of $11 billion. We included a relatively large number (49) of companies in the Survey Group, in part because we believe that doing so helps to reduce the influence of outliers. Of the 49 companies in the Survey Group, 37 were in the prior Survey Group.

26	Hertz Global Holdings, Inc. 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The following are the companies that comprised our Survey Group in 2014:

Advance Auto Parts Inc.	General Mills, Inc.	R.R. Donnelley & Sons Co.
Avis Budget Group, Inc.	Hershey Co.	Ralph Lauren Corp.
Avon Products Inc.	Hormel Foods Corp.	Ross Stores Inc.
Big Lots, Inc.	J.C. Penney Company, Inc.	Ryder System, Inc.
BorgWarner Inc.	J. M. Smucker Co.	Southwest Airlines Co.
CarMax Inc.	Kellogg Co.	Starbucks Corp.
Carnival Corp.	Kelly Services, Inc.	Starwood Hotels & Resorts Worldwide, Inc.
Coach Inc.	Kohl’s Corp.	SUPERVALU Inc.
Colgate-Palmolive Co.	L Brands, Inc.	TRW Automotive Holdings Corp.
ConAgra Foods, Inc.	Marriott International, Inc.	V. F. Corp.
CSX Corp.	Mattel, Inc.	Visteon Corp.
Darden Restaurants, Inc.	Newell Rubbermaid Inc.	Waste Management, Inc.
Dean Foods Co.	Nordstrom, Inc.	Whirlpool Corp.
Dr. Pepper Snapple Group Inc.	Norfolk Southern Corp.	Whole Foods Market, Inc.
Estee Lauder Companies Inc.	Office Depot, Inc.	YUM! Brands, Inc.
Federal-Mogul Corp.	Penske Automotive Group Inc.
Gap Inc.	PVH Corp.

When making compensation decisions for our senior executives, our management and our Compensation Committee considered the compensation levels of the Survey Group, as well as industry factors, general business developments, corporate, business unit and individual performance and our overall compensation philosophy. Our Compensation Committee does not apply Survey Group data in a formulaic manner to determine the compensation of our NEOs. Rather, the Survey Group data represented one of several factors that our Compensation Committee considered in a holistic assessment of compensation decisions. We typically review the salaries, annual bonus levels and long-term equity awards of our NEOs every 12 months, and we periodically (but not on a set schedule) review the other elements of their compensation.

Determining What We Pay - Response to Advisory Vote on Executive Compensation

In 2014, Hertz Holdings’ advisory vote on executive compensation was approved by the following vote:

For	Against	Abstain	Broker Non-Votes

342,971,299	10,216,316	2,049,239	37,536,408

This represented a 96% level of approval. Although the effect of the advisory vote on executive compensation is non-binding, the Board and Compensation Committee considered the results of the 2014 vote and will continue to consider the results of future votes in determining the compensation of our NEOs and our compensation programs generally. Hertz Holdings values the opinions of its stockholders and is committed to considering their opinions in making compensation decisions.

Hertz Global Holdings, Inc. 2015 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS

Annual Cash Compensation

Salary

For the NEOs, the Compensation Committee determines salary and any increases after reviewing individual performance, conducting internal compensation comparisons and reviewing compensation in the Survey Group. We also take into account other factors such as an individual’s prior experience, total mix of job responsibilities versus market comparables and internal equity. The Compensation Committee consults with our CEO (except as to his own compensation) regarding salary decisions for NEOs. We review salaries upon promotion or other changes in job responsibility.

As the result of our regular, cyclical review of salaries, the annual base salaries for our NEOs were established for 2014 as set forth below. The 2014 increases for NEOs who were employed throughout 2013 ranged from 0% to approximately 3%, and averaged approximately 1%.

	2014 Salary	2013 Salary
Name	($)	($)	What We Took Into Consideration in Setting 2014 Salaries

Mr. Tague(1)	1,450,000	N/A	•	Offering a competitive salary in connection with Mr. Tague’s appointment as Chief Executive Officer of our Company in November 2014
Mr. Kennedy	660,000	660,000	•	Offering a competitive salary in connection with Mr. Kennedy’s appointment as Chief Financial Officer in December 2013
Mr. MacDonald(1)	1,100,000	N/A	•	Offering a competitive salary in connection with Mr. MacDonald’s appointment as Chief Executive Officer of HERC in June 2014(2)
Mr. Taride(3)	637,897	624,166	•	The overall performance of our Rent-A-Car International business unit in 2013
			•	Mr. Taride’s performance in managing our worldwide expansion of our new and existing brands
Mr. Stuart	505,000	495,000	•	Mr. Stuart’s performance in managing and expanding our marketing efforts for all of our brands
			•	Mr. Stuart’s role in preserving and expanding our relationships with key customers
Mr. Broome	394,500	383,000	•	Mr. Broome’s performance in managing our corporate communications strategies and stockholder outreach
Mr. Frissora	1,450,000	1,450,000	•	Mr. Frissora’s performance in managing our Company’s operations in 2013
Mr. Sider	660,000	660,000	•	The overall performance and growth of our Rent-A-Car Americas business unit in 2013
Mr. Zimmerman	536,000	520,000	•	Mr. Zimmerman’s leadership in expanding and managing our legal department in 2013
			•	Mr. Zimmerman’s performance in handling special legal projects related to our Company and HERC

(1)	The base salaries actually paid to Messrs. Tague and MacDonald were pro-rated to their respective start dates of November 21, 2014 and June 21, 2014.

(2)	Mr. MacDonald served as Chief Executive Officer of HERC from June 2014 through May 2015.

(3)	For Mr. Taride, these amounts have been converted to U.S. dollars from pounds sterling at the 12-month average rate of 1.64739.

28	Hertz Global Holdings, Inc. 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Senior Executive Bonus Plan

Our NEOs’ compensation includes an annual cash bonus computed pursuant to the terms of the Executive Incentive Compensation Plan (“EICP”), which will be described in the next section. In order that bonus payments qualify as deductible under Section 162(m) of the Internal Revenue Code (the “Code”), the actual payments are made through the Hertz Global Holdings, Inc. Senior Executive Bonus Plan (“Senior Executive Bonus Plan”), which was approved by Hertz Holdings’ stockholders at its 2010 annual meeting. Payments under the Senior Executive Bonus Plan are intended to qualify as performance-based compensation under Section 162(m) of the Code. Under the terms of the Senior Executive Bonus Plan, the maximum amount of a payment (1) to our CEO is limited to 1% of our EBITDA, as defined in “Non-GAAP Measures” below, for a performance period and (2) to our other participants is limited to 0.5% of our EBITDA for a performance period. If our EBITDA is greater than $0, our NEOs will become eligible for an award under the EICP, the subplan under which our Compensation Committee exercises its discretion to reduce the size of the awards payable under the Senior Executive Bonus Plan. Although our Compensation Committee exercises discretion to reduce annual incentives under the Senior Executive Bonus Plan, it may not increase the payments.

As will be described below, different cash bonus arrangements applied to Messrs. Tague and MacDonald because they were hired in 2014 after the performance period was well under way. See “Cash Bonus for John P. Tague” and “Cash Payments to Brian P. MacDonald” for descriptions of their arrangements.

Annual Cash Incentive Program (EICP)

How We Determined the 2014 EICP Awards

To determine the EICP awards, our Compensation Committee reviewed our performance against the established performance criteria, reviewed individual performance and approved the EICP award payments for the NEOs. To arrive at the annual award, the NEO’s salary was multiplied by a specified target (the “Target Award”), which was further multiplied by modifiers noted in the table below:

		Corporate		Business Unit		Individual		Annual Incentive
Target Award	X	Performance	X	Modifier(2)	X	Performance	=	Payout
		Modifier(1)				Modifier(3)
				(75% to 125%)		(0% to 150%)		(EICP Award)

(1)	The Corporate Performance Modifier is designed to reward our Company’s overall financial performance and is based on the weighted average of our Company’s API, return on total capital and revenue.

(2)	The Business Unit Modifier is designed to reward the performance of individual business units and, for corporate employees, the weighted average of each individual business unit’s performance.

(3)	The Individual Performance Modifier is designed to reward the individual performance of our NEOs.

Target Awards for 2014

The Target Award for 2014 was a percentage of the NEO’s 2014 base salary. In general, the Compensation Committee considered the experience, responsibilities, title and historical performance of each particular NEO when determining Target Awards.

Hertz Global Holdings, Inc. 2015 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS

Each NEO’s 2014 Target Award as a percentage of base salary as of December 31, 2014 was as follows:

	Target Award as a	Salary as of
	% of Salary	December 31, 2014	Target Award
Named Executive Officer	(%)	($)	($)

Mr. Kennedy	85	660,000	561,000
Mr. Taride(1)	85	637,897	542,213
Mr. Stuart	75	505,000	378,750
Mr. Broome	70	394,500	276,150
Mr. Frissora	170	1,450,000	2,465,000
Mr. Sider	85	660,000	561,000
Mr. Zimmerman	80	536,000	428,800

(1)	For Mr. Taride, these amounts have been converted to U.S. dollars from pounds sterling at the 12-month average rate of 1.64739.

Corporate Performance Modifier for 2014

The chart below summarizes the financial performance elements of the 2014 Corporate Performance Modifier. In early 2014, the Compensation Committee reviewed each element of the 2014 Corporate Performance Modifier. From this review, the Compensation Committee elected to continue using API and revenue as Corporate Performance Modifiers and replaced economic value added, or EVA® (a registered trademark of Stern Stewart and Co.) with return on total capital. Like EVA®, return on total capital provides a relative measure of our profitability compared to our invested capital, however we believe that return on total capital is the measure more commonly used by analysts who follow Hertz Holdings. The financial performance elements contained the same weights as those used in the 2013 Corporate Performance Modifier, with the exception of return on total capital, which entirely replaced the 40%-weighted EVA® metric.

Corporate Performance Modifier-Financial Performance Element Summary
		U.S.
Criteria	Weight	GAAP?	What It Is	Why We Use It
Adjusted Pre-Tax Income (“API”)	40%	No	Equal to our income before acquisition accounting charges, non-cash interest items, income taxes, minority interest, restructuring expenses, significant one-time items and non-cash “mark-to-market” income and expense	API allows management to assess the operational performance of our business, exclusive of the items previously mentioned that do not reflect our operating performance
Return on Total Capital	40%	No	Equal to API plus our gross interest expense and the expense for equity awards divided by the average total capital balance for each of the four relevant quarters. Total capital balance is defined as average assets, including goodwill, other intangibles and other acquisition accounting related balances, minus average non-interest bearing liabilities	Return on total capital measures our profitability relative to our capital structure
Revenue	20%	Yes	Our Company’s revenue	Revenue is a strong indicator of how our Company is performing overall

30	Hertz Global Holdings, Inc. 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee set goals for each of API, return on total capital and revenue. The Compensation Committee then measured our performance against each of the goals to determine a modifier for each financial performance element and an overall Corporate Performance Modifier. The target level for each of API, revenue and return on total capital was based upon our business plan.

Calculation of the Corporate Performance Modifier-Targets and Results

The following were the fiscal 2014 financial performance criteria targets set by the Compensation Committee and our actual performance as compared to such targets (dollars in millions):

2014 Corporate Performance Modifier
			Return on
	API	Revenue	Total Capital
	(40% Weight)	(20% Weight)	(40% Weight)

Threshold(1)	$1,196.3	$10,971.6	12.11%
Target = 100% Multiplier	$1,329.2	$11,549.1	13.46%
High Performance Level(2)	$1,528.6	$12,415.3	15.48%
Actual Results	$417.9	$11,017.6	5.99%
Payout Factor	0.0%	63.2%	0.0%
Corporate Performance Modifier		12.6%

(1)	Any API, revenue or return on total capital results that equal the threshold receive a 60% multiplier. Any API, revenue or return on total capital results that are below the threshold receive a 0% multiplier.

(2)	Any API, revenue or return on total capital results that equal the high performance level receive a 160% multiplier.

For financial performance criteria, linear interpolation was used to determine the multiplier for results that were between the threshold and target and target and high performance level.

We disclosed our actual API, as well as detailed reconciliations of this Non-GAAP measure, in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s 2014 Annual Report under the caption “Footnotes to the Results of Operations and Selected Operating Data by Segment Tables.”

We calculate return on total capital as (1) net operating profit before taxes divided by (2) total capital. We calculate net operating profit before taxes as API plus our gross interest expense and the expense for equity awards. Total capital for any particular quarter is calculated as average assets, including goodwill, other intangibles and other acquisition accounting related balances, minus average non-interest bearing liabilities. In order to determine an annual amount for total capital, we take the sum of the total capital balance for each of the four relevant quarters and divide by 4.

Business Unit Modifier for 2014

Based upon management’s recommendation, our Compensation Committee determined that it was important to provide incentives to our NEOs to achieve strategic initiatives for our Hertz Rent-A-Car Americas, Hertz Rent-A-Car International and Hertz Equipment Rental business units for 2014. The business units used in the EICP differ slightly from the reporting segments the Company uses for its financial statements because the Compensation Committee desires to use business units which reflect the overall geographic and functional roles for which the relevant executive officers are responsible, notwithstanding the accounting guidance used for segment reporting purposes. NEOs responsible for to a specific business unit are eligible to have their EICP awards adjusted by the Business Unit Modifier relating to that business unit. NEOs in our corporate centers had

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COMPENSATION DISCUSSION AND ANALYSIS

their EICP awards adjusted by weighting Hertz Rent-A-Car Americas: 50%, Hertz Rent-A-Car International 25%, and Hertz Equipment Rental 25%. For 2014, the Compensation Committee determined a target for each strategic objective and then measured the 2014 results against the target to determine an overall performance figure. The Business Unit Modifier can range from 75% to 125%.

For the Hertz Rent-A-Car Americas business unit, the strategic goal approved by our Compensation Committee was achievement of a specified level of cost synergies, weighted at 100% of the overall score. Since the result was less than 75% of the target, the total Business Unit Modifier was set at the minimum, 75%.

Hertz Rent-A-Car Americas
	Target	Result	Total Modifier
Strategic Goal	($ in millions)	($ in millions)	(%)

Cost Synergies	249	37.3	75.0

For the Hertz Rent-A-Car International business unit, the strategic goals approved by our Compensation Committee were: spread value per unit, net promoter score and cost synergies. Each strategic goal was weighted at 33⅓% of the overall score.

Hertz Rent-A-Car International
			Total Modifier
Strategic Goal	Target	Result	(%)

Spread Value Per Unit(1)	$766.8	$767.60	103.1
Net Promoter Score(2)	52.0%	50.4%	75.0
Cost Synergies	$100 million	$83.7 million	83.7
Total Modifier			87.3

(1)	Spread value per unit was measured as revenue per unit less vehicle depreciation per unit.

(2)	Net Promoter Score is a customer satisfaction metric.

For the Hertz Equipment Rental business unit, the strategic goals approved by our Compensation Committee were: dollar utilization, fleet efficiencies and employee satisfaction. Each strategic goal was weighted at 33⅓% of the overall score. For 2014, the Compensation Committee determined that the Business Unit Modifier for Hertz Equipment Rental was as follows:

Hertz Equipment Rental
	Target	Result	Modifier
Strategic Goal	(%)	(%)	(%)

Dollar Utilization(1)	37.8	36.17	75.0
Fleet Efficiencies(2)	5.0	2.8	78.0
Employee Satisfaction(3)	+0.00	+0.04	108.0
Total Modifier			87.0

(1)	Dollar utilization was measured as our annualized rental revenue divided by the original equipment cost of our equipment rental fleet relative to our business plan.

(2)	Fleet efficiencies was measured as the improvement in fleet unavailable for rent, which is determined by comparing the fleet that cannot be rented due to factors under our general control to our total equipment fleet. This metric is improved by reducing the amount of time that our fleet is unavailable for rent.

(3)	Employee satisfaction was measured through an employee pulse survey score.

32	Hertz Global Holdings, Inc. 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Corporate-weighted Business Unit Modifier used for our NEOs who do not report to a specific business unit was determined using the weighting described above, and equaled 81.1%.

Below is a chart that indicates, for each NEO listed, (i) the specific business unit to which each NEO reports, or in the case of the corporate center executives, the Corporate weighted-average of all of the business units, and (ii) the Business Unit Modifier for the business unit or Corporate-weighted average as set forth above.

		Business
		Unit Modifier
Named Executive Officer	Business Unit	(%)

Mr. Kennedy	Corporate-weighted average of business units	81.1
Mr. Taride	Hertz Rent-A-Car International	87.3
Mr. Stuart	Corporate-weighted average of business units	81.1
Mr. Broome	Corporate-weighted average of business units	81.1
Mr. Frissora	Corporate-weighted average of business units	81.1
Mr. Sider	Hertz Rent-A-Car Americas	75.0
Mr. Zimmerman	Corporate-weighted average of business units	81.1

Individual Performance Modifier for 2014

Annually, our CEO assesses the individual performance of the NEOs (excluding himself), taking into account multiple factors beyond the specific metrics outlined above. In early 2015, after taking into consideration Mr. Tague’s recommendations, the Compensation Committee set the Individual Performance Modifier at 100% for Messrs. Taride, Stuart and Broome. Each of Messrs. Frissora, Sider and Zimmerman received an Individual Performance Modifier of 100% based on the terms of their respective separation agreement.

2014 Senior Executive Bonus Plan Payouts

The chart below shows how each NEO’s 2014 Senior Executive Bonus Plan award was calculated under the EICP:

			Corporate				Individual
			Performance		Business Unit		Performance
	Target Award		Modifier		Modifier		Modifier		Payout
Named Executive Officer	($)	X	(%)	X	(%)	X	(%)	=	($)

Mr. Kennedy(1)	561,000		12.6		81.1		100		280,500
Mr. Taride(2)	542,213		12.6		87.3		100		59,638
Mr. Stuart	378,750		12.6		81.1		100		38,703
Mr. Broome	276,150		12.6		81.1		100		28,219
Mr. Frissora(3)	2,465,000		12.6		81.1		100		178,047
Mr. Sider(3)	561,000		12.6		75.0		100		33,406
Mr. Zimmerman(3)	428,800		12.6		81.1		100		40,696

(1)	For Mr. Kennedy, the Compensation Committee took into account Mr. Kennedy’s performance in managing the Company’s accounting functions in 2014 in light of (i) the ongoing restatement of periods before Mr. Kennedy joined the Company and (ii) Mr. Kennedy’s extraordinary efforts in reviewing and evaluating the financial statements and internal audit function of the Company, and used its discretion to award Mr. Kennedy 50% of his target award ($280,500) instead of the $57,326 payout contemplated by the terms of the EICP.

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COMPENSATION DISCUSSION AND ANALYSIS

(2)	For Mr. Taride, these amounts have been converted to U.S. dollars from pounds sterling at the 12-month average rate of 1.64739.

(3)	For Messrs. Frissora, Sider and Zimmerman, these amounts were pro-rated pursuant to each executive’s separation agreement, which provided for Mr. Frissora to receive 71%, Mr. Sider to receive 63% and Mr. Zimmerman to receive 93% of the EICP bonus earned by each respective executive for 2014.

Cash Bonus for John P. Tague

In connection with the hiring of John P. Tague as CEO, Hertz Holdings entered into a term sheet and later an employment agreement with Mr. Tague setting forth his annual bonus for 2014. Pursuant to his term sheet and employment agreement, Mr. Tague received a guaranteed bonus of $108,750. Mr. Tague’s bonus was calculated as follows:

	Target Award as a		Salary as of		Minimum Factor		Pro-rated for
	% of Salary		December 31, 2014		Per Term Sheet		2014 Year
Named Executive Officer	(%)	X	($)	X	(%)	X	Service	=	Bonus Award($)

Mr. Tague	150%		1,450,000		60		1/12		108,750

Mr. Tague did not participate in the Senior Executive Bonus Plan in 2014, but will be a participant in 2015.

Cash Payments to Brian P. MacDonald

In connection with the hiring of Mr. MacDonald in June 2014, Hertz Holdings entered into an employment agreement with Mr. MacDonald. The terms of the employment agreement provided that Mr. MacDonald would be entitled, at minimum, to his target award (target was 130% of base salary) as pro-rated for his June 2, 2014 start date. In light of the performance of the Company under the Senior Executive Bonus Plan and the EICP, Mr. MacDonald was awarded a total of $834,493, the minimum amount as set forth under his employment agreement.

The Board elected to pay Mr. MacDonald an additional cash bonus, retroactive to the date Mr. MacDonald was appointed as interim CEO of our Company, equal to a proportionate amount of a $500,000 annual bonus, in recognition of his increased responsibilities as interim CEO, which amount was in addition to any amounts he would be entitled to receive under the Senior Executive Bonus Plan or his employment agreement. The amount of that bonus paid to Mr. MacDonald for his service as interim CEO during 2014 was $125,000.

Cash Bonus for Thomas C. Kennedy

In March 2014, the Compensation Committee, upon recommendation of our former CEO, Mr. Frissora, elected to pay Mr. Kennedy an additional cash bonus of $251,835 in recognition of his superior performance. The bonus was a one-time bonus and did not recur during the first quarter of 2015. Mr. Kennedy was also paid a sign-on bonus of $75,000 in 2014 in connection with his hire in December of 2013.

Special Award Agreement with Robert J. Stuart

As discussed under “Determining What We Pay - Compensation Philosophy and the Role of the Compensation Committee” above, our Compensation Committee wants to ensure we retain key individuals. Accordingly, on July 1, 2014, we entered into an agreement with Mr. Stuart to retain him and reward him for his valuable services to our Company. Mr. Stuart was eligible for, and was paid, $500,000 if he remained an employee of our Company on July 1, 2015. Mr. Stuart is eligible for an additional payment of $500,000 if he remains an employee of our Company on July 1, 2016. In the event Mr. Stuart is terminated without cause before July 1, 2016, Mr. Stuart will

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COMPENSATION DISCUSSION AND ANALYSIS

be eligible to be paid $500,000. In the event of Mr. Stuart’s death or disability before July 1, 2016, Mr. Stuart will be eligible to receive a pro-rated amount of his award based on the number of months he served as an employee before his death or disability. If Mr. Stuart’s employment is terminated for any other reason before July 1, 2016, he will be ineligible for any bonuses remaining under the agreement.

Modification of EICP for 2015

During late 2014 and early 2015 the Compensation Committee did an intensive review of the EICP and decided to simplify its structure to focus participants on one performance metric that is clear, understandable and drives overall business results. While a number of metrics were considered, the Compensation Committee chose the earnings metric of API to be used at both the corporate and business unit level. API is familiar to participants, it is easily understandable and it aligns incentives for all participants.

Accordingly, for 2015 API will be the primary driver of annual cash bonuses. For corporate center participants and participants who are business unit leaders at Hertz-Rent-A-Car Americas or Hertz Rent-A-Car International their annual cash bonuses will be based solely on the API of our Company. For leaders at other business units, the API of their respective business unit will be weighted at either 50% or 75% of the API metric in addition to our Company’s API performance. The maximum payout for financial performance will generally be 160% of target and, while the Individual Performance Modifier has been retained, it cannot result in payouts higher than 160%, subject to an exception for one executive officer hired in 2015 whose maximum for 2015 is 200% of target.

The Compensation Committee believes that API is the right structure for 2015. It considers 2015 a transition year and the Compensation Committee, along with management, will be doing a thorough review to evaluate what the longer term structure of EICP and the overall plan should be.

Mr. Tague’s employment agreement provides that his bonus for 2015 shall be no less than 60% of target.

Long-Term Equity Incentives

Long-term equity incentive compensation comprises a significant portion of the total compensation paid to our NEOs and in 2014 was awarded under the 2008 Omnibus Plan. Under the 2008 Omnibus Plan, the Compensation Committee has the flexibility to make equity awards based on the common stock of Hertz Holdings, including time- and performance-based awards of stock options, stock appreciation rights, restricted stock, restricted stock units, PSUs and deferred stock units.

Summary of 2014 Award Structure

The Compensation Committee continued its approach with respect to the structure and use of equity consistent with the approach used by the Company during 2013. In March 2014, PSUs were granted to certain of our NEOs as part of their annual long-term equity incentive award. PSUs represent the right to receive a share of Hertz Holdings’ common stock if certain performance goals are achieved and time periods have passed. The Compensation Committee determined that awarding long-term equity incentive awards comprised of 70% PSUs based on Corporate EBITDA and 30% based on Corporate EBITDA margin was appropriate because PSUs directly encourage our NEOs to improve and enhance our financial performance, while helping retain their services through the vesting period. In general, earning PSUs requires continued employment.

Messrs. Tague and McDonald were both hired during 2014 after the 2014 performance period was well under way and the terms of their employment arrangements provided for different long-term incentives, which will be described below under “Award Structure for John P. Tague” and “Award Structure for Brian P. McDonald.”

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COMPENSATION DISCUSSION AND ANALYSIS

Corporate EBITDA PSUs

Performance Goal

The Compensation Committee selected Corporate EBITDA as the performance goal for 70% of the PSUs granted in 2014. The Compensation Committee chose Corporate EBITDA as a performance metric because it is one of the primary metrics we use to facilitate our analysis of investment decisions, profitability and performance trends. Corporate EBITDA means “EBITDA” as that term is defined under our senior credit facilities and is further defined and reconciled to its most comparable U.S. GAAP measure in “Non-GAAP Measures” below.

Corporate EBITDA PSUs

In 2014, the Compensation Committee reaffirmed its long-term equity incentive award design by continuing to use performance goals based on Corporate EBITDA over a multi-year period. For purposes of the PSUs, management recommended, and the Compensation Committee approved, two goals. The first goal has baseline business targets for 2014 and combined 2014-2015 (the “Strategic Plan”). The second goal is a stretch plan with more difficult business targets for 2014 and combined 2014-2015 (the “Stretch Plan”) to drive increased performance with a corresponding higher payout factor.

2014 Performance Period-Heightened Goals with Lock-In Feature: To earn target (100%) or higher awards for 2014 (the maximum award was 150% of target), corporate performance had to meet Corporate EBITDA targets that exceeded the 2014 Strategic Plan. Achieving 100% of the Strategic Plan would only result in an 80% payout. Based on 2014 results, the NEOs could earn, or “lock-in” the 2014 payout factor, but would have a chance to improve upon their payout factor through meeting 2014-2015 Corporate EBITDA performance goals.

2014-2015 Performance Period-Driving Two-Year Performance: To account for the heightened difficulty in achieving the 2014 targets, the plan uses combined 2014-2015 Corporate EBITDA goals to encourage our NEOs to increase our financial performance. For 2014-2015, to earn target (100%) awards, corporate performance must achieve 100% of the Corporate EBITDA target in the combined 2014-2015 Strategic Plan. To earn the maximum awards, the NEOs must achieve 100% of the Corporate EBITDA target in the combined 2014-2015 Stretch Plan.

The amount of PSUs eligible to vest varies based upon actual performance as follows:

Performance vs. Payout Matrix-PSUs
	2014	2014-2015
	Corporate EBITDA	Corporate EBITDA	Payout
	($ in millions)	($ in millions)	(%)

Threshold	2,037.0	4,335.6	50% payout
			(no payout below threshold)
Intermediate	2,263.3	4,624.6	80% payout
Target	2,379.5	4,817.3	100% payout
Maximum	2,829.1	5,064.6	150% payout

Straight line interpolation was used to determine the payout for Corporate EBITDA results that were between the various levels.

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COMPENSATION DISCUSSION AND ANALYSIS

Actual Corporate EBITDA for 2014 was $1,331 million. This amount was below the threshold, resulting in the NEOs earning none of the PSUs eligible to be earned for 2014. While the NEOs can potentially earn PSUs in 2015 for combined 2014-2015 Corporate EBITDA performance, it is not expected that Corporate EBITDA performance in combined 2014-2015 will exceed the threshold performance level of $4,335.6 million, so the NEOs will likely earn none of the PSUs granted in 2014. If earned for the 2014-2015 combined performance period, the PSUs would vest 66⅔% in 2016 and 33⅓% in 2017.

Corporate EBITDA Margin PSUs

Performance Goal

In 2014, the Compensation Committee continued its practice of granting 30% of the total PSUs with Corporate EBITDA margin as the performance metric. The Compensation Committee believed that (i) awarding 30% of the total PSUs based on Corporate EBITDA margin provided appropriate incentives to promote our Company’s performance and enhance retention of our NEOs and (ii) the use of Corporate EBITDA margin would motivate our NEOs to increase our Company’s Corporate EBITDA (which forms the other 70% portion of our Company’s equity awards) in a responsible and sustainable way.

To earn Corporate EBITDA margin PSUs, the NEOs needed to achieve a Corporate EBITDA margin level of at least 75% of the Corporate EBITDA margin level in 2013 of 19.0%, or 14.25%. The Compensation Committee selected this goal in order to preserve a minimum level of financial performance while encouraging the overall increase in Corporate EBITDA. If the Corporate EBITDA margin for 2014 equaled or exceeded 14.25%, then the NEOs were eligible to earn the entire award. If the Corporate EBITDA margin for 2014 did not equal or exceed 14.25%, then the NEOs would not earn any of the award. The Compensation Committee believed that this “all or nothing” framework reinforced our compensation philosophy and provided appropriate incentives in light of the form and amount of the other equity awards granted in 2014.

In March of 2014, the Compensation Committee granted Corporate EBITDA margin PSUs. The performance conditions and vesting schedule is further summarized in the table below.

Corporate EBITDA Margin PSU Payout Matrix-3-Year Awards
Corporate EBITDA Margin	Percentage of Award Earned	Vesting Schedule
14.25% or More	100% of Award	33⅓% in 2015, 2016 and 2017
Less than 14.25%	0% of Award	N/A

Corporate EBITDA Margin Results

Actual Corporate EBITDA margin for 2014 was 12%, resulting in the NEOs forfeiting the entire amount of Corporate EBITDA margin PSUs.

Award Structure for John P. Tague

In accordance with the terms of Mr. Tague’s employment agreement, as supplemented by a letter agreement dated March 31, 2015 and a letter agreement dated June 30, 2015, he did not receive PSUs based on Corporate EBITDA or Corporate EBITDA margin, as discussed in detail under “Employment Agreements, Change in Control Agreements and Separation Agreements-Employment Agreement with John P. Tague” below. Instead, it was agreed that he would be granted a combination of (1) stock options and (2) performance stock options and PSUs measured by a different metric, payable in Hertz Holdings common stock.

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. Tague was awarded 1,000,000 stock option awards on November 21, 2014. The stock options awards consisted of 500,000 Transition Options and 500,000 Performance Options, with the following features:

•	Transition Options: 500,000 options will vest on December 31, 2015 if Mr. Tague has (i) developed and presented to the Board a business plan by December 31, 2015, that is subsequently approved by the Board and (ii) assembled a management team that is reasonably acceptable to the Board by June 30, 2015. The Transition Options shall expire December 31, 2019 or, in the event of termination prior to that date, on such earlier date as applies under Hertz Holdings’ standard form of option agreement, provided that, if Mr. Tague remains employed through December 31, 2017, any vested options shall remain outstanding through December 31, 2019 unless Mr. Tague is terminated for cause.

•	Performance Options: Up to 500,000 options will vest on December 31, 2017 subject to the achievement of certain revenue efficiency measures for the 2015-2017 period, measured by revenue per available car day. The Performance Options shall expire June 30, 2020, or, in the event of termination prior to that date, on such earlier date as applies under Hertz Holdings’ standard form of option agreement, provided that, if Mr. Tague remains employed through December 31, 2017, any vested options shall remain outstanding through June 30, 2020, unless Mr. Tague is terminated for cause. The targets for the vesting of the Performance Options is as follows:

*	If the 2015-2017 revenue efficiency measure is achieved at less than 85% of target, then no options will vest;
*	If the 2015-2017 revenue efficiency measure is achieved at 85% of target, then 50% of the options will vest;
*	If the 2015-2017 revenue efficiency measure is achieved at 100% of target or above, then 100% of the options will vest; or
*	Any results between 85% and 100% of the target will result in straight line interpolation between 50% and 100%.

The Compensation Committee has concluded that disclosure of the specific revenue efficiency target numbers at this time would result in competitive harm to our Company. The Compensation Committee believes that the targets are challenging and will require significant performance improvement over previous levels. The Compensation Committee approved the revenue efficiency metrics in early 2015.

We also agreed to award Mr. Tague 350,000 PSUs, which we expect to issue prior to December 31, 2015. The performance measures for the PSUs will be the same as the Performance Options, except that if the goal is satisfied over target, then up to an additional 50% of the target number of awards shall vest based on straight line interpolation between 100% and 115% of target.

Based on applicable SEC and accounting rules, the 500,000 Transition Options were recognized as granted in 2014. However, the Performance Options and PSUs were not recognized as granted in 2014 because our Compensation Committee did not establish revenue efficiency targets for the awards until 2015. As a result, only the Transition Options will be reported in Mr. Tague’s compensation in 2014. The Board and the Compensation Committee do not intend to grant Mr. Tague any additional equity awards for 2015. For more information about Mr. Tague’s equity awards and the compensation we reported for such equity awards see “2014 Summary Compensation Table” and “2014 Grants of Plan Based Awards” below.

Award Structure for Brian P. MacDonald

Pursuant to the terms of Mr. MacDonald’s employment arrangements, he did not receive the PSUs described above. As detailed below, under “Employment Agreements, Change-in-Control Agreements and Separation Agreements - Other Named Executive Officers - Employment Arrangements with Brian P. MacDonald,” we agreed to issue Mr. MacDonald PSUs based on different EBITDA metrics (including the EBITDA of HERC), as well as certain additional equity awards if HERC became a separate publicly traded company. Mr. MacDonald separated from employment prior to vesting in any of his awards and accordingly, they were all forfeited, with a cash payment made to Mr. MacDonald in lieu of such awards pursuant to his letter agreement.

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COMPENSATION DISCUSSION AND ANALYSIS

Structure of 2015 Long-Term Equity Incentives

Changes to our Long-Term Incentive Plan

During late 2014 and early 2015 the Compensation Committee reviewed the structure of the long-term incentive plan and concluded that significant changes to the plan were needed to create the right incentives and strongly align employee and Hertz Holdings’ stockholder interests. The following changes were implemented in 2015:

Corporate EBITDA PSUs will now be paid out based on a three-year (instead of the current two-year) performance period and will comprise 50% (instead of the previous 70%) of each NEO’s long-term equity award. EBITDA targets have been established for 2015, 2016, and 2017, and these targets are both significantly higher than 2014 EBITDA and increase each year (the 2016 target is 11% higher than 2015 and the 2017 target is 10% higher than 2016). 1/3 of the PSUs will be earned each year on an all-or-nothing basis, depending on whether that year’s target is met. Assuming continued employment, earned PSUs will vest as a single tranche at the end of three years after the certification of results for the last performance period covered by the award. The PSUs were generally granted in April 2015, except, due to SEC rules, PSUs will not be granted to executive officers, including the NEOs, until Hertz Holdings files an effective registration statement on Form S-8. Hertz Holdings expects to grant such awards prior to December 31, 2015.

Corporate EBITDA Margin PSUs have been eliminated.

Stock options were issued in February of 2015 in an amount equal to the other 50% of each NEO’s intended equity award. Options vest 25% each year on the anniversary of grant and expire five years after the date of grant. The use of stock options reflects the Compensation Committee’s view that stockholder interests are best advanced at this time with a stock incentive that only provides value when the price of Hertz Holdings’ common stock increases and, because the stock options expire after five years, requires that price improvement occur in the short- to medium- time frame.

Corporate EBITDA PSUs Granted in 2012 and 2013

We granted Corporate EBITDA PSUs in both 2012 and 2013, which had the same structure as the 2014 Corporate EBITDA PSUs. PSUs could be earned by the greater of (i) Corporate EBITDA performance in the first year or (ii) Corporate EDITBA performance for the combined first two years. In the spring of 2014, the Compensation Committee certified actual Corporate EBITDA for 2012-2013 of $3,670.2 million, resulting in the NEOs earning 98.4% of the target amount of 2012 PSUs. In the spring of 2014, the Compensation Committee certified actual Corporate EBITDA for 2013 of $2,043.7 million, resulting in the NEOs earning 66.0% of the target amount of 2013 PSUs eligible to be earned for 2013.

Two of the three tranches of the 2012 PSUs have vested based on 98.4% performance, but the vesting of the third tranche, which would normally have been paid in early 2015 to participants who satisfied the service requirement, was delayed pending restatement of the Company’s financials. The first tranche of the 2013 PSUs vested based on 66.0% performance in 2014, but the payment of the second tranche, which would normally have been paid in early 2015 to participants who satisfied the service requirement, was also delayed pending restatement of the Company’s financials.

In 2015, after taking into account the change in our Corporate EBITDA for 2012 and 2013 as a result of restated financials, the Compensation Committee certified that the correct payout percentage for the 2012 grant was 82.8%, not 98.4%. This payout percentage was based on the Compensation Committee’s determination that actual Corporate EBITDA for 2012, as restated, was $1,554 million, and that actual Corporate EBITDA for

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COMPENSATION DISCUSSION AND ANALYSIS

2013, as restated, was $2,001 million, which resulted in 2012-2013 EBITDA of $3,555 million. These restated performance figures resulted in a payout percentage for 2012 performance of 78.9% and a payout percentage for combined 2012-2013 performance of 82.8%.

In 2015, after taking into account the change in our Corporate EBITDA for 2013 as a result of restated financials, and our 2014 Corporate EBITDA, the Compensation Committee certified that the correct payout percentage for the 2013 grant was 60.0%, not 66.0%. This payout percentage was based on the Compensation Committee’s determination that actual Corporate EBITDA for 2013, as restated, was $2,001 million and that Corporate EBITDA for 2014 was $1,331 million, which resulted in 2013-2014 Corporate EBITDA of $3,332 million. These performance figures resulted in a payout percentage for 2013 performance of 60.0% and no change to the payout percentage for combined 2013-2014 performance.

The Compensation Committee reviewed the Company’s alternatives and, after receiving legal advice and extensive input from senior management, determined that, for all recipients of 2012 and 2013 PSUs, including all the NEOs, any remaining payouts due under the 2012 and 2013 PSUs would be reduced to reflect the restated financials. Accordingly, the final payout under the 2012-2013 PSUs and the second payout under the 2013-2014 PSUs will be reduced in an amount that results in senior executives receiving total payouts based on the restated numbers. Specifically, (1) the third tranche of the 2012 PSUs will be reduced to 51.6% of target, so that combined payouts equal 82.8% of target, and (2) the second tranche of the 2013 PSUs will be reduced to 54.0% and the third tranche will be 60.0%, resulting in an aggregate payout of 60.0%.

Policies on Timing of Equity Awards

It is Hertz Holdings’ general practice not to issue equity awards with a grant date that occurs during regularly scheduled blackout periods. It is also Hertz Holdings’ policy not to determine the exercise price or the number of equity awards to be granted based on market conditions prior to the date on which such equity awards were granted.

Other Compensation Elements

Retirement Benefits

In 2014, we made significant changes to the retirement and savings plans for our employees. Historically, we maintained three non-qualified, unfunded pension plans for certain of our U.S.-based senior executives, including our NEOs. These three plans were The Hertz Corporation Supplemental Retirement and Savings Plan, or “SERP” (in which no NEO participated), The Hertz Corporation Benefit Equalization Plan, or “BEP,” and The Hertz Corporation Supplemental Executive Retirement Plan, or “SERP II.” Effective December 31, 2014, the Company permanently discontinued future benefit accruals participation under the BEP and SERP II. Service will continue to be recognized for vesting and retirement eligibility. The material terms of these plans are summarized below under “- Pension Benefits.”

We also maintain a post-retirement assigned car benefit plan under which we provide certain senior executives who, at the time of retirement, are at least 58 years old and have been an employee of the Company for at least 20 years, with a car from our fleet and insurance on the car for the participant’s benefit. The assigned car benefit is available for 15 years post-retirement or until the participant reaches the age of 80, whichever occurs last. As of June 30, 2015, Mr. Taride has satisfied both the minimum service and the minimum age requirement and Messrs. Tague, Kennedy and Stuart had satisfied neither the minimum service nor the minimum age requirement. Messrs. Broome, Frissora, MacDonald, Sider, and Zimmerman did not qualify for this benefit at the time of their respective separation.

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COMPENSATION DISCUSSION AND ANALYSIS

Perquisite Policy

We provide perquisites and other personal benefits to our NEOs that we and our Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The NEOs are generally provided use of company cars, financial planning and tax preparation assistance and annual physicals. In addition, our CEO uses corporate aircraft for personal and business related air travel. Attributed costs of these personal benefits for the NEOs for the fiscal year ended December 31, 2014 are included in the “All Other Compensation” column of the Summary Compensation Table. The Compensation Committee periodically reviews our perquisite policies as required.

We also maintain a relocation policy that provides for the payment of relocation expenses in certain instances, including the relocation of our new hires and senior executives to our corporate headquarters in Florida.

We use corporate aircraft for the purpose of encouraging and facilitating business travel by our senior executives (primarily our CEO) and directors, generally for travel in the United States and, less frequently, internationally. Our Compensation Committee regularly reviews aircraft usage by the NEOs and the expenses associated with such usage.

Employment and Severance Arrangements

Hertz Holdings has entered into change in control agreements (“Change in Control Agreements”) covering all NEOs and a severance plan (the “Severance Plan for Senior Executives”) covering all of our NEOs who are currently employed by us, other than Mr. Tague, whose employment arrangement covers severance outside of a change in control. In adopting these arrangements, it was the intention of Hertz Holdings to provide our senior executives with severance arrangements that they would view as appropriate in light of their existing arrangements, while at the same time considering the terms of arrangements provided by our peer companies.

The purpose of the individual Change in Control Agreements is to provide payments and benefits to the covered executives in the event of certain qualifying terminations of their employment following a change in control of Hertz Holdings, and the purpose of the Severance Plan for Senior Executives is to provide payments and benefits to the covered executives in the event of certain other qualifying terminations of their employment. The terms of the Change in Control Agreements and Severance Plan for Senior Executives are described in “Employment Agreements, Change in Control Agreements and Separation Agreements.”

Five of our NEOs (Messrs. Sider, Frissora, Zimmerman, MacDonald and Broome) separated from service during 2014 or during 2015. In each case the circumstances of the separation qualified them for severance benefits, either under the terms of their employment agreements (Messrs. Frissora and MacDonald) or the Severance Plan for Senior Executives. Payments under each of their Separation Agreements are described below under “Employment Agreements, Change in Control Agreements and Separation Agreements.”

Our Policy and Practices for Recovering Bonuses in the Event of a Restatement

Hertz Holdings maintains a clawback policy to promote responsible risk management and to help ensure that the incentives of our management are aligned with those of Hertz Holdings’ stockholders. The clawback policy applies to all of our employees who are at the director level and above, including our NEOs, and covers:

•	All annual incentives (including awards under the Senior Executive Bonus Plan),

•	Long-term incentives,

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COMPENSATION DISCUSSION AND ANALYSIS

•	Equity-based awards (including awards granted under the 2008 Omnibus Plan), and

•	Other performance-based compensation arrangements.

The policy provides that a repayment obligation is triggered if the Compensation Committee determines that the employee’s gross negligence, fraud or willful misconduct caused or contributed to the need for a restatement of Hertz Holdings’ financial statements within three years of the issuance of such financial statements.

In addition, Hertz Holdings adopted new forms of equity award agreements in 2015 with enhanced clawback provisions. Hertz Holdings’ clawback policy and any related plans or award agreements will be further revised, to the extent necessary, to comply with any rules promulgated by the SEC pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Stock Ownership Guidelines and Hedging Policy

Stock Ownership Guidelines

Hertz Holdings has stock ownership guidelines for our senior executives and non-employee directors. The guidelines establish the following target ownership levels:

•	Equity equal to five times base salary for our CEO;

•	Equity equal to three times base salary for our CFO and business unit heads;

•	Equity equal to one times base salary for our other senior executives; and

•	Equity equal to three times annual cash retainer for non-employee directors.

Senior executives and non-employee directors have five years to reach the target ownership levels. Senior executives subject to the guidelines are permitted to count towards the target ownership levels shares owned outright or in trust, shares owned through Hertz Holdings’ Employee Stock Purchase Plan, the approximate after-tax value of unvested restricted stock units (i.e., 50% of unvested restricted stock units) and the approximate after-tax value of PSUs if the performance criteria has been met, even if the service requirement has not been met (i.e., 50% of PSUs if performance criteria is met). Non-employee directors subject to the guidelines are permitted to count towards the target ownership levels shares owned outright or in trust and the approximate after-tax value of phantom shares (i.e., 50% of phantom shares).

Pledging and Hedging Policy

In February of 2013, Hertz Holdings’ modified its policy regarding trading in Hertz Holdings’ securities to prohibit employees and directors from entering into any type of arrangement, contract or transaction which has the effect of pledging shares or hedging the value of Hertz Holdings’ common stock.

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COMPENSATION DISCUSSION AND ANALYSIS AND COMPENSATION COMMITTEE REPORT

Tax and Accounting Considerations

Section 162(m) of the Code operates to disallow public companies from taking a federal tax deduction for compensation in excess of $1 million paid to certain of its executive officers, excluding performance-based compensation that meets requirements mandated by the statute. As part of its role, our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. Hertz Holdings’ stockholders approved the 2008 Omnibus Plan so that awards granted under the plan may qualify as performance-based compensation. In addition, EICP payments for 2014 were generally paid to executive officers under the Senior Executive Bonus Plan, which was approved by Hertz Holdings’ stockholders at its 2010 annual meeting and is designed to qualify as tax-deductible under Section 162(m) of the Code. When appropriate, our Compensation Committee intends to preserve deductibility under Section 162(m) of the Code of compensation paid to our NEOs. However, changes in tax laws (and interpretations of those laws), as well as other factors beyond our control, may affect the deductibility of executive compensation. Further, in certain situations, our Compensation Committee may approve compensation that will not meet these requirements in order to ensure the total compensation for our NEOs is consistent with the policies described above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with members of management. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
Linda Fayne Levinson, Chair
Michael J. Durham
Carolyn N. Everson
Daniel A. Ninivaggi

Hertz Global Holdings, Inc. 2015 Proxy Statement	43

SUMMARY COMPENSATION TABLE

2014 SUMMARY COMPENSATION TABLE

The following table, or the “Summary Compensation Table,” summarizes the compensation earned in each of the fiscal years noted by our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)		Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value(3) ($)	All Other Compensation(4) ($)	Total ($)

John P. Tague	2014	145,000	108,750	—		3,571,000	—	—	51,764	3,876,514
Chief Executive Officer
Thomas C. Kennedy	2014	660,000	326,835	1,607,239		—	280,500	—	537,226	3,411,800
Chief Financial Officer	2013	38,077	—	341,576		—	48,165	—	—	427,818
Brian P. MacDonald	2014	634,616	125,000	3,015,370	(5)	—	834,493	—	157,154	4,766,633
Interim Chief Executive Officer
and Former CEO, HERC
Michel Taride(6)	2014	633,322	—	1,315,004		—	59,638	663,898	68,809	2,740,671
Group President,	2013	587,735	—	1,266,586		—	498,200	210,381	89,940	2,652,842
Rent-A-Car International	2012	579,431	—	1,058,954		—	498,873	323,591	360,253	2,821,102
Robert J. Stuart	2014	502,308	—	1,168,887		—	38,703	267,200	41,683	2,018,781
Executive VP,
Sales and Marketing
Richard D. Broome	2014	391,404	—	535,738		—	28,219	164,100	73,181	1,192,642
Former Executive VP,
Corporate Affairs and
Communications
Mark P. Frissora	2014	1,037,308	—	6,769,870		—	178,047	52,700	10,815,109	18,853,034
Former Chief Executive Officer	2013	1,423,750	—	8,174,233		—	2,748,734	2,835,800	1,156,042	16,338,559
	2012	1,308,750	—	6,452,426		—	4,211,096	1,952,200	592,796	14,517,268
Scott P. Sider	2014	431,539	—	3,250,070	(7)	—	33,406	37,800	2,785,116	6,537,931
Former Group President,	2013	645,000	—	2,200,844		—	437,861	1,414,200	184,373	4,882,278
Rent-A-Car Americas	2012	587,500	—	1,576,449		—	775,609	1,754,900	24,904	4,719,362
J. Jeffrey Zimmerman	2014	511,077	—	2,253,006	(7)	—	40,696	181,000	1,732,759	4,718,538
Former General Counsel	2013	515,000	—	1,308,461		—	462,072	314,500	611,632	3,211,665
and Secretary	2012	487,625	—	939,158		—	643,096	359,600	22,486	2,451,965

(1)	The value for each of the years in this Summary Compensation Table reflects the full grant date fair value. These amounts were computed pursuant to FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the note entitled “Stock-Based Compensation” in the notes to our Company’s consolidated financial statements in our 2014 Annual Report. Vesting of the Corporate EBITDA PSUs granted in 2014 were subject to our achievement of certain pre-determined financial performance goals during 2014 and subject to upward adjustment based on financial performance goals for combined 2014-2015. The “Stock Awards” column above reflects the grant date fair values of the target number of PSUs that were eligible to vest based on our financial performance goals for 2014, which for accounting purposes is the probable outcome (determined as of the grant date) of the performance-based condition applicable to the grant. This column also reflects the grant date fair value of the Corporate EBITDA margin-based PSUs also granted in 2014. The following table below presents the aggregate grant date fair value of the Corporate EBITDA PSUs grants assuming that (i) the actual outcome occurred, a 0% payout, and the awards were not subject to increase based on combined 2014-2015 financial performance and (ii) the highest level of performance condition would be achieved, resulting in a 150% payout.

	2014 Performance Stock Unit Awards Based on Corporate EBITDA
Name	Aggregate Grant Date Fair Value (Based on Actual Outcome) ($)	Aggregate Grant Date Fair Value (Based on Maximum Performance) ($)

Kennedy	—	1,687,621
Taride	—	1,380,766
Stuart	—	1,227,339
Broome	—	562,540
Frissora	—	7,108,348
Sider	—	1,717,253
Zimmerman	—	1,304,053

44	Hertz Global Holdings, Inc. 2015 Proxy Statement

SUMMARY COMPENSATION TABLE

(2)	2014 amounts reflect amounts under the Senior Executive Bonus Plan for 2014 performance that were paid in 2015.

(3)	Amounts include annual changes in the actuarial present value of accumulated pension benefits. The present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our Company’s financial statements. See the note entitled “Employee Retirement Benefits” in the notes to our consolidated financial statements in our 2014 Annual Report.

(4)	Includes the following for 2014:

Name	Personal Use of Aircraft (a)	Personal Use of Car and Driver (b)	Financial Planning Assistance	Housing and Other	Perquisites Subtotal	Life Insurance Premiums	Company Match on 401(k) Plan	Relocation (c)	Tax Assistance (d)	Severance and Other (e)	Total Perquisites and Other Compensation

Tague	31,450	—	—	—	31,450	—	—	11,975	8,339	—	51,764
Kennedy	—	10,988	—	—	10,988	428	—	305,233	220,577	—	537,226
MacDonald	—	7,478	—	—	7,478	303	—	87,641	61,732	—	157,154
Taride(f)	—	5,291	11,728	—	17,019	5,468	—	—	—	46,322	68,809
Stuart	—	12,526	3,250	—	15,776	880	7,800	10,000	7,227	—	41,683
Broome	—	20,909	4,000	—	24,909	1,190	7,800	22,803	16,479	—	73,181
Frissora	109,911	73,897	—	2,917	186,725	3,118	7,800	—	—	10,617,466	10,815,109
Sider	—	10,600	2,725	—	13,325	734	7,650	10,000	7,227	2,746,180	2,785,116
Zimmerman	—	12,802	1,300	—	14,102	1,335	7,800	10,000	7,227	1,692,295	1,732,759

	(a)	Based on the direct costs of aircraft for each hour of personal use, which is based on the incremental cost of fuel, crew expenses, on-board catering and other, small variable costs. We exclude fixed costs which do not change based on usage from this calculation.

	(b)	For Mr. Frissora, this amount includes the incremental cost of the driver’s time and costs related to Company-provided cars. For other executives, none of whom is provided with a driver, this amount reflects the cost of depreciation and interest, if applicable.

	(c)	Amount represents the incremental costs to the Company for relocation assistance.

	(d)	Amount represents tax assistance for relocation assistance.

	(e)	For Messrs. Frissora, Sider and Zimmerman, this amount is the amount accrued or paid for severance arrangements pursuant to their respective Separation Agreement. For Mr. Taride, this represents medical expenses and other miscellaneous expenses.

	(f)	Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.64739.

(5)	The amount shown for Mr. MacDonald includes the grant date fair value of the PSUs calculated under FASB ASC Topic 718. Although the PSUs were not issued to Mr. MacDonald because Hertz Holdings did not have an effective Form S-8 registration statement on file at the date of grant, for compensation disclosure and accounting purposes they were considered granted because Hertz Holdings and Mr. MacDonald had a mutual understanding as to the key terms and conditions of the PSUs. These awards were forfeited when Mr. MacDonald separated from our Company in 2015.

(6)	Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.64739 for 2014, 1.56323 for 2013 and 1.58942 for 2012.

(7)	The amounts shown for Messrs. Sider and Zimmerman reflect the incremental increase in the fair value of outstanding awards as calculated under FASB ASC Topic 718 due to additional vesting of outstanding equity awards pursuant to each NEO’s respective separation agreement. In addition to the grant date fair value of awards shown in “2014 Grant of Plan-Based Awards” below, Mr. Sider’s amount reflects an increase of $1,614,587 and Mr. Zimmerman’s reflects an increase of $1,011,047. For more information about Mr. Sider’s separation agreement, see “Employment Agreements, Change in Control Agreements and Separation Agreements-Other Named Executive Officers-Separation Agreement with Scott P. Sider” and for more information about Mr. Zimmerman’s separation agreement, see “Employment Agreements, Change in Control Agreements and Separation Agreements-Other Named Executive Officers-Separation Agreement with J. Jeffrey Zimmerman” below.

Hertz Global Holdings, Inc. 2015 Proxy Statement	45

EXECUTIVE COMPENSATION

2014 Grants of Plan-Based Awards

The following table sets forth, for each NEO, possible payouts under all non-equity incentive plan awards granted in 2014, all grants of PSUs and stock options in 2014 and the grant date fair value of all such awards.

	Estimated future payouts under non-equity incentive plan awards(1)				Estimated future payouts under equity incentive plan awards
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)	All Other Stock Awards (#)	All Other Option Awards (#)	Exercise Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock Awards(2) ($)

John P. Tague(3)
Stock Options(4)	11/21/2014	—	—	—	—	—	—	—	500,000	22.75	3,571,000
Thomas C. Kennedy		—	561,000	—	—	—	—	—	—	—	—
PSUs(5)	3/25/2014	—	—	—	21,471	42,942	64,413	—	—	—	1,125,080
PSUs(6)	3/25/2014	—	—	—	—	18,403	18,403	—	—	—	482,159
Brian P. MacDonald(7)		834,493	834,493	—	—	—	—	—	—	—	—
PSUs	11/10/2014	—	—	—	—	—	—	114,000	—	—	2,509,140
PSUs	11/10/2014	—	—	—	—	—	—	23,000	—	—	506,230
Michel Taride		—	542,213	—	—	—	—	—	—	—	—
PSUs(5)	3/25/2014	—	—	—	17,567	35,134	52,701	—	—	—	920,511
PSUs(6)	3/25/2014	—	—	—	—	15,057	15,057	—	—	—	394,493
Robert J. Stuart		—	378,750	—	—	—	—	—	—	—	—
PSUs(5)	3/25/2014	—	—	—	15,615	31,230	46,845	—	—	—	818,226
PSUs(6)	3/25/2014	—	—	—	—	13,384	13,384	—	—	—	350,661
Richard D. Broome		—	276,150	—	—	—	—	—	—	—	—
PSUs(5)	3/25/2014	—	—	—	7,157	14,314	21,471	—	—	—	375,027
PSUs(6)	3/25/2014	—	—	—	—	6,134	6,134	—	—	—	160,711
Mark P. Frissora		—	2,465,000	—	—	—	—	—	—	—	—
PSUs(5)	3/25/2014	—	—	—	90,437	180,874	271,311	—	—	—	4,738,899
PSUs(6)	3/25/2014	—	—	—	—	77,518	77,518	—	—	—	2,030,972
Scott P. Sider		—	561,000	—	—	—	—	—	—	—	—
PSUs(5)	3/25/2014	—	—	—	21,848	43,696	65,544	—	—	—	1,144,835
PSUs(6)	3/25/2014	—	—	—	—	18,727	18,727	—	—	—	490,647
J. Jeffrey Zimmerman		—	428,800	—	—	—	—	—	—	—	—
PSUs(5)	3/25/2014	—	—	—	16,591	33,182	49,773	—	—	—	869,368
PSUs(6)	3/25/2014	—	—	—	—	14,221	14,221	—	—	—	372,590

(1)	The amounts in these columns include the “Target” amount for each NEO eligible to receive an award under the EICP at 100% of the target award. The EICP payments are based on adjusted pre-tax income, revenue and total return on total capital goals for the Company. The Senior Executive Bonus Plan, under which EICP payments are made, limits the maximum cash incentive bonus payout for our CEO and other participants. The limit is 1% of our EBITDA for a performance period for our CEO and 0.5% of our EBITDA for a performance period for other participants. For 2014, 1% of our EBITDA was $40.4 million and 0.5% of our EBITDA was $20.2 million. The Compensation Committee uses its negative discretion to make actual EICP awards using the performance metrics more specifically described in our Compensation Discussion and Analysis as a guide. Actual amounts were determined and paid in 2015 and are included in the Summary Compensation Table above. We discuss these awards under the heading “Compensation Discussion and Analysis-Annual Cash Compensation-Annual Cash Incentive Program (EICP).”

(2)	Represents the aggregate grant date fair value, computed pursuant to FASB ASC Topic 718. Please see the note entitled “Stock-Based Compensation” in the notes to the Company’s consolidated financial statements in our 2014 Annual Report for a discussion of the assumptions underlying these calculations.

(3)	Pursuant to the terms of Mr. Tague’s employment agreement, he did not receive an award under the Senior Executive Bonus Plan or grants of PSUs based on Corporate EBITDA or Corporate EDITDA margin in 2014. As described in “Employment Agreements, Change in Control Agreements and Separation Agreements-Other Named Executive Officers-Employment Agreement with John P. Tague” below, the performance goals for the Performance Options and PSUs to be awarded under his employment agreement were not finalized until 2015. As a result, such awards are not reported in this table.

(4)	Options were granted to Mr. Tague under Hertz Holdings’ 2008 Omnibus Plan. As described in the “Compensation Discussion and Analysis” above, these options will vest based on Mr. Tague’s performance in meeting specified business goals during 2015.

46	Hertz Global Holdings, Inc. 2015 Proxy Statement

EXECUTIVE COMPENSATION

(5)	Corporate EBITDA PSUs were granted to each NEO (other than Messrs. Tague and MacDonald) under Hertz Holdings’ 2008 Omnibus Plan. As described in the “Compensation Discussion and Analysis” above, the amount of PSUs eligible for vesting is subject in part to our achievement of financial performance goals during 2014 and/or combined 2014-2015. Based on 2014 Corporate EBITDA performance, none of the PSUs were earned. However, as set forth in “Compensation Discussion and Analysis-Long Term Equity Incentives-Corporate EBITDA PSUs” above, if combined 2014-2015 Corporate EBITDA performance exceeds at least the threshold level of Corporate EBITDA performance, then PSUs will be earned and vest in 2016 and 2017 to reflect the achievement of such performance.

(6)	Corporate EBITDA margin PSUs were granted to each NEO (other than Messrs. Tague and MacDonald) under Hertz Holdings’ 2008 Omnibus Plan. As described in the “Compensation Discussion and Analysis” above, the amount of PSUs eligible for vesting is subject in part to our achievement of Corporate EBITDA margin during 2014. Because the 2014 Corporate EBITDA margin target was not achieved, the entire award was forfeited.

(7)	Pursuant to the terms of Mr. MacDonald’s employment agreement, he was eligible to participate in the Senior Executive Bonus Plan for 2014. The terms of the employment agreement provided that Mr. MacDonald would be entitled, at minimum, to his target award as pro-rated for his June 2, 2014 start date. As described in “Employment Agreements, Change in Control Agreements and Separation Agreements-Other Named Executive Officers-Employment Arrangements with Brian P. MacDonald” below, Mr. MacDonald was awarded, but not issued, PSUs in 2014 that could be earned based on the performance of HERC and the Company. Although the PSUs were not issued to Mr. MacDonald because Hertz Holdings did not have an effective Form S-8 registration statement on file at the date of grant, for compensation disclosure and accounting purposes they were considered granted because Hertz Holdings and Mr. MacDonald had a mutual understanding as to the key terms and conditions of the PSUs. These awards were forfeited when Mr. MacDonald separated from our Company in 2015.

Hertz Global Holdings, Inc. 2015 Proxy Statement	47

EXECUTIVE COMPENSATION

2014 Outstanding Equity Awards at Year-End

The following table sets forth, for each NEO, details of all equity awards outstanding on December 31, 2014.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options Exercisable (#)	Number of securities underlying unexercised options Unexercisable (#)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested(1) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(1) ($)

John P. Tague(2)	—	500,000	(3)	22.75	12/31/2019	—		—	—		—
Thomas C. Kennedy	—	—		—	—	13,740	(4)	342,676	—		—
	—	—		—	—	—		—	61,345	(5)	1,529,944
Brian P. MacDonald	—	—		—	—	—		—	137,000	(6)	3,416,780
Michel Taride	200,000	—		4.56	2/28/2018	—		—	—		—
	31,766	—		9.7	3/4/2020	—		—	—		—
	21,558	21,559	(7)	14.6	3/1/2021	—		—	—		—
	—	—		—	—	15,060	(8)	375,596	—		—
	—	—		—	—	19,556	(9)	487,726	—		—
	—	—		—	—	12,698	(10)	316,688	—		—
	—	—		—	—	—		—	90,605	(11)	2,259,689
Robert J. Stuart	16,654	—		9.7	3/4/2020	—		—	—		—
	11,570	11,571	(7)	14.6	3/1/2021	—		—	—		—
	—	—		—	—	11,381	(8)	283,842	—		—
	—	—		—	—	14,220	(9)	354,647	—		—
	—	—		—	—	9,235	(10)	230,321	—		—
	—	—		—	—	—		—	75,153	(11)	1,874,316
Richard D. Broome	89,552	—		12.97	2/28/2018	—		—	—		—
	30,513	—		9.7	3/4/2020	—		—	—		—
	27,888	9,296	(7)	14.6	3/1/2021	—		—	—		—
	—	—		—	—	6,405	(8)	159,729	—		—
	—	—		—	—	7,918	(9)	197,475	—		—
	—	—		—	—	5,143	(10)	128,266	—		—
	—	—		—	—	1,584	(12)	39,505	—		—
	—	—		—	—	—		—	37,638	(11)	938,692
Mark P. Frissora	400,000	—		9.56	8/15/2016	—		—	—		—
	400,000	—		14.56	8/15/2016	—		—	—		—
	200,000	—		6.56	8/15/2016	—		—	—		—
	600,000	—		6.56	8/15/2016	—		—	—		—
	400,000	—		23.06	8/14/2017	—		—	—		—
	827,985	—		12.97	2/28/2018	—		—	—		—
	740,174	—		9.7	3/4/2020	—		—	—		—
	373,813	—		14.6	3/1/2021	—		—	—		—
Scott P. Sider	78,362	—		9.7	8/18/2016	—		—	—		—
	110,759	—		14.6	8/18/2016	—		—	—		—
	—	—		—	—	22,420	(8)	559,167	—		—
	—	—		—	—	15,959	(13)	398,017	—		—
	—	—		—	—	10,363	(14)	258,453	—		—
	—	—		—	—	3,345	(15)	83,424	—		—
	—	—		—	—	—		—	30,081	(16)	750,220
	—	—		—	—	—		—	20,807	(17)	518,927
J. Jeffrey Zimmerman	60,000	—		12.74	2/25/2018	—		—	—		—
	149,254	—		12.97	2/28/2018	—		—	—		—
	117,441	—		9.7	3/4/2020	—		—	—		—
	56,961	18,988	(7)	14.6	3/1/2021	—		—	—		—
	—	—		—	—	13,357	(8)	333,123	—		—
	—	—		—	—	8,686	(13)	216,629	—		—
	—	—		—	—	5,640	(14)	140,662	—		—
	—	—		—	—	4,591	(15)	114,500	—		—
	—	—		—	—	—		—	17,921	(16)	446,950
	—	—		—	—	—		—	15,801	(17)	394,077

48	Hertz Global Holdings, Inc. 2015 Proxy Statement

EXECUTIVE COMPENSATION

(1)	Based on the closing market price of Hertz Holdings’ common stock on December 31, 2014 of $24.94.

(2)	The Performance Options and PSUs provided under Mr. Tague’s employment agreement were not granted as of December 31, 2014 and are not reported in this table.

(3)	These options represent the Transition Options granted to Mr. Tague as detailed in “Compensation Discussion and Analysis” above.

(4)	This award granted to Mr. Kennedy in connection with his hire as our Chief Financial Officer in December 2013 will vest on December 9, 2016 if Mr. Kennedy continues to remain employed with us and retains at least 41,000 shares of our common stock through such date.

(5)	The awards reported include the (i) grants of PSUs based on Corporate EBITDA made in 2014 and (ii) grants of PSUs based on Corporate EBITDA margin made in 2014. All grants are reported at target.

(6)	The awards reported include the awards made to Mr. MacDonald in 2014 as described under “Employment Agreements, Change in Control Agreements and Separation Agreements-Other Named Executive Officers-Employment Arrangements with Brian P. MacDonald” below.

(7)	The unvested options vested on March 1, 2015.

(8)	These PSUs were granted in 2012. The first tranche of the PSUs awarded (33⅓% of the total award) vested on March 6, 2013 based on Corporate EBITDA performance of 95.1% of target for 2012. The second tranche of the PSUs awarded (33⅓% of the total award) vested on March 6, 2014 based on Corporate EBITDA performance of 98.4% of target for combined 2012-2013. The third tranche of the PSUs awarded, which would normally have been paid in early 2015, was delayed pending restatement of the Company’s financials. In 2015, after taking into account the change in our Corporate EBITDA for 2012 and 2013, the correct payout was certified as 82.8% of target. The third tranche above is reported at 98.4% of target, but was paid out in July 2015 at 51.6% of target so that the total payout of the PSUs awarded in 2012 is 82.8% of target. For more information about the adjustments our Compensation Committee made to outstanding PSUs, see “Compensation Discussion and Analysis-Long-Term Equity Incentives-Corporate EBITDA PSUs Granted in 2012 and 2013” above.

(9)	These PSUs were granted in 2013. The first tranche of the PSUs awarded (33⅓% of the total award) vested on March 25, 2014 based on Corporate EBITDA performance of 66.0% of target for 2013. As described in “Compensation Discussion and Analysis-Long-Term Equity Incentives-Corporate EBITDA PSUs Granted in 2012 and 2013”, to the extent that 2013-2014 Corporate EBITDA performance exceeded 2013 Corporate EBITDA performance, additional PSUs could have been earned. However, 2013-2014 Corporate EBITDA performance did not exceed 2013 Corporate EBITDA performance, so no additional PSUs were earned. In addition, the second tranche of the PSUs awarded (33⅓% of the total award), which would normally have been paid in early 2015, was delayed pending restatement of the Company’s financials. In 2015, after taking into account the change in our Corporate EBITDA for 2013 and performance during 2014, the correct payout was certified as 60.0% of target. The combined second tranche and third tranche (scheduled to vest in 2016) above is reported at 66.0% of target. The second tranche was paid out in July 2015 at 54.0% of target so that the total payout of the PSUs awarded in 2013 is 60.0% of target. For more information about the adjustments our Compensation Committee made to outstanding PSUs, see “Compensation Discussion and Analysis-Long-Term Equity Incentives-Corporate EBITDA PSUs Granted in 2012 and 2013” above.

(10)	The unvested PSUs were granted in 2013 and earned based on 2013 Corporate EBITDA margin. The first tranche (33⅓%) of the award vested on March 25, 2014. The second tranche (33⅓%) vested on February 28, 2015 and the third tranche (33⅓%) will vest on February 28, 2016 contingent on the recipient’s continued employment.

(11)	The awards reported include the (i) price-vested stock units granted in 2012, (ii) grants of PSUs based on Corporate EBITDA made in 2014 and (iii) grants of PSUs based on Corporate EBITDA margin made in 2014. All grants are reported at target.

(12)	The unvested PSUs were granted in 2013 and earned based on 2013 Corporate EBITDA margin. The first tranche (50%) of the award vested on March 25, 2014. The remaining tranche (50%) vested on February 28, 2015.

(13)	The awards reported in this row consist of PSUs granted in 2013 to Messrs. Sider and Zimmerman that were based on Corporate EBITDA for the 2013 and 2013-2014 combined performance period. As of December 31, 2014, this award represents the second tranche of PSUs scheduled to vest in 2015 based on Corporate EBITDA performance of 66.0%. Under the terms of the separation agreements of Messrs. Sider and Zimmerman, they are entitled to the PSUs granted in 2013 that would have otherwise vested by March 31, 2015 and such PSUs reported in this row were subject to additional vesting based on combined 2013-2014 Corporate EBITDA performance. No additional PSUs were earned for combined 2013-2014 performance. The PSUs are reported above at 66.0% of target, but were earned at 51.6% of target due to the restatement of our financial results for 2013 and performance in 2014. The third tranche of the PSUs scheduled to vest in 2016 were forfeited.

(14)	The awards reported in this row consist of PSUs granted in 2013 to Messrs. Sider and Zimmerman that were based on Corporate EBITDA margin for 2013. As of December 31, 2014, this award represents the second tranche of PSUs scheduled to vest in 2015. Under the terms of the separation agreements of Messrs. Sider and Zimmerman, they are entitled to the PSUs granted in 2013 that would have otherwise vested by March 31, 2015. The third tranche of the PSUs scheduled to vest in 2016 were forfeited.

(15)	The awards reported in this row consist of PSUs granted in 2013 to Messrs. Sider and Zimmerman that were based on Corporate EBITDA margin for 2013. As of December 31, 2014, this award represents the second tranche of PSUs scheduled to vest in 2015. Under the terms of the separation agreements of Messrs. Sider and Zimmerman, they are entitled to the PSUs granted in 2013 that would have otherwise vested by March 31, 2015.

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(16)	The awards reported in this row consist of price-vested stock units granted in 2012 to Messrs. Sider and Zimmerman. The number of PSUs earned was based on the performance of our common stock in 2015. Under the terms of the Separation agreements of Messrs. Sider and Zimmerman, they are entitled to the price-vested stock units that would have otherwise vested by March 31, 2015. As a result, the awards reported in this row consist of the target award granted in 2012. The price-vested stock units granted in 2012 which are to be earned based on the trading price of our common stock in 2016 were forfeited.

(17)	The awards reported in this row consist of PSUs granted in 2014 to Messrs. Sider and Zimmerman that were based on Corporate EBITDA for the 2014 and 2014-2015 combined performance period and the PSUs based on 2014 Corporate EBITDA margin, subject to the terms of the separation agreements, which provides that they are entitled to the PSUs that would have otherwise vested by March 31, 2015. As a result, the awards reported in this row consist of the first tranche of each of the awards reported above in “2014 Grants of Plan-Based Awards” at target.

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2014 Option Exercises and Stock Vested

The following table sets forth, for each NEO, details of any awarded stock options that were exercised and any stock awards that were vested in 2014.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)		Value realized on vesting ($)

John P. Tague	—	—	—		—
Thomas C. Kennedy	—	—	—		—
Brian P. MacDonald	—	—	—		—
Michel Taride	100,000	2,315,140	9,777	(1)	256,157	(2)
	100,000	2,315,140	6,348	(1)	166,318	(2)
	200,000	3,630,280	15,565	(1)	407,803	(2)
	—	—	24,434	(3)	684,396	(4)
Robert J. Stuart	26,901	437,860	7,110	(1)	186,282	(2)
	70,896	1,137,647	4,617	(1)	120,965	(2)
	49,962	965,101	11,762	(1)	308,164	(2)
	23,141	333,617	13,114	(3)	367,323	(4)
	35,499	572,073	—		—
Richard D. Broome	—	—	3,959	(1)	103,726	(2)
	—	—	2,570	(1)	67,334	(2)
	—	—	1,584	(1)	41,501	(2)
	—	—	6,621	(1)	173,470	(2)
	—	—	10,536	(3)	295,113	(4)
Mark P. Frissora	—	—	54,404	(1)	1,425,385	(2)
	—	—	35,327	(1)	925,567	(2)
	—	—	28,228	(1)	739,574	(2)
	—	—	94,839	(1)	2,484,782	(2)
	—	—	141,221	(1)	3,955,600	(2)
	—	—	193,798	(3)	5,428,282	(4)
Scott P. Sider	—	—	3,345	(1)	87,639	(2)
	—	—	15,958	(1)	418,100	(2)
	—	—	10,362	(1)	271,484	(2)
	—	—	23,171	(1)	607,080	(2)
	—	—	31,383	(3)	879,038	(4)
J. Jeffrey Zimmerman	—	—	8,686	(1)	227,573	(2)
	—	—	5,640	(1)	147,768	(2)
	—	—	4,591	(1)	120,284	(2)
	—	—	13,804	(1)	361,665	(2)
	—	—	21,520	(3)	602,775	(4)

(1)	Represents the number of shares of common stock received upon vesting of PSUs that had previously been granted. The PSUs vested on March 25, 2014.

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(2)	Value realized upon vesting based on $26.20 per share, the closing price of Hertz Holdings’ common stock on March 25, 2014.

(3)	Represents the number of shares of common stock received upon vesting of PSUs that had been previously granted. The PSUs vested on March 1, 2014.

(4)	Value realized upon vesting based on $28.01 per share, the closing price of Hertz Holdings’ common stock on March 1, 2014.

2014 Pension Plan Table

The following table sets forth, for each NEO, the plans in which he participated in 2014, the number of years of credited service in each such plan he had at December 31, 2014, the present value of the accumulated benefit in each such plan at December 31, 2014 and the payments received from such plan during 2014:

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit(1) ($)	Payments during last fiscal year ($)

John P. Tague	The Hertz Corporation Account Balance Defined Benefit Pension Plan (the “Hertz Retirement Plan”)	N/A	N/A	—
	The Hertz Corporation Benefit Equalization Plan (the “BEP”)	N/A	N/A	—
	The Hertz Corporation Supplemental Executive Retirement Plan (the “SERP II”)	N/A	N/A	—
Thomas C. Kennedy	Hertz Retirement Plan	N/A	N/A	—
	BEP	N/A	N/A	—
	SERP II	N/A	N/A	—
Brian P. MacDonald	Hertz Retirement Plan	N/A	N/A	—
	BEP	N/A	N/A	—
	SERP II	N/A	N/A	—
Michel Taride(2)	Hertz UK Pension Plan	11	1,871,435	—
	Hertz UK Supplemental Plan	11	2,726,430	—
Robert J. Stuart	Hertz Retirement Plan	7	58,000	—
	BEP	7	129,600	—
	SERP II	7	997,400	—
Richard D. Broome	Hertz Retirement Plan	14	182,000	—
	BEP	14	219,100	—
	SERP II	14	1,800,000	—
Mark P. Frissora	Hertz Retirement Plan	8	—	—
	BEP	8	1,069,700	—
	SERP II	8	6,859,800	—
Scott P. Sider	Hertz Retirement Plan	27	409,200	—
	BEP	19	409,300	—
	SERP II	27	4,627,900	—
J. Jeffrey Zimmerman	Hertz Retirement Plan	7	59,900	—
	BEP	7	149,200	—
	SERP II	7	1,115,100	—

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(1)	The present value calculations use the same assumptions (except for retirement and pre-retirement decrements) used for financial reporting purposes and reflect current compensation levels. The assumptions used in the calculations are as follows:

	•	Discount Rates—

• For The Hertz Retirement Plan: 3.9% as of December 31. 2014, 4.8% as of December 31, 2013 and 4.0% as of December 31, 2012.

• For the BEP and SERP II: 3.6% as of December 31, 2014, 4.4% as of December 31, 2013 and 3.5% as of December 31, 2012.

• For the Hertz UK Pension Plan and Hertz UK Supplemental Plan: 3.7% as of December 31, 2014, 4.6% as of December 31, 2013 and 4.5% as of December 31, 2012.

	•	Mortality Table = RP2014 Mortality Table projection using scale MP2014.

	•	Retirement Age = 60 or current age if older (earliest unreduced retirement age).

	•	Pre-retirement Decrements = None assumed.

	•	Payment Form = Five year certain and life annuity.

Please see the note “Employee Retirement Benefits” in the notes to the Company’s consolidated financial statements in our 2014 Annual Report for a discussion of these assumptions.

(2)	Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.64739. Mr. Taride’s number of actual years of service with us is 28.

Pension Benefits

In 2014, we modified the overall structure of, and participation in, our various retirement plans. As previously announced on October 22, 2014, effective as of December 31, 2014, we are no longer providing future benefit accruals under the following plans (the “Previous Plans”) for the NEOs:

•	The Hertz Corporation Account Balance Defined Benefit Pension Plan;

•	The BEP; and

•	The SERP II.

To replace the Previous Plans, we offered to our employees, including the NEOs (other than Mr. Taride), participation in a revised defined contribution plan. Beginning January 1, 2015 the Company increased employer contributions under the Company’s qualified 401(k) savings plan (the “401(k) Plan”), to provide that eligible participants under the 401(k) Plan are eligible to receive a matching employer contribution to their 401(k) Plan account equal to (i) 100% of the first 3% of employee contributions made by such participant and (ii) 50% of the next 2% of employee contributions, with the total amount of such matching employer contribution to be completely vested, subject to applicable limits under the Code. Certain eligible participants under the 401(k) Plan received additional employer contribution amounts to their 401(k) Plan account depending on their years of service and age.

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In connection with the replacement of the Previous Plans and the adoption of the 401(k) Plan, we adopted a deferred compensation plan to provide for eligible employees, including the NEOs, to defer part of their compensation, effective for 2015. The Hertz Corporation Supplemental Income Savings Plan is a deferred compensation plan that provides benefits that cannot be provided in The Hertz Corporation Income Savings Plan due to Code limitations on compensation.

Background on Previous Plans

The Hertz Corporation Account Balance Defined Benefit Pension Plan is a tax-qualified pension plan for which we paid the entire cost. The benefit an employee receives is based on a combination of final average compensation, years of credits service up to July 1, 1987 and an accrued cash account after July 1, 1987.

The BEP provides equalization benefits due to limitations on tax-qualified retirement plans imposed by the Code. Messrs. Broome, Frissora, Sider, Stuart, and Zimmerman participate or participated in the BEP. Benefits under the BEP are fully vested after the earlier of three years of vesting service or at age 65.

The SERP II provides additional equalization benefits to supplement the tax-qualified and non-qualified plans. Messrs. Broome, Frissora, Sider, Stuart and Zimmerman participate or participated in the SERP II. Benefits under the SERP II are generally payable only to participants who, upon the termination of their employment, have been credited with five vesting years of service under the pension plan and whose employment terminates due to death or disability or after attainment of age 55. Those benefits are also payable to participants who have not attained age 55 if their employment is terminated (other than voluntarily or for cause) with respect to certain changes in control of Hertz or its subsidiaries.

Mr. Taride participates in two retirement plans--the Hertz UK 1972 Pension Plan and the Hertz UK Supplementary Unapproved Pension Scheme, or the “Hertz UK Supplementary Plan.” These two plans provide for, in the case of Mr. Taride, 1/30 of his final salary for each year of service in the plans subject to a maximum of two-thirds of his final salary at the time of his retirement. Under these plans, Mr. Taride has a right to retire at age 60. Due to a transition to a U.K. defined contribution plan in 2011, Mr. Taride is still entitled to his accrued benefits under the plans, but we are no longer providing future benefit accruals.

Employment Agreements, Change in Control Agreements and Separation Agreements

Hertz Holdings and its subsidiaries have entered into employment agreements and Change in Control Agreements with certain key employees, including certain of the NEOs, to promote stability and continuity of senior management. Information about such agreements and the separation agreements with the five NEOs who separated during 2014 or in 2015 is set forth below. All of the agreements referred to below are listed in the Exhibit Index to the Company’s 2014 Annual Report.

Employment Agreement with John P. Tague

On November 20, 2014, Mr. Tague signed a term sheet outlining the employment terms between him and Hertz Holdings, which was memorialized in Mr. Tague’s employment agreement executed on December 16, 2014. Under the employment agreement, Mr. Tague will serve as CEO of Hertz Holdings and Hertz from November 21, 2014, through December 31, 2017, unless terminated earlier. Mr. Tague is entitled to an annual base salary of $1,450,000, received a guaranteed bonus of $108,750 for 2014 and is eligible to receive a target bonus for 2015 and beyond of 150% of his annual base salary, though for 2015, the annual bonus shall be no less than 60% of his target bonus. Mr. Tague is generally entitled to receive the benefits and perquisites we provide to our senior executives.

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Mr. Tague’s employment agreement, as modified by a letter agreement dated March 31, 2015 and a letter agreement dated June 30, 2015, also awarded Mr. Tague 1,000,000 stock options, 500,000 of which will vest on December 31, 2015 if Mr. Tague presents a business plan that is approved by the Board by December 31, 2015 and a management team is in place by June 30, 2015 that is reasonably acceptable to the Board. The remaining 500,000 options shall vest based on the achievement of revenue efficiency metrics. In addition, we agreed to award Mr. Tague 350,000 PSUs, on substantially the same terms as the Performance Options listed in the preceding sentence, to be issued when Hertz Holdings becomes current in its Exchange Act reporting requirements. The stock options and PSUs contemplated by Mr. Tague’s employment agreement are intended to cover a multiple year period from November 20, 2014 to December 31, 2017. Based on applicable SEC and accounting rules, the 500,000 Transition Options were recognized as granted in 2014. However, the Performance Options and PSUs were not recognized as granted in 2014 because our Compensation Committee did not establish revenue efficiency targets for the awards until 2015. As a result, only the Transition Options will be reported in Mr. Tague’s compensation in 2014. The Board and Compensation Committee do not intend to grant Mr. Tague any other equity awards for 2015. For additional description of Mr. Tague’s equity awards, see “Long-Term Equity Incentives-Award Structure for John P. Tague” above.

The employment agreement also provides that if Mr. Tague’s employment is terminated other than for “Cause”, by Mr. Tague for “Good Reason” or due to death or “Disability” (all as defined in the employment agreement), Mr. Tague shall be entitled to: (i) a cash payment consisting of Mr. Tague’s unpaid base salary through the date of termination, earned but unpaid bonus for any completed fiscal year and accrued and unused vacation pay, (ii) prorated vesting of the stock option grants and the PSU grants, with performance metrics deemed satisfied at target levels and (iii) eligibility of certain expenses for relocation back to Texas. If Mr. Tague terminated employment for any other reason, then he will only be entitled to unpaid base salary through date of termination and accrued and unused vacation pay.

Mr. Tague’s term sheet is filed as exhibit 10.1 to the Form 8-K the Company filed on November 25, 2014, Mr. Tague’s employment agreement is filed as exhibit 10.1 to the Form 8-K/A the Company filed on December 22, 2014, Mr. Tague’s letter agreement dated March 31, 2015 is filed as exhibit 10.1 to the Form 8-K the Company filed on April 3, 2015 and Mr. Tague’s letter agreement dated June 30, 2015 is filed as exhibit 10.41 to the Company’s 2014 Annual Report.

Other Named Executive Officers

Employment Arrangements with Thomas C. Kennedy

On January 20, 2015 Hertz Holdings and Mr. Kennedy entered into an arrangement whereby we agreed that Mr. Kennedy’s base salary would be set at $700,000 for 2015, he would receive a 2015 equity award with a value of $4 million, no equity award in 2016, and subsequent equity awards with a $2 million target value.

Mr. Kennedy’s letter agreement is filed as exhibit 10.42 to the Company’s 2014 Annual Report.

Employment Arrangements with Brian P. MacDonald

On June 2, 2014, Hertz Holdings entered into an employment agreement with Mr. MacDonald to serve as the CEO of HERC, which was subsequently modified by a letter agreement with Hertz Holdings dated November 8, 2014, which outlined additional compensation and benefits for serving as interim CEO of our Company in 2014. Mr. MacDonald’s employment agreement provided that he would receive an annual base salary of no less than $1,100,000 and a target annual bonus of no less than 130% of base salary. For 2014, Mr. MacDonald was eligible for, and was awarded, his target bonus, as pro-rated to his date of hire.

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Mr. MacDonald was also eligible under the employment agreement to receive an equity award valued at $2,500,000 to be issued when Hertz Holdings was current in its Exchange Act reporting requirements (the letter agreement converted this obligation into eligibility to receive 114,000 PSUs). The performance measures for the PSUs consisted of HERC and its consolidated subsidiaries exceeding $350,000,000 of Corporate EBITDA for a specified 12-month period. In the event that HERC’s equipment rental business became a separate publicly-traded company, Mr. MacDonald was scheduled to receive an equity grant in the amount of $4,000,000 and was eligible for a matching equity grant equal to 1/3 of the stock he purchased (up to a $1,500,000 maximum match) within 60 days of the separation. The awards were scheduled to be issued when Hertz Holdings is current in its Exchange Act reporting requirements (pursuant to accounting and SEC rules, however, the value of the 114,000 PSUs is reflected in the 2014 Summary Compensation Table and 2014 Grants of Plan-Based Awards Table above).

Under this letter agreement, Mr. MacDonald received additional compensation, on an annualized basis, retroactive to the date Mr. MacDonald was appointed as interim CEO of Hertz Holdings, of $500,000 in recognition of his increased responsibilities as interim CEO in addition to the amounts he would receive under the Senior Executive Bonus Plan for his service as CEO of HERC. In addition, Mr. MacDonald received an award of an additional 23,000 PSUs under the 2008 Omnibus Plan. This award was scheduled to vest subject to achievement of a performance goal based on EBITDA of Hertz Holdings and its consolidated subsidiaries exceeding $20,000,000 during a specified one-year period. The awards were scheduled to be issued when Hertz Holdings is current in its Exchange Act reporting requirements (pursuant to accounting and SEC rules, however, the value of the 23,000 PSUs is reflected in the 2014 Summary Compensation Table and 2014 Grants of Plan-Based Awards Table above).

Mr. MacDonald resigned as CEO of HERC effective May 20, 2015 under circumstances that entitled him to the severance benefits provided under the employment agreement and the letter agreement in the case of a termination without cause. In connection with his separation, he entered into a Separation Agreement and General Release dated May 26, 2015. As required by the employment and letter agreements, Mr. MacDonald (1) was paid the product of (a) 2 times (b) the sum of his base salary and his target 2014 bonus, for a total of $5,060,000, on the 30th day following his date of termination; (2) was paid $3,000,000 on the 30th day following his date of termination (this separation payment represented compensation for the lost opportunity to earn the equity awards provided for by his employment agreement and the letter agreement); (3) is eligible to be paid a pro rata portion of his 2015 bonus, based on actual performance and with the individual modifier treated as satisfied at target; and (4) he will be provided continued health and other certain benefits under Hertz’s benefits plans for the same cost 24 months after his separation. In exchange, Mr. MacDonald agreed to a waiver and release of claims against us, to cooperate with us for a period of three years with respect to activities that occurred during his tenure at the Company and not to disparage us. In addition, Mr. MacDonald reaffirmed his commitment to be bound by the restrictive covenants concerning noncompetition and nonsolicitation of employees and clients contained in his employment agreement. Mr. MacDonald also made certain representations within his Separation Agreement and General Release stating that he did not: (i) engage in any conduct that constituted willful gross neglect or willful gross misconduct with respect to his employment duties which resulted or will result in material economic harm to Hertz Holdings; (ii) knowingly violate Hertz Holdings’ Standards of Business Conduct or similar policy; (iii) facilitate or engage in, and has no knowledge of, any financial or accounting improprieties or irregularities; and (iv) knowingly make any incorrect or false statements in any of his certifications relating to filings required under applicable securities laws or management representation letters, and has no knowledge of any incorrect or false statements in any filings required under applicable securities laws.

Mr. MacDonald’s letter agreement is filed as exhibit 10.1 to the Form 8-K the Company filed on November 14, 2014, and Mr. MacDonald’s separation agreement is filed as exhibit 10.38 to the Company’s 2014 Annual Report.

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Special Award Agreement with Robert J. Stuart

As discussed under “Determining What We Pay - Compensation Philosophy and the Role of the Compensation Committee” above, our Compensation Committee wants to ensure we retain key individuals. Accordingly, on July 1, 2014, Hertz Holdings entered into an agreement with Mr. Stuart to retain him and reward him for his valuable services to our Company. Mr. Stuart was eligible for, and was paid, $500,000 if he remained an employee of Hertz Holdings on July 1, 2015. Mr. Stuart is eligible for an additional payment of $500,000 if he remains an employee of Hertz Holdings on July 1, 2016. In the event Mr. Stuart is terminated without cause before July 1, 2016, Mr. Stuart will be eligible to be paid $500,000. In the event of Mr. Stuart’s death or disability before July 1, 2016, Mr. Stuart will be eligible to receive a pro-rated amount of his award based on the number of months he served as an employee before his death or disability. If Mr. Stuart’s employment is terminated for any other reason before July 1, 2016, he will be ineligible for any bonuses remaining under the agreement.

Mr. Stuart’s award agreement is filed as exhibit 10.39 to the Company’s 2014 Annual Report.

Separation Agreement with Mark P. Frissora

Mr. Frissora resigned as CEO of Hertz Holdings and Hertz on September 7, 2014 under circumstances that entitled him to the benefits provided by his employment agreement in the case of a termination without cause. In connection with his separation, he entered into a Separation Agreement and General Release dated September 15, 2014. Under the termination provisions of his employment agreement, (1) Mr. Frissora was paid the product of (a) 2.5 times (b) the sum of his base salary and his 2013 bonus, for a total of $10,496,835; (2) he was also eligible to be paid a pro rata portion of his EICP bonus as calculated in accordance with the process outlined in “Compensation Discussion and Analysis-Annual Cash Compensation-Annual Cash Incentive Program (EICP)” above; and (3) he became eligible for continued health and other certain benefits under Hertz’s benefits plans for the same cost for 24 months after his separation. In addition, under the terms of Mr. Frissora’s Separation Agreement and General Release Mr. Frissora will be provided car privileges through September 15, 2016 and eligibility to participate in the Company’s Retiree Car Plan. All equity awards that were not vested as of September 15, 2014 were terminated as of that date. In recognition of the fact that an effective registration statement with respect to options could not be filed until Hertz Holdings had complied with certain reporting obligations, Mr. Frissora was provided a period of 90 days to exercise any vested options once the reporting obligations had been met. In exchange, Mr. Frissora agreed to a waiver and release of claims against us, to cooperate with us for a period of 3 years with respect to activities that occurred during his tenure as CEO and not to disparage us. In addition, Mr. Frissora reaffirmed his commitment to be bound by the restrictive covenants concerning noncompetition and nonsolicitation of employees and clients contained in his employment agreement. Mr. Frissora also made certain representations within his Separation Agreement and General Release stating that he did not (i) engage in any conduct that constituted willful gross neglect or willful gross misconduct with respect to his employment duties which resulted or will result in material economic harm to the Company; (ii) knowingly violate Hertz Holdings’ Standards of Business Conduct or Directors’ Code of Business Conduct and Ethics; (iii) facilitate or engage in, and possess any knowledge of, any financial or accounting improprieties or irregularities; and (iv) knowingly make any incorrect or false statements in any of his certifications relating to filings required under applicable securities laws or management representation letters, and have any knowledge of any incorrect or false statements in any filings required under applicable securities laws.

Mr. Frissora’s employment agreement is filed as exhibit 10.28 to the Annual Report on Form 10-K the Company filed on March 3, 2009 and Mr. Frissora’s separation agreement is filed as exhibit 10.1 to the Form 8-K the Company filed on September 19, 2014.

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Separation Agreement with Scott P. Sider

Mr. Sider retired as Group President, Hertz-Rent-A-Car Americas, from our Company on August 18, 2014, under circumstances that entitled him to the benefits payable under the Severance Plan for Senior Executives in the event of a termination without cause.

Consistent with the terms of the Severance Plan for Senior Executives, (1) Mr. Sider was paid the product of (a) 2 times (b) the sum of his base salary and his average bonus for the prior three years, for a total of $2,656,954, with such amount to be paid over an 18-month period; (2) he became eligible to be paid a prorated EICP bonus as calculated in accordance with the process outlined in “Compensation Discussion and Analysis-Annual Cash Compensation-Annual Cash Incentive Program (EICP)” above; (3) he became eligible for continued health and other certain benefits under Hertz’s benefits plans for the same cost for 24 months after his separation; and (4) he received $25,000 in lieu of outplacement services (the Severance Plan for Senior Executives provides up to $25,000 of outplacement services). In addition to the benefits provided for under the Severance Plan for Senior Executives, Mr. Sider’s Separation Agreement and General Release provided for the following additional benefits, including (1) for vesting of Mr. Sider’s outstanding stock options that would have vested on or before March 31, 2015 if Mr. Sider had remained employed through that date vested; (2) that vested options could be exercised, if not expired, through August 18, 2016, (3) Mr. Sider’s PSUs and price-vested stock units which would have otherwise vested by March 31, 2015 had Mr. Sider remained employed, vested on the date when the Compensation Committee certified the performance criteria for the vesting of such PSUs; (4) Mr. Sider will be provided car privileges through August 18, 2016 and (5) full vesting in his SERP II benefits. In exchange, Mr. Sider agreed to a waiver and release of claims against us, not to compete against us or solicit any Hertz employees for 18 months after his retirement and not to disparage us.

Mr. Sider’s separation agreement is filed as exhibit 10.1 to the Form 8-K the Company filed on August 19, 2014.

Separation Agreement with J. Jeffrey Zimmerman

Mr. Zimmerman resigned as Executive Vice President, General Counsel and Secretary of Hertz Holdings and Hertz effective December 5, 2014, under circumstances that entitled him to the benefits payable under the Severance Plan for Senior Executives in the event of a termination without cause.

Consistent with the terms of the Severance Plan for Senior Executives, Mr. Zimmerman (1) was paid the product of (a) 1.5 times (b) the sum of his base salary and his average bonus for the prior three years, for a total of $1,627,603 with such amount to be paid over an 18-month period; (2) became eligible to be paid a prorated EICP bonus as calculated in accordance with the process outlined in “Compensation Discussion and Analysis-Annual Cash Compensation-Annual Cash Incentive Program (EICP)” above; (3) became eligible for continued health and other certain benefits under Hertz’s benefits plans for the same cost for 18 months after his separation; and (4) he received $25,000 in lieu of outplacement services (the Severance Plan for Senior Executives provides up to $25,000 of outplacement services). In addition to the benefits provided for under the Severance Plan for Senior Executives, Mr. Zimmerman’s Separation Agreement and General Release provided for the following additional benefits, including (1) for vesting of Mr. Zimmerman’s outstanding stock options and performance shares that would have vested through March 31, 2015 if Mr. Zimmerman had remained employed through that date (2) the tolling of post-termination exercise periods until Hertz Holdings’ filing of all SEC-required reports.

In addition, under the Separation Agreement and General Release Mr. Zimmerman agreed to provide through June 30, 2015 general consulting services as requested by the Company and outside counsel. In exchange, Mr. Zimmerman agreed to a waiver and release of claims against us, to cooperate with us for a period of three years with respect to activities that occurred during his tenure at Hertz and not to disparage us. Mr. Zimmerman made

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certain representations within his Separation Agreement and General Release stating that he did not: (i) engage in any conduct that constituted willful gross neglect or willful gross misconduct with respect to his employment duties which resulted or will result in material economic harm to the Company; (ii) knowingly violate Hertz Holdings’ Standards of Business Conduct; (iii) facilitate or engage in, and has no knowledge of, any financial or accounting improprieties or irregularities; and (iv) knowingly make any incorrect or false statements in any of his certifications relating to filings required under applicable securities laws or management representation letters, and has no knowledge of any incorrect or false statements in any filings required under applicable securities laws.

Mr. Zimmerman’s separation agreement is filed as exhibit 10.2 to the Form 8-K the Company filed on December 5, 2014.

Separation Agreement with Richard D. Broome

Mr. Broome resigned as Executive Vice President, Corporate Affairs and Communications of Hertz Holdings and Hertz effective July 1, 2015, under circumstances that entitled him to the benefits payable under the Severance Plan for Senior Executives in the event of a termination without cause.

Consistent with the terms of the Severance Plan for Senior Executives, Mr. Broome (1) was paid the product of (a) 1.5 times (b) the sum of his base salary and his average bonus for the prior three years, for a total of $924,800 with such amount to be paid over an 18-month period; (2) is eligible to be paid a pro rata portion of his 2015 bonus, based on actual performance and with the individual modifier treated as satisfied at target; (3) became eligible for continued health and other certain benefits under Hertz’s benefits plans for the same cost for 18 months after his separation; and (4) received $25,000 in lieu of outplacement services (the Severance Plan for Senior Executives provides up to $25,000 of outplacement services). In addition to the benefits provided for under the Severance Plan for Senior Executives, Mr. Broome’s Separation Agreement and General Release provided for the following additional benefits, including (1) for vesting of Mr. Broome’s outstanding performance shares that would have vested in 2015 if Mr. Broome had remained employed through the applicable date of Compensation Committee certification and (2) the tolling of post-termination exercise periods until Hertz Holdings’ filing of all SEC-required reports.

Mr. Broome’s separation agreement is filed as exhibit 10.40 to the 2014 Annual Report.

Change in Control Agreements

The NEOs, other than Mr. Frissora, have entered into Change in Control Agreements. The Change in Control Agreements will continue to automatically renew for one-year extensions unless we give 15-months’ notice. In the event of a change in control during the term of the Change in Control Agreements, the agreement will remain in effect for two years following the change in control.

The Change in Control Agreements are “double trigger” agreements, meaning that any payments and benefits are paid only if (i) there is a change in control of Hertz Holdings and (ii) the covered executive is terminated by us without “cause” or by the covered executive with “good reason”, in either case within two years following the change in control. If this occurs the covered executive will be entitled to the following payments and benefits:

•

a lump sum cash payment reflecting accrued but unpaid compensation equal to the sum of (i) the executive’s annual base salary earned but not paid through the date of termination, (ii) one-twelfth of the target annual bonus payable to the executive, multiplied by the number of full and partial months from the beginning of the calendar year during which the termination occurs, and (iii) all other amounts to which the executive is entitled under any compensation plan applicable to the executive, payable within 30 days of the executive’s termination;

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EXECUTIVE COMPENSATION

•

a lump sum cash payment equal to a multiple (the “severance multiple”) of the sum of the executive’s annual base salary in effect immediately prior to the termination and the average actual bonuses paid to the covered executive for the three years prior to the year in which the termination occurs, or, for executives without a three-year bonus history, by reference to target levels. The severance multiples are: for Messrs. Tague, MacDonald, and Taride, 2.5, for Messrs. Kennedy and Sider, 2.0 and for Messrs. Broome, Stuart and Zimmerman, 1.5;

•

credit of an additional number of years equal to the severance multiple to the executive’s years of age and “Years of Service” for all purposes under our SERP II (described at “Pension Benefits”) and, to the extent such covered executive does not have at least 5 “years of service”, the covered executive shall be fully vested in the benefit under our SERP II as increased pursuant to the credit referred to above;

•

continuation of all life, medical, dental and other welfare benefit plans (other than disability plans) until the earlier of the end of a number of years following the executive’s termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer;

•	within the period of time from the date of the executive’s termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000; and

•	with respect to Mr. Taride, eligibility to immediately participate in the retiree car plan (described at “Retiree Car Benefit”).

The foregoing are intended to be in lieu of any other payments and benefits to be made in connection with a covered executive’s termination of employment while the agreements are in effect. Covered executives must execute a general release of claims to receive the foregoing severance payments and benefits. After a change in control, in the event the covered executive’s employment is terminated by reason of death, “Disability,” or “Retirement” (as those terms are defined in the Change in Control Agreement) then the executive will be entitled to his or her benefits in accordance with the retirement or benefit plans of the Company in effect. After a change in control, in the event the covered executive’s employment is terminated by reason of “Cause” or by the executive without “Good Reason” (as those terms are defined in the Change in Control Agreement) then the Company shall pay the executive his or her full base salary at the rate in effect at the time notice of termination was given and shall pay any other amounts according to any other compensation plans or programs in effect.

In 2010, we revised our Change in Control Agreement to remove tax gross-up provisions. Messrs. Tague, MacDonald and Kennedy entered into this revised form of the Change in Control Agreement that does not provide for tax gross-ups on any golden parachute excise tax. Mr. Sider was party to this revised form of Change in Control Agreement at the time of his separation.

For executive officers who joined our Company before 2010, their Change in Control Agreements contain a tax-gross up provision. In the event that compensation provided for in the agreement or in any other plan or arrangement covering the NEO is subject to the golden parachute excise tax, Mr. Stuart will be entitled to receive a gross-up payment in an amount such that after payment by the executive of all taxes on the gross-up payment, the executive shall retain a portion of the gross-up payment equal to the excise tax. However, to the extent compensation paid to the executive in connection with the change in control does not exceed 110% of the specified statutory threshold amount giving rise to excise tax, then no additional payment will be paid and the compensation will be reduced below such statutory threshold. Messrs. Broome and Zimmerman were party to this previous form of Change in Control Agreement at the time of their respective separations.

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The agreement also contains a confidentiality covenant that extends indefinitely following the executive’s termination of employment and non-competition and non-solicitation covenants that extend for 12 months following the executive’s termination of employment. In the event that the executive breaches these covenants, the Company is entitled to stop making payments to the executive and seek injunctive relief in certain circumstances.

In addition, Hertz Europe Limited and Mr. Taride have entered into a non-compete agreement which provides that for the 12 months after the termination of his employment with us, Mr. Taride will not (i) compete with us in the countries in which we operated or actively made arrangements to plan to operate during the 12 months preceding such termination of employment or (ii) solicit or entice away any key employees from us. Hertz Europe Limited would be required to give Mr. Taride 12-months’ notice to terminate his employment for any reason other than misconduct.

Severance Plan for Senior Executives

The Severance Plan for Senior Executives provides benefits to senior executives whose employment is terminated other than terminations of employment that qualify for benefits under the Change in Control Agreements. Messrs. Broome, Kennedy, Sider, Stuart, Taride and Zimmerman were designated as participants in the Severance Plan for Senior Executives. If any covered executive is terminated for death, “Cause,” “Permanent Disability” or “Retirement” (as those terms are defined in the Severance Plan for Senior Executives) the executive will not be entitled to any benefits under the Severance Plan for Senior Executives. However, if the covered executive is terminated for any other reason (other than described in the preceding sentence), the executive will be or was entitled to the following payments and benefits:

•	a pro rata portion of the annual bonus that would have been payable to the participant, payable at the same time bonuses are paid to other executives;

•	cash payments in the aggregate equal to a multiple (the “severance multiple”), based on the executive’s position, of the executive’s annual base salary in effect immediately prior to the date of termination and the average of the annual bonuses payable to the executive, with respect to the three calendar years preceding the year in which the termination occurs; or, for executives without a three-year bonus history, by reference to target levels; or, if an executive has not had an opportunity to earn or be awarded one full year’s bonus as of his or her termination of employment, the executive’s target bonus for the year of termination, payable in equal installments over a period of whole and/or partial years equal to the severance multiple. The severance multiples are: for Messrs. Sider and Taride, 2.0 and Messrs. Broome, Kennedy, Stuart and Zimmerman 1.5;

•	continuation of all medical, dental and other welfare benefit plans (other than disability plans) until the earlier of the end of a number of years following the executive’s termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer; and

•	within the period of time from the date of executive’s termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000.

Executives must execute a general release of claims to receive the foregoing severance payments and benefits. The Severance Plan for Senior Executives also contains a confidentiality covenant that extends for 24 months following the executive’s termination of employment and non-competition and non-solicitation covenants that extend for a period of years following the executive’s termination of employment equal to the severance multiple.

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EXECUTIVE COMPENSATION

If an executive is entitled to severance payments and benefits under the Severance Plan for Senior Executives and a Change in Control Agreement, payments and benefits will be made under the Change in Control Agreement rather than the Severance Plan for Senior Executives.

Treatment of EICP Payments and Equity Compensation upon a Termination or a Change in Control

The following chart generally summarizes the treatment of EICP payments and equity compensation for each of our NEOs under the Senior Executive Bonus Plan, the Hertz Global Holdings Stock Incentive Plan (“SIP”) and the 2008 Omnibus Plan.

Award	Death/Disability	Voluntary	Retirement	With Cause	Without Cause	Change In Control If Not Assumed/ Substituted(1)

EICP	Forfeit(2)	Forfeit(2)	Forfeit(2)	Forfeit(2)	Pro-rata(3)	Pro-rata
SIP Options(4)	N/A	N/A	N/A	Forfeit all	N/A	Vested cashed out
Omnibus Plan Options	Unvested vest	Forfeit unvested	Forfeit unvested	Forfeit all	Forfeit unvested	Unvested vest
PSUs(5)	Pro-rata	Forfeit unvested	Forfeit unvested	Forfeit all	Forfeit unvested	Unvested vest
PVSUs(6)	Pro-rata	Forfeit unvested	Forfeit unvested	Forfeit all	Forfeit unvested	Unvested vest
Other Outstanding Awards	Pro-rata	Forfeit unvested	Forfeit unvested	Forfeit all	Forfeit unvested	Unvested vest

(1)	The terms of the 2008 Omnibus Plan contain “double-trigger” provisions in the event of a change in control. If the options or units are exchanged for or replaced by a substitute award, then the awards will not automatically vest upon a change in control. However, if a change in control occurs and the awards are not exchanged or replaced, all options shall immediately become exercisable, the restriction period on all restricted stock units shall lapse immediately prior to such change in control, and outstanding PSUs issued to our NEOs generally vest.

(2)	Assumes that employment ends prior to the end of the fiscal year of the Company (a “Performance Period”) under the Senior Executive Bonus Plan.

(3)	Amount is payable under the Severance Plan for Senior Executives.

(4)	All options held by the NEOs are currently vested under the SIP.

(5)	In 2012, 2013 and 2014, we made PSUs grants to the NEOs pursuant to Hertz Holdings’ 2008 Omnibus Plan which were based on the achievement of Corporate EBITDA and, in the case of 2013 and 2014, Corporate EBITDA margin. With respect to such PSUs, if the employment of any of our NEOs is terminated by reason of death or disability on or prior to the first anniversary of the date PSUs were awarded, the officer will retain a pro rata portion of the PSUs, based on the number of days elapsed since the date of grant, and the remaining PSUs will be forfeited. The retained PSUs will be eligible to vest if the performance goal is achieved for the first performance year and will be forfeited if the performance goal is not achieved. If the employment of a NEO is terminated by reason of death or disability after the first anniversary of the date that the PSUs were awarded, then, based on the applicable achievement of the performance goals in the first year and the cumulative two-year period, a pro rata portion of the PSUs will vest, based on the number of days elapsed since the first anniversary of the grant date. If the employment of a NEO is terminated by reason of death or disability after the second anniversary of the date that the PSUs were awarded, then, based on the applicable

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achievement of the performance goals in the first year and the cumulative two-year period, a pro rata portion of the PSUs will vest, based on the number of days elapsed since the second anniversary of the grant date. If a NEO’s employment is terminated for any other reason, PSUs will be forfeited.

(6)	In March 2012, we made price-vested stock units grants to the NEOs pursuant to Hertz Holdings’ 2008 Omnibus Plan. With respect to such price-vested stock units, if the employment of any of our NEOs is terminated by reason of death or disability on or prior to the third or fourth anniversary of the grant date, as applicable, the officer will retain 50% of the price-vested stock units granted multiplied by a fraction, which is the number of months which have elapsed since the grant date of the price-vested stock units divided by 36 or 48, as applicable, and the remaining PSUs will be forfeited. If a NEO’s employment is terminated for any other reason, price-vested stock units will be forfeited.

Supplemental Retirement Benefits upon a Termination and Change in Control

Messrs. Stuart and Broome (who separated from our Company in 2015) participated in the SERP II in 2014. The SERP II is described above under “Pension Benefits.” Under the SERP II, in connection with a change in control, if any of these executives’ employment is terminated other than for cause or a voluntary resignation, then the executive will become immediately vested in the entire benefit accumulated under the SERP II even if he or she has not attained age 55 at the time of termination.

Retiree Car Benefit

As described at “Compensation Discussion and Analysis-Other Compensation Elements-Retirement Benefits,” we also maintain a post-retirement assigned car benefit plan under which we provide certain executives who, at the time of retirement, are at least 58 years old and have been an employee of the Company for at least 20 years, with a car from our fleet and insurance on the car for the participant’s benefit. In the event of a termination following a change in control as described in “Change in Control Agreements”, Mr. Taride will be entitled to the retiree car benefit as set forth above.

Payments upon Termination or Change in Control

The following tables outline the value of payments and benefits that each NEO, other than Messrs. Frissora, Sider and Zimmerman, who were awarded severance payments as set forth under “Employment Agreements, Change in Control Agreements and Separation Agreements-Other Named Executive Officers” above, would receive under the various termination scenarios described above based on if (i) the termination occurred on December 31, 2014, (ii) all stock awards were paid out at $24.94, the closing price of Hertz Holdings’ common stock on December 31, 2014, (iii) for the applicable change in control, the termination occurred following the change in control (“double trigger”), (iv) no replacement awards were granted by our Compensation Committee and (v) the Compensation Committee took no further actions for any given award except as set forth under the applicable plan. In addition, the value of pension benefits that are reported under the 2014 Pension Benefits table and the participant’s 401(k) Plan amounts are excluded from the below tables, except to the extent that there are any enhancements as a result of the applicable termination event.

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EXECUTIVE COMPENSATION

John P. Tague

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)		Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)		Termination following a Change in Control ($)

Severance payment	—	—		—	—		9,062,500
Bonus	—	108,750	(1)	—	108,750	(1)	108,750
Excise tax gross up	—	—		—	—		N/A
Outplacement	—	—		—	—		25,000
Life Insurance Payment	—	—		—	1,450,000	(2)	—
Payment for Awarded PSUs	—	—		—	—		—
Payment for Awarded Options	—	79,040	(3)	—	79,040	(3)	2,190,000
Total	—	187,790		—	1,637,790		11,386,250

(1)	Reported as actual bonus paid for 2014.

(2)	Life insurance payment only payable upon death.

(3)	Represents the incremental vesting value of outstanding awards which vest in the event of the specified termination event.

Thomas C. Kennedy

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)		Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)		Termination following a Change in Control ($)

Severance payment	—	1,831,500		—	—		2,442,000
Pro rata bonus	—	280,500	(1)	—	—		561,000
Continued benefits	—	10,707		—	—		15,604	(2)
Outplacement	—	25,000		—	—		25,000
Life Insurance Payment	—	—		—	660,000	(3)	—
Payment for Outstanding PSUs	—	—		—	126,635	(4)	1,872,620
Total	—	2,147,707		—	786,635		4,916,224

(1)	Reported as actual bonus paid for 2014.

(2)	Includes life insurance benefits in addition to healthcare benefits for covered period.

(3)	Life insurance payment only payable upon death.

(4)	Represents the incremental vesting value of outstanding awards which vest in the event of death or disability.

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Brian P. MacDonald(1)

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)		Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)		Termination following a Change in Control ($)

Severance payment	—	5,060,000		—	—		6,325,000
Pro rata bonus	—	834,493	(2)	—	—		1,430,000
Cash to Replace Equity Award(3)	—	3,000,000		—	—		3,000,000
Continued healthcare benefits	—	16,444		—	—		23,323
Outplacement	—	—		—	—		25,000
Life Insurance Payment	—	—		—	1,100,000	(4)	—
Total	—	8,910,937		—	1,100,000		10,803,323

(1)	Mr. MacDonald resigned effective May 20, 2015. For a description of his separation agreement, see “Employment Agreements, Change in Control Agreements and Separation Agreements-Other Named Executive Officers-Employment Arrangements with Brian P. MacDonald.”

(2)	Pro-rata bonus reported as actual bonus paid for 2014 year pursuant to Mr. MacDonald’s employment agreement.

(3)	The amounts payable are pursuant to Mr. MacDonald’s letter agreement.

(4)	Life insurance payment only payable upon death.

Michel Taride

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)		Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)		Termination following a Change in Control ($)

Severance payment	—	2,355,506		—	—		2,944,382
Pro rata bonus	—	59,638	(1)	—	—		500,811
Continued benefits	—	54,020		—	—		80,150	(2)
Outplacement	—	25,000		—	—		25,000
Life Insurance Payment	—	—		—	2,356,756	(3)	—
Payment for Outstanding PSUs	—	—		—	1,222,061	(4)	3,816,528
Payment for Outstanding Options	—	—		—	222,920	(4)	222,920
Retiree Car Benefit	—	301,000		301,000	301,000	(5)	301,000
Total(6)	—	2,795,164		301,000	4,102,737		7,890,791

(1)	Reported as actual bonus paid for 2014.

(2)	Includes life insurance benefits in addition to healthcare benefits for covered period.

(3)	Life insurance payment only payable upon death.

(4)	Represents the incremental vesting value of outstanding awards which vest in the event of death or disability.

(5)	Value represents maximum amount of retiree car benefits in the event of disability. In the event of death, Mr. Taride’s spouse would be eligible for car privileges at an amount below the maximum amount.

(6)	Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the spot exchange rate of 1.5216.

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EXECUTIVE COMPENSATION

Robert J. Stuart

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)		Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)		Termination following a Change in Control ($)

Severance payment	—	1,445,007		—	—		1,445,007
Pro rata bonus	—	38,703	(1)	—	—		378,750
Special Award Bonuses	—	1,000,000		—	250,000		1,000,000
Continued benefits	—	10,257		—	—		11,614	(2)
SERP II Increase	—	—		—	—		98,900
Outplacement	—	25,000		—	—		25,000
Excise tax gross up	—	—		—	—		2,170,498
Life Insurance Payment	—	—		—	505,000	(3)	—
Payment for Outstanding PSUs	—	—		—	914,086	(4)	3,017,211
Payment for Outstanding Options	—	—		—	119,644	(4)	119,644
Total	—	2,518,967		—	1,788,730		8,266,624

(1)	Reported as actual bonus paid for 2014.

(2)	Includes life insurance benefits in addition to healthcare benewfits for covered period.

(3)	Life insurance payment only payable upon death.

(4)	Represents the incremental vesting value of outstanding awards which vest in the event of death or disability.

Richard D. Broome(1)

Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)		Termination by reason of Retirement ($)	Termination by reason of Death, Disability ($)		Termination following a Change in Control ($)

Severance payment	—	1,128,883		—	—		1,128,883
Pro rata bonus	—	28,219	(2)	—	—		276,150
Continued benefits	—	10,932		—	—		12,772	(3)
SERP II Increase	—	—		—	—		291,800
Outplacement	—	25,000		—	—		25,000
Excise tax gross up	—	—		—	—		—
Life Insurance Payment	—	—		—	394,500	(4)	—
Payment for Outstanding PSUs	—	—		—	545,558	(5)	1,616,310
Payment for Outstanding Options	—	—		—	96,121	(5)	96,121
Total	—	1,193,034		—	1,036,179		3,447,036

(1)	Mr. Broome resigned effective July 1, 2015. For a description of his separation agreement, see “Employment Agreements, Change in Control Agreements and Separation Agreements-Other Named Executive Officers-Separation Agreement with Richard D. Broome.”

(2)	Reported as actual bonus paid for 2014.

(3)	Includes life insurance benefits in addition to healthcare benefits for covered period.

(4)	Life insurance payment only payable upon death.

(5)	Represents the incremental vesting value of outstanding awards which vest in the event of death or disability.

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NON-GAAP MEASURES

EBITDA is defined as net income before net interest expense, income taxes and depreciation (which includes revenue earning equipment lease charges) and amortization. Corporate EBITDA, as presented herein, represents EBITDA as adjusted for car rental fleet interest, car rental fleet depreciation and certain other items, as described in more detail in the accompanying tables. Each of the measured presented herein reflects the financial results of Hertz Holdings.

Management uses EBITDA and Corporate EBITDA as operating performance and liquidity metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions, profitability and performance trends. Further, EBITDA enables management and investors to isolate the effects on profitability of operating metrics such as revenue, operating expenses and selling, general and administrative expenses, which enables management and investors to evaluate our business segments that are financed differently and have different depreciation characteristics and compare our performance against companies with different capital structures and depreciation policies. We also present Corporate EBITDA as a supplemental measure because such information is utilized in the calculation of financial covenants under Hertz’s senior credit facilities and in the determination of certain executive compensation.

Corporate EBITDA Margin is calculated as the ratio of Corporate EBITDA to total revenues and is used by the Compensation Committee to determine certain executive compensation, primarily in the form of PSUs.

EBITDA, Corporate EBITDA and Corporate EBITDA Margin are not recognized measurements under U.S. GAAP. When evaluating our operating performance or liquidity, investors should not consider EBITDA and Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with U.S. GAAP, such as net income, operating income or net cash provided by operating activities.

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EXECUTIVE COMPENSATION

The following tables reconcile income (loss) before income taxes, the most comparable U.S. GAAP measure, to EBITDA and Corporate EBITDA and presents the calculation of Corporate EBITDA Margin utilizing the U.S. GAAP measure total revenues, in each case of Hertz Holdings.

	Year Ended December 31,
(In millions)	2014	2013 (As Restated)(a)	2012 (As Restated)(a)

Income (loss) before income taxes	$(23)	$603	$365
Depreciation and amortization	3,400	2,872	2,389
Interest, net of interest income	648	707	647
EBITDA	$4,025	$4,182	$3,401
Car rental fleet depreciation	(2,705)	(2,234)	(1,857)
Car rental fleet interest	(277)	(302)	(297)
Car rental fleet debt - related charges(b)	31	32	37
Non-cash stock-based employee compensation charges(c)	10	35	30
Restructuring and restructuring related charges(d)	165	99	49
Acquisition related costs and charges(e)	10	19	147
Integration expenses(f)	9	43	—
Equipment Rental spin-off costs(g)	39	—	—
Relocation costs(h)	9	7	—
Premiums paid on debt(i)	—	29	—
Loss on extinguishment of debt(j)	1	35	—
Impairment charges and asset write-downs(k)	34	40	—
Other extraordinary, unusual or non-recurring items(l)	(20)	16	44
Corporate EBITDA	$1,331	$2,001	$1,554
Total Revenues	11,046	10,775	9,013
Corporate EBITDA Margin	12%	19%	17%

(a)	For further details regarding the restatement see Note 2, “Restatement” to the Notes to our consolidated financial statements included in the 2014 Annual Report under the caption Item 8, “Financial Statements and Supplementary Data.”

(b)	Represents non-cash charges relating to the amortization of deferred debt financing costs and debt discounts.

(c)	For twelve months ended December 31, 2014, excludes $6 million of stock-based compensation forfeitures included in restructuring and restructuring related charges.

(d)	Represents expenses incurred under restructuring actions as defined in U.S. GAAP. For further information on restructuring costs, see Note 15 “Restructuring,” to the Notes to our consolidated financial statements included in the 2014 Annual Report under the caption Item 8, “Financial Statements and Supplementary Data” and incremental costs incurred directly supporting our business transformation initiatives. Such costs include transition costs incurred in connection with our business process outsourcing arrangements and incremental costs incurred to facilitate business process re-engineering initiatives that involve significant organization redesign and extensive operational process changes. Amount in 2014 also includes consulting costs and legal fees related to the accounting review and investigation, one-time costs to terminate certain marketing and co-branding agreements, and costs associated with the separation of certain executives during the year.

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(e)	In 2012, primarily represents Dollar Thrifty acquisition related expenses, change in control expenses, ‘Day-1’ compensation expenses and other adjustments related to the Dollar Thrifty acquisition, loss on the Advantage divestiture, expenses related to additional required divestitures and costs associated with the Dollar Thrifty acquisition and a gain on the investment in Dollar Thrifty stock.

(f)	Primarily represents Dollar Thrifty integration related expenses.

(g)	Represents expense associated with the anticipated HERC spin-off transaction of which $28 million were incurred by HERC and $11 million were incurred by Corporate.

(h)	Represents non-recurring costs incurred in connection with the relocation of our corporate headquarters to Estero, Florida that were not included in restructuring expenses. Such expenses primarily include duplicate facility rent, certain moving expenses, and other costs that are direct and incremental due to the relocation.

(i)	In 2013, represents premiums paid to redeem our 8.50% European Fleet Notes.

(j)	In 2013, represents extinguishment of debt for Senior Convertible Notes.

(k)	In 2014, primarily comprised of impairments related to our former corporate headquarters building in New Jersey and HERC revenue earning equipment held for sale. Additionally, 2014 includes write-downs of assets associated with a terminated business relationship. In 2013, primarily related to a change in the carrying value of the vehicles subleased to FSNA and its subsidiary, Simply Wheelz.

(l)	In 2013, primarily represents cash premiums of $12 million associated with the conversion of the Senior Convertible Notes. In 2012, primarily represents expenses related to the withdrawal from a multiemployer pension plan, litigation accrual and expenses associated with the impact of Hurricane Sandy.

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ANNUAL MEETING PROPOSALS: SAY ON PAY

PROPOSAL 2: APPROVAL, BY A NON-BINDING ADVISORY VOTE,
OF THE NAMED EXECUTIVE OFFICERS’ COMPENSATION

We are offering you a non-binding, advisory vote to approve the compensation of our NEOs, as disclosed in the Compensation Discussion and Analysis and the related narrative and tabular disclosures, also known as a “Say on Pay” vote.

As detailed in the Compensation Discussion and Analysis, we have designed our compensation programs, among other things, to: (i) properly incentivize our NEOs to accomplish our short- and long-term objectives, (ii) be in line with similar pay practices and overall compensation levels at other, similarly-situated companies, (iii) reward our NEOs for not only their individual performance, but the performance of their business unit and the Company overall and (iv) hire and retain our NEOs. In addition, as further detailed in the Compensation Discussion and Analysis, we continually revise our pay practices to be in line with market practices and compensation norms.

Accordingly, you may cast an advisory vote on the following resolution at the 2015 annual meeting:

“RESOLVED, that the compensation awarded to the named executive officers as disclosed in the Compensation Discussion and Analysis, Summary Compensation Table and related tabular and narrative disclosures in this proxy statement is hereby APPROVED.”

Effect of Proposal

The effect of the Say on Pay vote is advisory only and non-binding. However, the Board and Compensation Committee will consider the results of the vote in determining the compensation of our NEOs and our compensation programs generally. The Board values the opinions of our stockholders and is committed to considering their opinions in making decisions. If any stockholder wishes to communicate with the Board regarding executive compensation, the Board can be contacted using the procedures outlined in “Stockholder Communications with the Board” set forth in this proxy statement.

Required Vote to Approve the Proposal

A majority of shares present and entitled to vote is required to approve the proposal. Under applicable Delaware law, abstentions are counted as shares entitled to vote at the annual meeting and therefore will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

The Board recommends a vote FOR approval, by a non-binding advisory vote, of the named executive officers’ compensation.

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ANNUAL MEETING PROPOSALS: RE-APPROVAL OF 2008 OMNIBUS PLAN GOALS

PROPOSAL 3: RE-APPROVAL OF THE MATERIAL TERMS OF THE
PERFORMANCE OBJECTIVES UNDER THE COMPANY’S 2008
OMNIBUS PLAN

Background on Proposal

We are asking our stockholders to re-approve the performance objectives (which we also refer to as “performance goals” in this proposal) contained in our 2008 Omnibus Plan in order to preserve tax deductibility under Section 162(m) of the Code. Re-approving the performance objectives contained in our 2008 Omnibus Plan will allow the Compensation Committee to make equity awards that qualify as performance-based compensation under the terms of Section 162(m).

We are not asking our stockholders for additional shares under the 2008 Omnibus Plan. We are not asking to approve any other material amendments to our 2008 Omnibus Plan.

Our stockholders originally approved our 2008 Omnibus Plan at the 2008 annual meeting of stockholders by an approximately 91% vote in favor. Our stockholders subsequently approved the amended and restated version of the 2008 Omnibus Plan at the 2010 annual meeting of stockholders by an approximately 80% vote in favor. The full text of the 2008 Omnibus Plan is attached as Annex A to this proxy statement and incorporated by reference herein.

If we do not obtain the re-approval of the performance goals, we may continue to grant awards under the 2008 Omnibus Plan in accordance with its current terms, including nondeductible awards that no longer qualify as performance-based compensation under Section 162(m).

Section 162(m) of the Code

Section 162(m) places a limit of $1,000,000 on the amount that we may deduct in any one taxable year for compensation paid to each of our “covered employees.” Our covered employees consist of our Chief Executive Officer and our other three most highly-paid executive officers--other than our Chief Financial Officer. However the $1,000,000 limitation on deductibility does not apply to “performance-based” compensation as that term is defined under

Section 162(m).

In order for compensation to qualify as “performance-based,” among other requirements, the material terms of the performance goals of the plan under which the compensation will be paid must be disclosed and approved by stockholders at least once every five years if the company’s compensation committee (or similar committee) has retained the discretion to set and determine the relevant performance goals on a year-to-year basis. Because our Compensation Committee has retained and used its discretion in setting the performance metrics and targets from year-to-year, we are seeking re-approval of the performance goals contained in the 2008 Omnibus Plan to preserve our ability to deduct performance-based compensation that may be made in the future under the 2008 Omnibus Plan.

Our presentation of the material terms of the performance goals and discussion of federal income tax consequences for performance-based awards for re-approval should not be viewed as a guarantee that we can or will seek to deduct all compensation paid pursuant to any award under the 2008 Omnibus Plan. Although re-approving the performance goals is required for compensation to qualify as performance-based compensation under Section 162(m), not all awards made by the Compensation Committee are intended to qualify, or if intended to qualify, will qualify as performance-based compensation or otherwise be deductible. In addition, because of the fact-based nature of the performance-based compensation exception under Section 162(m) we cannot guarantee that the awards intended to qualify as performance-based compensation under the 2008 Omnibus Plan will qualify for the “performance-based compensation” exception under Section 162(m). The Compensation Committee reserves the ability to make or administer awards and other compensation under the 2008 Omnibus Plan that does not qualify for tax deductibility under Section 162(m).

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ANNUAL MEETING PROPOSALS: RE-APPROVAL OF 2008 OMNIBUS PLAN GOALS

Performance Goals

As described above, certain awards under the 2008 Omnibus Plan may be subject to performance objectives. Performance objectives applicable to awards intended to qualify as performance-based compensation under Section 162(m) will be based on the relative or comparative achievement of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/ or maintenance of share price; market share; gross profits; earnings (including adjusted pre-tax earnings, earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; total net cash flow; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; year-end cash; debt reductions; shareholder equity; market share; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to customer satisfaction, research, development, products or projects and recruiting and maintaining personnel. Performance objectives under the 2008 Omnibus Plan may be established on a company-wide basis or with respect to one or more business units or divisions, or subsidiaries.

The foregoing objectives may include or exclude any or all “extraordinary items” as determined under Generally Accepted Accounting Principles in the United States of America (“GAAP”) and as identified in the financial statements, notes to the financial statements or management’s discussion and analysis in the most recent report filed with the SEC including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes. Under the 2008 Omnibus Plan, the Compensation Committee is not permitted to exercise its discretion with respect to performance objectives for awards to covered executives intended to be performance-based compensation under Section 162(m) of the Code if doing so (or if the ability to do so) would cause the award to fail to qualify as “performance-based” compensation under Section 162(m) of the Code.

Summary of the 2008 Omnibus Plan

Administration and Eligibility

The 2008 Omnibus Plan is administered by the Compensation Committee or its designee. Employees, non-employee directors or consultants of the Company and its subsidiaries are eligible to receive awards of common stock, stock options, stock appreciation rights, performance stock, performance stock units, performance units, restricted stock, restricted stock units or deferred stock units at the Compensation Committee’s discretion. As of the date of this proxy statement, there are approximately 923 employees and 9 non-employee directors eligible to receive awards under the 2008 Omnibus Plan. Subject to applicable law, the Compensation Committee may delegate to an officer, director or group of officers or directors of the Company or its affiliates some or all of its authority under the 2008 Omnibus Plan with respect to participants who are not our executive officers.

Shares Available for Issuance

As of July 31, 2015, 32,700,000 shares were authorized for issuance under the 2008 Omnibus Plan. As of July 31, 2015, 13,162,170 shares remained available for awards under the 2008 Omnibus Plan. A participant may receive a maximum of 5,000,000 stock options or stock appreciation rights and 5,000,000 shares of performance stock or performance stock units in any 36-month period. The maximum dollar amount of cash that may be earned by an individual in connection with the grant of performance units during any calendar year may not exceed $7,500,000. Awards that for any reason

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are canceled, terminated, forfeited, settled in cash or otherwise settled without the issuance of common stock will be available again under the 2008 Omnibus Plan. In the event of a stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event affecting the Company’s common stock, the Compensation Committee will adjust the shares available under the 2008 Omnibus Plan and any outstanding awards to reflect the event and preserve the intrinsic value of the awards. Under the 2008 Omnibus Plan, the Compensation Committee is not permitted to reduce the exercise price of outstanding options or the base price of outstanding stock appreciation rights or grant any new award or cash payment in substitution or upon cancellation of options or stock appreciation rights for any other reason, unless the adjustment is approved by our stockholders or in accordance with the preceding sentence.

Amendment or Termination

The Board or Compensation Committee may terminate, amend or suspend the 2008 Omnibus Plan at any time. The 2008 Omnibus Plan will continue in effect until March 4, 2020, if not earlier terminated by the Board or Compensation Committee. An amendment to the 2008 Omnibus Plan will be submitted for stockholder approval to the extent required by the Code or other applicable laws, rules or regulations or if the amendment will (i) materially increase the benefits under the 2008 Omnibus Plan, (ii) materially increase the number of shares of our Company’s common stock subject to the 2008 Omnibus Plan or the individual award limitations set forth in the plan, other than for antidilutive purposes, (iii) modify the restrictions on repricing set forth in the plan or (iv) materially modify the requirements for participation in the 2008 Omnibus Plan.

Stock Options and Stock Appreciation Rights

Options granted under the 2008 Omnibus Plan may be incentive stock options (within the meaning of Section 422 of the Code) or non-statutory stock options. The grant date of options granted under the 2008 Omnibus Plan will be the date the options are awarded by the Compensation Committee or a future date determined by the Compensation Committee. Except in the case of replacement awards, options will have an exercise price per share that is no less than the fair market value (as defined in the 2008 Omnibus Plan) of a share of common stock on the option grant date.

Options under the 2008 Omnibus Plan will vest based on a minimum period of service or the occurrence of certain events, as determined by the Compensation Committee. No option will remain exercisable beyond 10 years after its grant date.

Stock appreciation rights may be granted to participants in tandem with options or on their own. Unless otherwise determined by the Compensation Committee at or after the grant date, tandem stock appreciation rights will have substantially similar terms as the options with which they are granted. The grant date of stock appreciation rights granted under the 2008 Omnibus Plan will be the date the stock appreciation rights are awarded by the Compensation Committee or a future date determined by the Compensation Committee. Free-standing stock appreciation rights will vest based on a minimum period of service or the occurrence of events, as determined by the Compensation Committee. No stock appreciation right will remain exercisable longer than 10 years after its grant date.

Unless otherwise determined by the Compensation Committee at or after the grant date, in the event of a participant’s death or disability, the participant’s unvested options or stock appreciation rights will vest and all of the participant’s options and stock appreciation rights will remain exercisable until the first anniversary of the participant’s termination of employment (or the expiration of the award’s term, whichever is earlier). If a participant’s employment is terminated for cause, all of the participant’s options and stock appreciation rights will immediately be forfeited and canceled. If a participant’s employment is terminated without cause or as a result of retirement, then the participant may exercise any options and stock appreciation rights that are exercisable on the date of such termination until the earlier of (i) the 90th day following the date of such termination or, if later, the 90th day following expiration of any blackout period in effect with respect to such options or stock appreciation rights, and (ii) the expiration of the term of such options or stock appreciation rights, and

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ANNUAL MEETING PROPOSALS: RE-APPROVAL OF 2008 OMNIBUS PLAN GOALS

any options and stock appreciation rights that are not exercisable upon the participant’s termination or retirement shall be forfeited and canceled as of the date of such termination; provided that, in the case of a participant’s termination as a result of retirement, if the Compensation Committee requests and the participant agrees to execute a release of claims and be bound by certain restrictive covenants, then the participant’s options and stock appreciation rights may be exercised over a longer period (but no later than the expiration of the award’s term). Unless otherwise determined by the Compensation Committee at or after the grant date, upon a termination of a participant’s employment for any other reason, the participant may exercise any vested options or stock appreciation rights until the earlier of (i) the 30th day following the participant’s date of termination or, if later, the 30th day following the expiration of any blackout period in effect with respect to the options or stock appreciation rights or (ii) the expiration of the award’s term.

Performance Stock, Performance Stock Units, Performance Units

Performance stock is common stock of the Company that is subject to forfeiture until predetermined performance conditions have been achieved. A performance stock unit is a contractual right to receive a stated number of shares of common stock, or if provided by the Compensation Committee on or after the grant date, cash equal to the fair market value of such shares of common stock or any combination of shares of common stock and cash having an aggregate fair market value equal to such stated number of shares of common stock, which right is forfeitable until the achievement of predetermined performance conditions. A performance unit is a contractual right to receive a cash-denominated award, payable in cash or shares of common stock or a combination thereof, which right is forfeitable until the achievement of predetermined performance conditions.

The grant date of any performance stock, performance stock units or performance units granted under the 2008 Omnibus Plan will be the date on which such performance stock, performance stock units or performance units are awarded by the Compensation Committee or on such other future date as the Compensation Committee shall determine. Performance stock, performance stock units and performance units granted under the 2008 Omnibus Plan will vest based on the achievement of pre-determined performance goals over performance periods determined by the Compensation Committee or upon the occurrence of certain events, as determined by the Compensation Committee. Unless otherwise determined by the Compensation Committee at or after the grant date, in the event of a participant’s death or disability, a pro-rata portion of the participant’s performance stock, performance stock units and performance units will vest to the extent performance goals are achieved at the end of the performance period.

Unless otherwise determined by the Compensation Committee at or after the grant date, upon a termination of employment for any other reason, all outstanding performance stock, performance stock units and performance units held by the participant will be immediately canceled, provided that if the termination of employment is the result of retirement, and the Compensation Committee requests and the participant agrees to execute a release of claims and be bound by certain restrictive covenants, then, so long as the participant complies with the covenants in its agreement, a pro-rata portion of the participant’s performance stock, performance stock units and performance units will vest to the extent performance goals are achieved at the end of the performance period.

Restricted Stock, Restricted Stock Units and Share Awards

Restricted stock is common stock of the Company that is subject to forfeiture until vested. A restricted stock unit is a contractual right to receive a stated number of shares of common stock, or if provided by the Compensation Committee on or after the grant date, cash equal to the fair market value of such shares of common stock or any combination of shares

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of common stock and cash having an aggregate fair market value equal to such stated number of shares of common stock, that is subject to forfeiture until vested. Share awards are awards of unrestricted common stock.

The grant date of any restricted stock or restricted stock unit under the 2008 Omnibus Plan will be the date on which such restricted stock or restricted stock units are awarded by the Compensation Committee or on such other future date as the Compensation Committee shall determine. Unless otherwise determined by the Compensation Committee at or after the grant date, in the event of a participant’s death or disability, a pro-rata portion of the participant’s restricted stock and restricted stock units will vest, and the remainder will be forfeited. Unless otherwise determined by the Compensation Committee at or after the grant date, upon a termination of employment for any other reason, any unvested restricted stock or restricted stock units of the participant will be canceled. Share awards are granted by the Compensation Committee upon terms and conditions determined by the Compensation Committee in its discretion.

Deferred Stock Units

Each deferred stock unit granted under the 2008 Omnibus Plan represents the contractual right to receive a stated number of shares of common stock or, if provided by the Compensation Committee on or after the grant date, cash equal to the fair market value of such shares of common stock or any combination of shares of common stock and cash having an aggregate fair market value equal to such stated number of shares of common stock, on a specified future date. The grant date of any freestanding deferred stock units under the 2008 Omnibus Plan will be the date on which such freestanding deferred stock units are awarded by the Compensation Committee or on such other future date as the Compensation Committee shall determine. Deferred stock units may be granted by the Compensation Committee independent of other awards or compensation, or subject, to the extent permitted by law and subject to the terms and conditions the Compensation Committee determines, they may be received at the participant’s election instead of cash compensation. Generally, upon a participant’s termination of employment other than for cause, the Company will issue to the participant the shares of common stock underlying any of the participant’s deferred stock units. If a participant’s employment terminates for cause, any deferred stock units granted independently by the Compensation Committee will be immediately canceled.

Change in Control

Upon the occurrence of a change in control of the Company (as defined in the 2008 Omnibus Plan), unless outstanding awards are honored, assumed or substituted with alternative awards that provide substantially similar terms, conditions and economic value to the substituted awards, or unless otherwise determined by the Compensation Committee at or after the grant date, all awards will immediately become exercisable and any restrictions related to the awards will lapse, provided, that, at the discretion of the Compensation Committee (as constituted immediately prior to the change in control) each option, stock appreciation right, restricted stock unit and/or deferred stock unit may be canceled in exchange for an amount of cash calculated pursuant to the 2008 Omnibus Plan. Notwithstanding the foregoing, the Compensation Committee may, in its discretion, instead terminate any outstanding options or stock appreciation rights if either the Company provides holders of such options and stock appreciation rights with reasonable advance notice to exercise their outstanding and unexercised options and stock appreciation rights, or the Compensation Committee reasonably determines that the change in control price (as defined in the 2008 Omnibus Plan) is equal to or less than the exercise price for such options or stock appreciation rights.

Forfeiture

Unless otherwise determined by the Compensation Committee, participants will be subject to confidentiality, non-competition and non-solicitation covenants during the period commencing with a participant’s employment and continuing until the one year period following the later of the participant’s termination of employment and the expiration of any post-termination exercise period. If the participant

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ANNUAL MEETING PROPOSALS: RE-APPROVAL OF 2008 OMNIBUS PLAN GOALS

violates any of these covenants during the protected period, any unexercised options, stock appreciation rights, outstanding performance stock, performance stock units, performance units, restricted stock or restricted stock units will be forfeited as of the date the violation occurred. The participant must also pay to the Company any financial gain on options or stock appreciation rights exercised or performance stock, performance stock units, performance units, restricted stock or restricted stock units vesting, or share awards granted, in the twelve month period prior to the violation.

New Plan Benefits

The benefits or amounts that individuals will receive in the future under the 2008 Omnibus Plan are not determinable because the Compensation Committee has the discretion to grant awards. In 2014, the NEOs were granted awards as set forth in the 2014 Grants of Plan-Based Awards table above. In 2014, the current executive officers as a group were granted awards for 1,111,536 shares, employees as a group were granted awards for 2,194,086 shares and non-employee directors were granted awards as set forth in the 2014 Non-Employee Director Compensation table above.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of 2008 Omnibus Plan awards under the law as in effect on the date of this proxy statement. The rules governing the tax treatment of such awards are complex and the following discussion of tax consequences is necessarily general in nature. In addition, applicable statutory provisions are subject to change, as is the interpretation of those provisions, possibly with retroactive effect, This summary does not purport to cover all federal employment tax or other federal tax consequences associated with the 2008 Omnibus Plan, nor does it address state, local, or non-U.S. taxes.

Options

The grant of an option under the 2008 Omnibus Plan will generally not give rise to any tax consequences for the participant or the Company. The exercise of options and the disposition of common stock received on exercise of options is discussed below.

Incentive Stock Options

A participant generally will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Subject to certain statutory restrictions, gain realized upon a disposition of the Company’s common stock received pursuant to the exercise of an incentive stock option will generally be taxed as long-term capital gain if (1) the participant has held the shares for the longer of two years after the date of grant and one year after the date of exercise, and (2) at all times during the period beginning on the option grant date and ending on the day three months before the option is exercised the participant remains our employee or an employee of any of our subsidiaries (the “Holding Period Requirement”). The Company will generally not be entitled to a deduction with respect to the exercise of an incentive stock option, except as discussed below. If the participant disposes of stock acquired by the exercise of an incentive stock option but has not satisfied the Holding Period Requirement described above, the participant will recognize ordinary income upon the disposition of the common stock equal to the excess of the fair market value of the common stock at the time the option was exercised over the exercise price (but not in excess of the gain, if any, realized on the sale). The balance of the realized gain, if any, will generally be capital gain. In such case, the Company will generally be entitled to a deduction to the extent the participant recognizes ordinary income.

Nonqualified Stock Options

Upon exercise of a non-qualified stock option, a participant generally will recognize ordinary income equal to the difference between the fair market value of the shares acquired and the exercise price. Upon a disposition of the shares acquired by the exercise of a non-qualified option, the participant generally will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the exercise price paid for the shares plus the amount treated as ordinary income at the time the option was exercised). The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with the exercise of a non-qualified option but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant on a disposition of shares.

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ANNUAL MEETING PROPOSALS: RE-APPROVAL OF 2008 OMNIBUS PLAN GOALS

Stock Appreciation Rights, Performance Stock Units, Performance Units, Deferred Stock Units and Restricted Stock Units

The grant of stock appreciation rights, performance stock units, performance units, deferred stock units and restricted stock units under the 2008 Omnibus Plan will generally not give rise to any tax consequences for the participant or the Company. When the participant exercises a stock appreciation right or receives cash, common stock or both, with respect to a performance stock unit, performance unit, deferred stock unit or restricted stock unit, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant and the Company will generally be entitled to a corresponding tax deduction equal to the amount recognized as ordinary income by the participant.

Restricted Stock and Performance Stock Awards

Unless a participant makes an election to accelerate recognition of income to the date of grant as described below, the participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award or performance stock award is granted. When the restrictions lapse or the performance condition is achieved and the performance award vests, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less the amount, if any, paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time. If the participant files an election under Code Section 83(b) within 30 days after the date of grant, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less the amount, if any, paid for the stock), and the Company will generally be allowed a corresponding tax deduction equal to the amount recognized as ordinary income by the participant. In such case, any future appreciation in the stock will be taxable to the participant as capital gains and the Company will not be entitled to further tax deductions. However, if the award is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Share Awards

A participant will recognize ordinary income equal to the fair market value of common stock received as a share award (less the amount, if any, paid for the stock), and the Company will generally be allowed a corresponding tax deduction at that time.

Code Section 409A

The 2008 Omnibus Plan is intended to be administered in a manner generally consistent with the requirements of Code Section 409A. If an award is subject to Code Section 409A (which relates to nonqualified deferred compensation plans), and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties to a participant.

The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2008 Omnibus Plan. Participants in the 2008 Omnibus Plan are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the 2008 Omnibus Plan.

Required Vote to Approve the Proposal

A majority of shares present and entitled to vote is required to approve the proposal. Under applicable Delaware law, abstentions are counted as shares entitled to vote at the annual meeting and therefore will have the same effect as a vote “against” this proposal. Broker non votes will have no effect in determining the outcome of this proposal.

The Board recommends a vote FOR the re-approval of the material terms of the performance objectives under the Company’s 2008 Omnibus Plan.

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ANNUAL MEETING PROPOSALS: AUDITOR APPROVAL

PROPOSAL 4: RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2015

Our Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company for 2015. Our Audit Committee believes that PricewaterhouseCoopers LLP is well-qualified.

PricewaterhouseCoopers LLP has served as the independent registered public accounting firm for the Company since 2005 and for Hertz since 1987. We are not required to have our stockholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, but we are doing so because we believe it is a good corporate practice. The Audit Committee will consider, but is not obligated to abide by, the outcome of this vote in determining whether to engage PricewaterhouseCoopers LLP in 2016 or another independent registered public accounting firm without submitting the matter to our stockholders. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

Required Vote to Approve the Proposal

A majority of shares present and entitled to vote is required to approve the proposal. Under applicable Delaware law, abstentions are counted as shares entitled to vote at the annual meeting and therefore will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

The Board recommends a vote FOR ratification of the selection of
PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2015.

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AUDITOR INFORMATION

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The Company’s fees for services performed by its principal accounting firm, PricewaterhouseCoopers LLP, during fiscal years 2014 and 2013 were as follows:

(in millions)	2014	2013
Audit fees(1)	$14	$10
Audit-related fees(2)	—	1
Tax fees(3)	1	1
All other fees	—	—
Total	$15	$12

(1)	Audit fees were for services rendered in connection with the audit of the financial statements included in the Annual Reports of the Company and Hertz on Form 10-K, reviews of the financial statements included in the Company’s and Hertz’s Quarterly Reports on Form 10-Q, attestation of the effectiveness of our internal controls over financial reporting, statutory audits, and providing comfort letters in connection with our financing transactions.

(2)	Audit-related fees were for services rendered in connection with due diligence, assurance services, and employee benefit plan audits.

(3)	Tax fees related to our Like Kind Exchange Program and tax audit assistance.

Our Audit Committee’s charter requires the Audit Committee to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm; however, the Audit Committee is permitted to delegate pre-approval authority to the Chair of the Audit Committee, who must then provide a report to the full Audit Committee at its next scheduled meeting. All audit and non-audit fees were pre-approved by the Audit Committee in 2014. In May of 2015, the Audit Committee adopted a revised pre-approval policy setting forth the types of services and amounts subject to pre-approval for the 2015 fiscal year.

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AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management of the Company and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company, the audited financial statements of the Company for the fiscal year ended December 31, 2014 (the “Audited Financial Statements”).

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as in effect on the date of this proxy statement.

The Audit Committee has: (i) considered whether non-audit services provided by PricewaterhouseCoopers LLP are compatible with its independence; (ii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence; and (iii) discussed with PricewaterhouseCoopers LLP its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors of the Company that the Audited Financial Statements be included in the 2014 Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

THE AUDIT COMMITTEE

Carl T. Berquist, Chair
Michael J. Durham
Vincent J. Intrieri
Debra J. Kelly-Ennis
Michael F. Koehler

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SHAREHOLDER PROPOSAL

PROPOSAL 5: SHAREHOLDER PROPOSAL ON A POLICY REGARDING ACCELERATED VESTING OF
EQUITY AWARDS OF SENIOR EXECUTIVES UPON A CHANGE IN CONTROL

Background On Proposal

The Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund, 900 Seventh Street, NW, Washington, DC 20001, the beneficial owner of more than $2,000 of the Company’s common stock, has notified us that it intends to present a proposal at the annual meeting. The proposal is set forth below. The Company accepts no responsibility for the accuracy of the proposal or the proponent’s supporting statement. The Board recommends that you vote AGAINST this proposal.

Shareholder Proposal:

RESOLVED: The shareholders ask the board of directors of Hertz Global Holdings to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive officer, provided, however, that the board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the named executive officer’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2015 annual meeting.

SUPPORTING STATEMENT

Hertz Global Holdings, Inc. (“Company”) allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with an executive’s performance.

According to last year’s proxy statement, a change in control and termination as of Dec. 31, 2013 could have accelerated the vesting of $61.9 million worth of long-term equity to Company’s six senior executives, with Chairman and CEO, entitled to $40.8 million.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control.

We urge you to vote FOR this proposal.

Hertz Global Holdings, Inc. 2015 Proxy Statement	81

SHAREHOLDER PROPOSAL

Board’s Statement in Opposition:

The Board has carefully considered this shareholder proposal and recommends that stockholders vote AGAINST this proposal for the reasons set forth below.

The proposal would create potential conflicts of interest by disrupting the alignment of the interests of the Company’s management with the interests of the Company’s stockholders. The Compensation Committee of the Company’s Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of annual and long-term Company performance goals and aligns executives’ interests with those of stockholders, with the ultimate objective of increasing stockholder value. One of the essential purposes of providing executives with equity-based awards is to align their interests with those of the Company’s stockholders. If the Compensation Committee (as constituted immediately prior to the change in control), reasonably determines, prior to the change in control that such outstanding awards will be honored or assumed by the new employer, then such honored or assumed awards must have terms and conditions which provide that in the event that the executive suffers an involuntary termination without cause within two years following the change in control, any conditions on the executive’s rights under, or any restrictions on transfer or exercisability applicable to each award held by such participant will be waived or lapsed. The Company believes such “double trigger” provisions provide incentives for our executives to pursue maximum stockholder value in a potential change in control transaction while providing protective mechanisms for when outstanding awards are assumed by a new employer in connection with the change in control.

The proposal, if implemented, would have the effect of depriving executives of the full value of their awards upon a change in control and therefore would conflict with the objectives of the Company’s executive compensation program. At any particular time, the Company’s executives hold significant unvested equity awards representing a significant portion of the compensation they will receive if they remain with the Company through the specified vesting dates and, in the case of performance stock units, if the performance goals are met. The proposal would eliminate the Company’s ability to provide reasonable assurance to key executives that they will realize the expected value of their equity awards even if the Company experiences a change in control. Putting key executives’ compensation at risk if the Company were to experience a change in control could create a conflict of interest if the Company were pursuing a merger or similar transaction that the Board believes is in the best interests of stockholders. Accelerating the vesting of equity awards upon a change in control eliminates this potential misalignment of the interests of executives and the Company’s stockholders by ensuring that executives, who are implementing strategic actions in the best interest of the stockholders, are not at the same time penalized with a loss of their incentive compensation.

The proposal could put the Company at a competitive disadvantage in attracting and retaining key executives. The proposal, if implemented, could disadvantage the Company in competing for executive talent. Unless the prohibition on accelerated vesting of equity awards advocated by the proposal is implemented by every company with which the Company competes for executive talent, the proposal could adversely affect the Company’s ability to attract and retain highly qualified executive management personnel, thus jeopardizing the Company’s performance and ability to create and deliver maximum value to stockholders.

The proposal also could make it more difficult for the Company to retain key executives during a potential change in control, which could make it difficult for the potential transaction to advance in a manner that would serve the best interests of the Company’s stockholders. Moreover, the risk of job loss, coupled with a loss of significant equity awards, in connection with a change in control may present an unnecessary distraction for key executives. The prospect of a change in control might, for example, lead key executives whose positions might be eliminated after consummation of the transaction to begin seeking new employment. The search for new employment while the Company’s Board is negotiating a change in control transaction could be distracting to management and the Board and create a potential conflict with the Company’s goal of

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SHAREHOLDER PROPOSAL

protecting its stockholders’ interests and maximizing stockholder value. Retaining key executives while a change in control transaction is pending can be particularly important, since the loss of key executives could adversely affect the Company’s business or operations if the transaction is not completed. Accelerated vesting provisions therefore help provide stability, ensure continuity of executive management and keep executive management’s objective input available to the Board during a potential change in control transaction.

Allowing executives to retain the full value of their awards helps foster the retention value of the Company’s equity compensation awards by incentivizing executives to remain with the Company through consummation of a merger or similar change in control transaction. Acceleration of vesting therefore helps incentivize management to maximize stockholder value, further aligning the interests of management with the Company’s stockholders.

The proposal would unduly restrict the ability of the Compensation Committee to structure executive compensation. The Company’s Board of Directors believes that the Compensation Committee, which is comprised of four independent, non-management directors, needs to be in a position to develop executive compensation principles and practices that reflect market conditions and are in the best interests of the Company’s stockholders. To do that, the Compensation Committee must have the flexibility to structure effective and competitive compensation programs. The proposal’s restrictions on the Committee’s ability to permit executives to realize the full value of their equity awards upon a change in control could, as discussed above, hinder the Company’s ability to attract and retain executive talent. The Board of Directors believes that the Compensation Committee must be given latitude to develop an executive compensation program that is competitive and that is designed to foster achievement of the strategic, operational and financial goals of the Company. A rigid policy such as the one advocated by the proposal would limit the Committee’s ability to design effective and competitive compensation programs and therefore would place the Company at a competitive disadvantage in recruiting, retaining and motivating executive officers.

We note that the equity awards issued to senior management and other employees of the Company are awarded under the Omnibus Plan. The Omnibus Plan expressly provides that, unless otherwise replaced or substituted, outstanding equity awards will vest on an accelerated basis upon a change in control of the Company, and was approved by the Company’s stockholders at the our 2008 annual meeting of stockholders by over 91% of the votes cast and subsequently re-approved at our 2010 annual meeting of stockholders.

The Board unanimously recommends that stockholders vote AGAINST this shareholder proposal. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

Required Vote to Approve the Proposal

A majority of shares present and entitled to vote is required to approve the proposal. Under applicable Delaware law, abstentions are counted as shares entitled to vote at the annual meeting and therefore will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

The Board recommends a vote AGAINST approval of the shareholder proposal on a policy regarding accelerated vesting of equity awards of senior executives upon a change in control.

Hertz Global Holdings, Inc. 2015 Proxy Statement	83

BENEFICIAL OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS, DIRECTORS AND OFFICERS

The following table sets forth information as of August 10, 2015, unless another date is specified below, with respect to the ownership of the common stock of Hertz Holdings by:

•	each person known to own beneficially more than 5% of the common stock of Hertz Holdings;

•	each of the directors or director nominees of Hertz Holdings;

•	each of the executive officers named in the Summary Compensation Table; and

•	all of Hertz Holdings’ executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. As of August 10, 2015 we had 459,115,850 shares of our common stock outstanding.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to the knowledge of Hertz Holdings, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Hertz Global Holdings, Inc., 999 Vanderbilt Beach Road, Naples, FL 34108.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent %

Carl C. Icahn(1)	51,922,405	11.31
JANA Partners LLC(2)	41,781,473	9.10
The Vanguard Group(3)	26,906,672	5.86
Directors and Executive Officers(4)
Samuel Merksamer	0	**
Carl T. Berquist(5)(6)	133,962	**
Michael J. Durham(6)	97,429	**
Carolyn N. Everson(5)	13,642	**
Henry R. Keizer	1,500	**
Debra J. Kelly-Ennis(5)	13,411	**
Michael F. Koehler	23,583	**
Vincent J. Intrieri(5)	3,213	**
Linda Fayne Levinson	21,583	**
Daniel A. Ninivaggi	0	**
John P. Tague	84,200	**
Thomas C. Kennedy	41,000	**
Michel Taride(7)	448,723	**
Robert J. Stuart(8)	90,805	**
All directors and executive officers as a group	926,963	**
Richard D. Broome(9)(10)	205,748	**
Mark P. Frissora(9)(11)	6,127,610	1.33
Brian P. MacDonald(9)	0	**
Scott P. Sider(9)(12)	302,938	**
J. Jeffrey Zimmerman(9)(13)	488,005	**

**	Less than 1%

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BENEFICIAL OWNERSHIP AND OTHER MATTERS

(1)	Represents shares held by the following group of entities associated with Mr. Carl C. Icahn: High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”) and Beckton Corp. (“Beckton”). The principal business address of each of (i) High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton is White Plains Plaza, 445 Hamilton Avenue - Suite 1210, White Plains, NY 10601, and (ii) Mr. Icahn is c/o Icahn Associates Holding LLC, 767 Fifth Avenue, 47th Floor, New York, NY 10153.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own the shares which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes.

The immediately preceding information in this footnote is based solely on the Schedule 13D/A filed with the SEC on December 17, 2014 by Mr. Icahn and entities associated with Mr. Icahn.

(2)	Represents shares held by JANA Partners LLC (“JANA”). The principal business address of JANA is 767 Fifth Avenue, 8th Floor, New York, New York 10153. The immediately preceding information in this footnote is based solely on the Form 13F filed with the SEC on May 15, 2015 by JANA.

(3)	A report on Schedule 13F, filed August 13, 2015, disclosed that The Vanguard Group, an investment adviser, was the beneficial owner of 26,906,672 shares of common stock as of June 30, 2015. All information regarding The Vanguard Group is based on that entity’s report on Schedule 13F.

(4)	Includes employee and/or director stock options held directly by the beneficial owner which are currently exercisable or which will become exercisable within sixty days; restricted stock units reported as owned outright or which will vest within sixty days; phantom shares issued under the Director Compensation Policy; and any shares that were purchased pursuant to Hertz Holdings’ employee stock purchase plan.

(5)	Includes the following phantom shares issued under the Director Compensation Policy: (i) 57,533 for Mr. Berquist, (ii) 8,692 for Ms. Everson, (iii) 3,213 for Mr. Intrieri and (iv) 8,461 for Ms. Kelly-Ennis.

(6)	Includes director stock options which are currently exercisable. Messrs. Berquist and Durham each hold currently exercisable director stock options to purchase 23,350 shares.

(7)	The number of options which Mr. Taride can exercise within 60 days is 253,324.

(8)	The number of options which Mr. Stuart can exercise within 60 days is 39,795.

(9)	The beneficial ownership amounts for each Messrs. Broome, Frissora, MacDonald, Sider and Zimmerman are as the last date of employment of each such person.

(10)	The number of options which Mr. Broome can exercise within 60 days is 157,249.

Hertz Global Holdings, Inc. 2015 Proxy Statement	85

BENEFICIAL OWNERSHIP AND OTHER MATTERS

(11)	The number of options which Mr. Frissora can exercise within 60 days is 3,568,159.

(12)	The number of options which Mr. Sider can exercise within 60 days is 161,431.

(13)	The number of options which Mr. Zimmerman can exercise within 60 days is 383,656.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

During 2014, Messrs. Beracha, Berquist, Durham, Ninivaggi and Tamke and Mses. Everson and Fayne Levinson served as members of our Compensation Committee. None of these individuals: (i) served as an officer or employee of the Company during 2014 or (ii) was formerly an officer of the Company, with the exception of Mr. Tamke, who was an officer of the Company prior to our initial public offering in 2006.

During the year 2014: (i) none of our executive officers served as a member of a compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served on our Compensation Committee; (ii) none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee; and (iii) none of our executive officers served as a member of the compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served as one of our directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by the Company’s directors, executive officers and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, all reports required to be filed by the Company’s reporting persons during 2014 were filed on time, except that due to administrative error, Robin Kramer filed a late Form 3.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has not adopted formal policies and procedures specifically designed to address the review and approval of transactions with related parties. The Nominating and Governance Committee is charged with reviewing and approving each transaction that involves the Company or any of its affiliates, on one hand, and (directly or indirectly) a director or a member of his or her family or any entity managed by any such person, on the other hand, unless the Nominating and Governance Committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board. The Board has also adopted the written Directors’ Code of Conduct applicable to the Board and the Company has adopted the written Standards of Business Conduct, which require all employees, officers and directors to avoid conflicts of interests.

The Directors’ Code of Conduct is applicable to all Board members and provides guidance for handling unforeseen situations which may arise, including conflicts of interest. Pursuant to the Directors’ Code of Conduct, a conflict of interest may arise when a Board member’s private interest interferes in any way-or even appears to interfere-with the interests of the Company as a whole. The Directors’ Code of Conduct specifies that a conflict of interest may include, among other things, the following:

•	when a Board member or a member of his or her family takes actions or has interests that may make it difficult for the Board member to make decisions on behalf of the Company objectively and effectively;

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BENEFICIAL OWNERSHIP AND OTHER MATTERS

•	where a Board member or a member of his or her family has a financial interest in, or is engaged, directly or indirectly, in the management of an organization that deals with the Company as a supplier, contractor, purchaser or distributor of the Company’s products or services, or is a competitor; and

•	where a Board member renders services to another organization or individual as an employee, agent, consultant or director if the organization or individual is doing or seeking to do business with the Company or is a competitor.

Pursuant to the Directors’ Code of Conduct, any member of our Board who believes he or she has an actual or potential conflict of interest with us is obligated to notify the Chair of the Nominating and Governance Committee as promptly as practicable. That member should not participate in any decision by our Board, or any committee of our Board, that in any way relates to the matter that gives rise to the conflict or potential conflict of interest until the issue has been resolved to the satisfaction of the Chair of the Nominating and Governance Committee or the Board.

The Standards of Business Conduct are applicable to all employees, officers and directors of the Company and its subsidiaries. The Standards of Business Conduct generally prohibit employees from maintaining outside business or financial interests or engaging in outside business or financial activity that conflicts with the interests of the Company.

The following is a description of certain relationships and transactions that existed or that we have entered into with our directors, major stockholders and certain other related persons since the beginning of 2014, as well as certain other transactions.

Agreements with Carl C. Icahn

On September 15, 2014, the Company entered into a definitive Nomination and Standstill Agreement (the “Nomination and Standstill Agreement”) with Mr. Carl C. Icahn, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP

LLC, Icahn Capital LP, Icahn Onshore LP, Icahn Offshore LP, Beckton Corp., Vincent J. Intrieri, Samuel Merksamer and Daniel A. Ninivaggi (collectively, the “Icahn Group”).

Pursuant to the Nomination and Standstill Agreement, Mr. Vincent J. Intrieri, Mr. Samuel Merskamer and Mr. Daniel A. Ninivaggi (collectively, the “Icahn Designees”) were appointed to the Board of Directors of the Company as Class II, Class I and Class I directors respectively effective as of September 15, 2014. Messrs. Intrieri, Merksamer and Ninivaggi were also appointed to the Board of Directors of Hertz. Pursuant to the Nomination and Standstill Agreement, so long as an Icahn Designee is a member of the Board, the Board will not be expanded to greater than ten directors without the approval from the Icahn Designees then on the Board. In addition, pursuant to the Nomination and Standstill Agreement, subject to certain restrictions and requirements, the Icahn Group will have certain replacement rights in the event an Icahn Designee resigns or is otherwise unable to serve as a director (other than as a result of not being nominated by the Company for an annual meeting subsequent to the 2015 Annual Meeting).

Pursuant to the Nomination and Standstill Agreement, among other things, the Icahn Group agreed not to conduct a proxy contest regarding any matter, including the election of directors, with respect to the 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”). In addition, until the later of the (x) the 2015 Annual Meeting and (y) the date that no Icahn Designee is a member of the Board (or otherwise deemed to be on the Board pursuant to the terms of the Nomination and Standstill Agreement) (the “Board Representation Period”), the Icahn Group agrees to vote all of its shares of common stock of the Company in favor of the election of all of the Company’s director nominees at each annual or special meeting of the Company. Also pursuant to the Nomination and Standstill Agreement, during the Board Representation Period, and subject to limited exceptions, the Icahn Group will adhere to certain standstill obligations, including the obligation to not solicit proxies or consents or influence others with respect to the same. The Icahn Group further agrees that during the Board Representation Period, subject to certain limited exceptions, the Icahn Group will not

Hertz Global Holdings, Inc. 2015 Proxy Statement	87

BENEFICIAL OWNERSHIP AND OTHER MATTERS

acquire or otherwise beneficially own more than 20% of the Company’s outstanding voting securities.

In addition, pursuant to the Nomination and Standstill Agreement, the Board dissolved the previously existing Executive and Finance Committee of the Board, and agreed not to create a separate executive committee of the board so long as an Icahn Designee is a member of the Board.

If at any time the Icahn Group ceases to hold a “net long” position, as defined in the Nomination and Standstill Agreement, in at least (A) 28,500,000 shares of the Company’s common stock, the Icahn Group will cause one Icahn Designee to promptly resign from the Board; (B) 22,800,000 shares of the Company’s common stock, the Icahn Group will cause two Icahn Designees to promptly resign from the Board; and (C) 19,000,000 shares of the Company’s common stock, the Icahn Group will cause all of the Icahn Designees to promptly resign from the Board and the Company’s obligations under the Nomination and Standstill Agreement will terminate.

In addition, pursuant to the Nomination and Standstill Agreement, the Company and the Icahn Group agreed to enter into a customary registration rights agreement.

Indemnification Agreements

The Company is a party to indemnification agreements with each of its directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under the Company’s By-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Relocation Program

We provided relocation assistance to our employees in connection with the relocation of our corporate headquarters from Park Ridge, New Jersey to Estero, Florida. In connection with the relocation program, we entered into an agreement with a third-party provider of relocation services, part of which included purchases of the current residences of eligible employees on our behalf. Consistent with the practices of other, similarly-situated companies that undergo relocations, the purchase price of each of the residences was determined by obtaining multiple appraisals, which were averaged for the third party’s purchase price. The total amount that we spent under the program during the year ended December 31, 2014 was $3 million for the executive officers. The Compensation Committee approved the program.

Other Relationships

In connection with our car and equipment rental businesses, we enter into millions of rental transactions every year involving millions of customers. In order to conduct those businesses, we also procure goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with members of our Board. We believe that all such rental and procurement transactions have been conducted on an arms length basis and involved terms no less favorable to us than those that we believe we would have obtained in the absence of such affiliation. It is our management’s policy to bring to the attention of our Board any transaction with a related party, even if the transaction arises in the ordinary course of business, if the terms of the transaction would be less favorable to us than those to which we would agree to in normal commercial circumstances. For additional information regarding our transactions with companies of which certain of our independent directors are executive officers, see “Board Independence” above.

88	Hertz Global Holdings, Inc. 2015 Proxy Statement

OTHER MATTERS

OTHER BUSINESS

Our Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting is properly presented, the holders of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING

We have sent or are sending the Notice, which indicates that that our proxy materials and annual report to stockholders for 2014 will be made available on the Internet at www.proxyvote.com. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions on your Notice.

PROPOSALS FOR 2016

The Company anticipates that it will hold its next annual meeting of stockholders in May of 2016. Should the Company hold its annual meeting of stockholders in May of 2016, then the dates below will be determined in accordance with Rule 14a-8 of the Exchange Act and under the advance notice provisions of our By-laws. The Company is providing the information below in accordance with SEC reporting rules based on the applicable dates provided in this proxy statement. As discussed below, our By-laws provide that if the 2016 annual meeting of stockholders is held before September 15, 2016, advance notice of any business must be delivered at the address below no earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the date of such annual meeting or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made.

Except as otherwise required by Rule 14a-8 of the Exchange Act, the Company will review for inclusion in next year’s proxy statement stockholder proposals received by May 4, 2016. Proposals should be sent to Thomas J. Sabatino, Jr., Senior Executive Vice President, Chief Administrative Officer and General Counsel of the Company at 999 Vanderbilt Beach Road, Naples, FL 34108.

Stockholder proposals, including nominations for directors, not included in next year’s proxy statement may be brought before the 2016 annual meeting of stockholders by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Senior Executive Vice President, Chief Administrative Officer and General Counsel of the Company containing certain information specified in the By-laws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than June 17, 2016 and no later than July 17, 2016, except that if the 2016 annual meeting of stockholders is held before September 15, 2016 or after December 24, 2016, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the date of such annual meeting or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made.

Our By-laws require that stockholder recommendations for nominees to the Board must include the name of the nominee or nominees, information regarding the nominee or nominees that would be required to be included in a proxy statement for the election of directors and a consent signed by the nominee or nominees evidencing consent to be named in the proxy statement and willingness to serve on the Board of Directors, if elected.

Hertz Global Holdings, Inc. 2015 Proxy Statement	89

OTHER MATTERS

ANNUAL REPORT FOR 2014

The Company’s annual report to stockholders for the year 2014 is being made available on or about September 1, 2015 to persons who were stockholders of record as of August 24, 2015, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies.

By order of the Board of Directors,

/s/ Thomas J. Sabatino, Jr.
Thomas J. Sabatino, Jr.
Senior Executive Vice President,
Chief Administrative Officer and General Counsel

Naples, Florida

August 24, 2015

90	Hertz Global Holdings, Inc. 2015 Proxy Statement

Annex A

HERTZ GLOBAL HOLDINGS, INC.
2008 OMNIBUS INCENTIVE PLAN

(as amended and restated effective as of March 4, 2010 and
conformed through Amendment No. 1 on May 12, 2014)

Article I

PURPOSES

The purposes of the Plan are to foster and promote the long-term financial success of the Company and the Subsidiaries and materially increase shareholder value by (a) motivating superior performance by Participants, (b) providing Participants with an ownership interest in the Company, and (c) enabling the Company and the Subsidiaries to attract and retain the services of outstanding Employees upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

Article II

DEFINITIONS

2.1     Certain Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth below:

“Adjustment Event” means any dividend payable in capital stock, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event affecting the Common Stock.

“Affiliate” means, with respect to any person, any other person controlled by, controlling or under common control with such person.

“Alternative Award” has the meaning given in Section 9.2.

“Award” means any Option, Stock Appreciation Right, Performance Stock, Performance Stock Unit, Performance Unit, Restricted Stock, Restricted Stock Unit, Share Award or Deferred Stock Unit granted pursuant to the Plan, including an Award combining two or more types in a single grant.

“Award Agreement” means any written agreement, contract, or other instrument or document evidencing any Award granted by the Committee pursuant to the Plan. The terms of any plan or guideline adopted by the Committee and applicable to an Award shall be deemed incorporated in and part of the related Award Agreement. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the Participant’s acceptance of, or actions under, an Award Agreement unless otherwise expressly specified herein. In the event of any inconsistency or conflict between the terms of the Plan and an Award Agreement, the terms of the Plan shall govern.

“Business” has the meaning given in Section 5.5.

“Board” means the Board of Directors of the Company.

“Carlyle Investors” means, collectively, (i) Carlyle Partners IV, L.P., (ii) CEP II Participations S.àr.l., (iii) CP IV Co-investment, L.P., and (iv) CEP II U.S. Investments, L.P.

“Cause” means, except as otherwise defined in an Award Agreement, with respect to any Participant (as determined by the Committee) (i) willful and continued failure to perform substantially the Participant’s material duties with the Company (other than any such failure resulting from the Participant’s incapacity as a result of physical or mental illness) after a written demand for substantial performance specifying the manner in which the Participant has not performed such duties is delivered to the Participant by the person or entity that supervises or manages the Participant, (ii) engaging in willful and serious misconduct that is injurious to the Company or any of its Subsidiaries, (iii) one or more acts of fraud or personal dishonesty resulting in or intended to result in personal enrichment at the expense of the Company or any of its Subsidiaries, (iv) substantial

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abusive use of alcohol, drugs or similar substances that, in the sole judgment of the Company, impairs the Participant’s job performance, (v) material violation of any Company policy that results in harm to the Company or any of its Subsidiaries or (vi) indictment for or conviction of (or plea of guilty or nolo contendere) to a felony or of any crime (whether or not a felony) involving moral turpitude. A “Termination for Cause,” shall include a determination by the Committee following a Participant’s termination of employment for any other reason that, prior to such termination of employment, circumstances constituting Cause existed with respect to such Participant.

“CDR Investors” means, collectively, (i) Clayton, Dubilier & Rice Fund VII, L.P., (ii) CDR CCMG Co-Investor L.P., and (iii) CD&R Parallel Fund VII, L.P.

“Change in Control” means the first occurrence of any of the following events after the effective date of the Plan:

(a)     the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act), other than the Company, the Subsidiaries, any employee benefit plan of the Company or the Subsidiaries, or any of the Investors, of 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(b)     within any 24-month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (b);

(c)     the merger or consolidation of the Company as a result of which persons who were owners of the voting securities of the Company, immediately prior to such merger or consolidation, or any or all of the Investors, do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company.

(d)     the approval by the Company’s shareholders of the liquidation or dissolution of the Company other than a liquidation of the Company into any Subsidiary or a liquidation a result of which persons who were stockholders of the Company immediately prior to such liquidation, or any or all of the Investors, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity that holds substantially all of the assets of the Company following such event; and

(e)     the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

“Change in Control Price” means the price per share on a fully diluted basis offered in conjunction with any transaction resulting in a Change in Control, as determined in good faith by the Committee as constituted before the Change in Control, if any part of the offered price is payable other than in cash.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or, if applicable, the delegate of the Compensation Committee of the Board as permitted or required herein.

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any other securities into which the Common Stock is changed or for which the Common Stock is exchanged.

“Company” means Hertz Global Holdings, Inc., a Delaware corporation, and any successor thereto.

“Covered Period” has the meaning given in Section 5.5.

“Deferred Annual Amount” has the meaning given in Section 8.1.

“Deferred Stock Unit” means a Participant’s contractual right to receive a stated number of shares of Common Stock or, if provided by the Committee on or after the grant date, cash equal to the Fair Market Value of such shares of Common Stock or any combination of shares of Common Stock and cash

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having an aggregate Fair Market Value equal to such stated number of shares of Common Stock, under the Plan at the end of a specified period of time.

“Disability” means, unless otherwise provided in an Award Agreement, a physical or mental disability or infirmity that prevents or is reasonably expected to prevent the performance of a Participant’s employment-related duties for a period of six months or longer and, within 30 days after the Company notifies the Participant in writing that it intends to terminate his employment, the Participant shall not have returned to the performance of his employment-related duties on a full-time basis; provided, that (i) for purposes of Section 5.3(a) in respect of ISOs, the term “Disability” shall have the meaning assigned to the term “Permanent and Total Disability” by section 22(e)(3) of the Code (i.e., physical or mental disability or infirmity lasting not less than 12 months), and (ii) with respect to any Award that constitutes deferred compensation subject to section 409A of the Code, “Disability” shall have the meaning set forth in section 409A(a)(2)(c) of the Code. The Committee’s reasoned and good faith judgment of Disability shall be final, binding and conclusive, and shall be based on such competent medical evidence as shall be presented to it by such Participant and/or by any physician or group of physicians or other competent medical expert employed by the Participant or the Company to advise the Committee. Notwithstanding the foregoing (but except in the case of ISOs and awards subject to section 409A of the Code), with respect to any Participant who is a party to an employment agreement with the Company or any Subsidiary, “Disability” shall have the meaning, if any, specified in such Participant’s employment agreement.

“Dividend Equivalents” means an amount equal to any dividends and distributions paid by the Company with respect to the number of shares of Common Stock subject to an Award.

“Employee” means any non-employee director, officer or employee of, or any natural person who is a consultant to, the Company or any Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Executive Officer” means each person who is an officer of the Company or any Subsidiary and who is subject to the reporting requirements under Section 16(a) of the Exchange Act.

“Fair Market Value” means, unless otherwise defined in an Award Agreement, as of any date, the closing price of one share of Common Stock on the New York Stock Exchange (or on such other recognized market or quotation system on which the trading prices of Common Stock are traded or quoted at the relevant time) on the date as of which such Fair Market Value is determined. If there are no Common Stock transactions reported on the New York Stock Exchange (or on such other exchange or system as described above) on such date, Fair Market Value shall mean the closing price for a share of Common Stock on the immediately preceding day on which Common Stock transactions were so reported.

“Incumbent Director” means, with respect to any period of time specified under the Plan for purposes of determining a Change in Control, the persons who were members of the Board at the beginning of such period; provided, that a director elected, or nominated for election, to the Board in connection with a proxy contest shall not be considered an Incumbent Director.

“Initial Investors” means, collectively, the Carlyle Investors, the CDR Investors and the Merrill Lynch Investors.

“Investors” means, collectively, (i) the Initial Investors, (ii) TC Group L.L.C. (which operates under the trade name The Carlyle Group), (iii) Clayton, Dubilier & Rice, Inc., (iv) Merrill Lynch Global Partners, Inc., (v) any Affiliate of any of the foregoing, including any investment fund or vehicle managed, sponsored or advised by any of the foregoing, and (vi) any successor in interest to any of the foregoing.

“ISOs” has the meaning given in Section 5.1(a).

“Merrill Lynch Investors” means, collectively, (i) ML Global Private Equity Fund, L.P., (ii) Merrill Lynch Ventures L.P. 2001, (iii) CMC-Hertz Partners, L.P., and (iv) ML Hertz Co-Investor, L.P.

“New Employer” means, as determined by the Committee in its sole discretion, a Participant’s employer immediately following a Change in Control, the Company, any successor to the Company, or the entity resulting from a spin-off from the Company, or the parent or a subsidiary of any such entities.

“NSOs” has the meaning given in Section 5.1(a).

“Option” means the right granted to a Participant pursuant to the Plan to purchase a stated number

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of shares of Common Stock at a stated price for a specified period of time.

“Option/SAR Financial Gain” has the meaning given in Section 5.5.

“Participant” means any Employee or prospective Employee designated by the Committee to receive an Award under the Plan.

“Performance Period” means the period, as determined by the Committee, during which the performance of the Company, any Subsidiary, any business unit and any individual is measured to determine whether and the extent to which the applicable performance measures have been achieved, provided that each such period shall be no greater than five years in length.

“Performance Stock” means a grant of a stated number of shares of Common Stock to a Participant under the Plan that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the completion of the applicable Performance Period (or such portion of the applicable Performance Period as otherwise provided in Article VI).

“Performance Stock Unit” means a Participant’s contractual right to receive a stated number of shares of Common Stock or, if provided by the Committee on or after the grant date, cash equal to the Fair Market Value of such shares of Common Stock or any combination of shares of Common Stock and cash having an aggregate Fair Market Value equal to such stated number of shares of Common Stock, under the Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the completion of the applicable Performance Period (or such portion of the applicable Performance Period as otherwise provided in Article VI).

“Performance Unit” means a Participant’s contractual right to receive a cash-denominated award, payable in cash or shares of Common Stock or a combination thereof, under the Plan at a specified time that is forfeitable by the Participant until the attainment of specified performance goals, or until otherwise determined by the Committee or in accordance with the Plan, subject to the continuous employment of the Participant through the applicable Performance Period (or such portion of the applicable Performance Period as otherwise provided in Article VI).

“Performance-Based Financial Gain” has the meaning given in Section 6.7.

“Permitted Transferee” has the meaning given in Section 11.1.

“Plan” means this Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan, as the same may be interpreted by the Committee and/or be amended from time to time.

“Prior Plans” means the Hertz Global Holdings, Inc. Stock Incentive Plan and the Hertz Global Holdings, Inc. Director Stock Incentive Plan.

“Replacement Award” means an Award made to employees of companies or businesses acquired by the Company to replace incentive awards and opportunities held by such employees prior to such acquisition.

“Restricted Stock” means a grant of a stated number of shares of Common Stock to a Participant under the Plan that is forfeitable by the Participant until the completion of a specified period of future service, or until otherwise determined by the Committee or in accordance with the Plan.

“Restricted Stock Unit” means a Participant’s contractual right to receive a stated number of shares of Common Stock or, if provided by the Committee on or after the grant date, cash equal to the Fair Market Value of such shares of Common Stock or any combination of shares of Common Stock and cash having an aggregate Fair Market Value equal to such stated number of shares of Common Stock, under the Plan at the end of a specified period of time that is forfeitable by the Participant until the completion of a specified period of future service, or until otherwise determined by the Committee or in accordance with the Plan.

“Restriction-Based Financial Gain” has the same meaning given in Section 7.6.

“Restriction Period” means (i) with respect to any Performance Stock, Performance Stock Unit or Performance Unit, the period beginning on the grant date of such Award and ending on the certification

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by the Committee that the performance objectives or objectives for the applicable Performance Period have been attained (in whole or in part) in accordance with Section 6.2(d), (ii) with respect to any Restricted Stock or Restricted Stock Unit, the Restriction Period specified in the Award Agreement evidencing such Award, and (iii) with respect to any freestanding Deferred Stock Unit as to which the Committee has specified a Restriction Period in accordance with Section 8.4, the Restriction Period so specified.

“Retained Award” has the meaning given in Section 6.6(a).

“Retained Retirement Award” has the meaning given in Section 6.6(b).

“Retirement” means, except as otherwise defined in an Award Agreement, a Participant’s retirement from active employment with the Company and any Subsidiary at or after such Participant attains age 65, or after such Participant attains age 55 and has provided, at minimum, 10 years of service to the Company or any Subsidiary.

“Share Award” means an Award of unrestricted shares of Common Stock pursuant to Section 7.8 of the Plan.

“Stock Appreciation Right” means, with respect to shares of Common Stock, the right to receive a payment from the Company in cash and/or shares of Common Stock equal to the product of (i) the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over a specified base price fixed by the Committee on the grant date, multiplied by (ii) a stated number of shares of Common Stock.

“Subsidiary” means any corporation in which the Company owns, directly or indirectly, stock representing 50% or more of the combined voting power of all classes of stock entitled to vote, and any other business organization, regardless of form, in which the Company possesses, directly or indirectly, 50% or more of the total combined equity interests in such organization.

“Vesting Date” means (i) with respect to any Performance Stock, Performance Stock Unit, Performance Unit, Restricted Stock or Restricted Stock Unit, the expiration date of the applicable Restriction Period, and (ii) with respect to any Option or Stock Appreciation Right, the date such Award first becomes exercisable in accordance with the Plan and the Award Agreement evidencing such Award.

“Wrongful Conduct” has the meaning given in Section 5.5.

“Wrongful Conduct Period” has the meaning given in Section 5.5.

2.2     Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Article III

POWERS OF THE COMMITTEE

3.1     Eligibility and Participation. Participants in the Plan shall be those Employees designated by the Committee (or its delegate) to participate in the Plan.

3.2     Power to Grant and Establish Terms of Awards. The Committee shall have the authority, subject to the terms of the Plan, to determine the Employees to whom Awards shall be granted, the type or types of Awards to be granted and the terms and conditions of any and all Awards including, but not limited to, the number of shares of Common Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable Award Agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.

3.3     Administration. The Committee shall be responsible for the administration of the Plan. Any Awards granted by the Committee may be subject to such conditions, not inconsistent with the terms of the Plan, as the Committee shall determine. The Committee shall have authority to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, to interpret the Plan and to make all other determinations necessary or advisable for the administration and interpretation of the Plan and to carry out its provisions and purposes. Any determination, interpretation or other action made or

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taken (including any failure to make any determination or interpretation, or take any other action) by the Committee pursuant to the provisions of the Plan, shall, to the greatest extent permitted by law, be within its sole and absolute discretion and shall be final, binding and conclusive for all purposes and upon all persons and shall be given deference in any proceeding with respect thereto. The Committee may appoint accountants, actuaries, counsel, advisors and other persons that it deems necessary or desirable in connection with the administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. To the maximum extent permitted by law, no member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award hereunder.

3.4     Delegation by the Committee. The Committee may delegate, subject to such terms or conditions or guidelines as it shall determine, to any officer or group of officers, or director or group of directors of the Company (including to a subcommittee of members of the Compensation Committee of the Board) or its affiliates any portion of its authority and powers under the Plan with respect to Participants who are not Executive Officers; provided, that any delegation to one or more officers of the Company shall be subject to section 157(c) of the Delaware General Corporation Law (or successor provision). Only the Committee may select, grant, administer, or exercise any other discretionary authority under the Plan in respect of Awards granted to such Participants who are Executive Officers. Notwithstanding the foregoing, (i) with respect to any Award intended to qualify as “performance-based” compensation under section 162(m) of the Code, the Committee shall consist solely of two or more “outside directors” within the meaning of the regulations promulgated under section 162(m) of the Code, and (ii) with respect to any award intended to qualify for the exemption contained in Rule 16b-3 promulgated under the Exchange Act, the Committee shall consist solely of two or more “non-employee directors” within the meaning of such Rule, or, in the alternative, of the entire Board.

3.5     Participants Based Outside the United States. In order to conform with provisions of local laws and regulations in foreign countries in which the Company or its Subsidiaries operate, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States, (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances presented by local laws and regulations, and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan or any subplan established hereunder; provided, however, that the Committee may not make any sub-plan that (a) increases the limitations contained in Section 4.3, (b) increases the number of shares available under the Plan, as set forth in Section 4.1; or (c) causes the Plan to cease to satisfy any conditions under Rule 16b-3 under the Exchange Act or causes the grant of any performance Award to fail to qualify for an income tax deduction pursuant to section 162(m) of the Code. Subject to the foregoing, the Committee may amend, modify, administer or terminate such sub-plans, and prescribe, amend and rescind rules and regulations relating to such sub-plans.

Article IV

STOCK SUBJECT TO PLAN

4.1     Number. Subject to the provisions of this Article IV, the maximum number of shares of Common Stock available for Awards under the Plan shall not exceed 17,700,000 shares of Common Stock (all of which may be the subject of ISOs granted under the Plan); provided, however, that if the Company’s shareholders so approve at the 2010 shareholder meeting, the maximum number of shares of Common Stock available for Awards under the Plan shall not exceed 32,700,000 shares of Common Stock (all of which may be the subject of ISOs granted under the Plan). The shares of Common Stock to be delivered under the Plan may consist, in whole or in part, of Common Stock held in treasury or authorized but unissued shares of Common Stock, not reserved for any other purpose.

4.2     Canceled, Terminated, or Forfeited Awards, etc. Shares subject to any Award granted under the Plan (other than Replacement Awards) that for any reason are canceled, terminated, forfeited, settled in cash or otherwise settled without the issuance of Common Stock after the effective date of the Plan shall be available for grant under the Plan. Replacement Awards that for any reason are canceled, terminated,

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forfeited, settled in cash or otherwise settled without the issuance of Common Stock after the effective date of the Plan shall not be available for grant under the Plan. Without limiting the generality of Section 4.1 hereof, (i) shares of Common Stock tendered by a Participant or withheld by the Company to pay the exercise price of any Options, or to satisfy any tax withholding obligations pursuant to Section 11.4, shall be available for grant under the Plan, (ii) upon settlement of Stock Appreciation Rights, a number of shares of Common Stock equal to (x) the number of shares subject to the Stock Appreciation Rights minus (y) that number of shares delivered to the Participant shall again be available for grant under the Plan, and (iii) shares of Common Stock issued in connection with Awards that are assumed, converted or substituted pursuant to an Adjustment Event or Change in Control (i.e., Alternative Awards), or issued in connection with Replacement Awards, shall not be counted against the maximum limitation specified in Section 4.1. For purposes of this Article IV, if a Stock Appreciation Right is granted in tandem with an Option so that only one may be exercised with the other being surrendered on such exercise in accordance with Section 5.2(b), the number of shares subject to the tandem Option and Stock Appreciation Right award shall only be taken into account once (and not as to both Awards).

4.3     Individual Award Limitations. Subject to the provisions of Sections 4.2 and 4.4, the following individual Award limits shall apply:

(a)     During any 36-month period, no Participant shall receive Options or Stock Appreciation Rights covering more than 5,000,000 shares of Common Stock;

(b)     During any 36-month period, no Participant shall receive any awards of Performance Stock or Performance Stock Units covering more than 5,000,000 shares of Common Stock; and

(c)     During any calendar year, the maximum dollar amount of cash which may be earned in connection with the grant of Performance Units may not exceed $7,500,000.

4.4     Adjustment in Capitalization. In the event of any Adjustment Event affecting the Common Stock, the Committee shall make an equitable and proportionate anti-dilution adjustment to offset any resultant change in the pre-share price of the Common Stock and preserve the intrinsic value of Options and any other

Awards granted under the Plan. Such mandatory adjustment may include a change in any or all of (a) the number and kind of shares of Common Stock which thereafter may be awarded or optioned and sold under the Plan (including, but not limited to, adjusting any limits on the number and types of Awards that may be made under the Plan), (b) the number and kind of shares of Common Stock subject to outstanding Awards, and (c) the grant, exercise or conversion price with respect to any Award. In addition, the Committee may make provisions for a cash payment to a Participant or a person who has an outstanding Award. The number of shares of Common Stock subject to any Award shall be rounded to the nearest whole number. Any such adjustment shall be consistent with sections 424, 409A and 162(m) of the Code to the extent the Awards subject to adjustment are subject to such sections of the Code.

4.5     Prohibition Against Repricing. Except to the extent (i) approved in advance by a majority of the shares of the Company entitled to vote generally in the election of directors or (ii) as a result of any Adjustment Event, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option or base price of any outstanding Stock Appreciation Right or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or Stock Appreciation Rights previously granted.

Article V

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1     Options.

(a)     Grant. Options may be granted to Participants at such time or times as shall be determined by the Committee. Options pursuant to this Plan may be of two types: (i) ”incentive stock options” within the meaning of section 422 of the Code (“ISOs”) and (ii) non-statutory stock options (“NSOs”), which are not ISOs. The grant date of an Option under the Plan will be the date on which the Option is awarded by the Committee or such other future date as the Committee shall determine. Each Option shall be evidenced by an Award Agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, and such other conditions

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as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. No Option shall be an ISO unless so designated by the Committee at the time of grant or in the Award Agreement evidencing such Option, and which otherwise meets the requirements of section 422 of the Code.

(b)     Exercise Price. Each Option granted pursuant to the Plan shall have an exercise price per share of Common Stock determined by the Committee; provided, that except in the case of Replacement Awards, such per share exercise price may not be less than the Fair Market Value of one share of Common Stock on the Option grant date.

(c)     Exercisability. Each Option awarded to a Participant under the Plan shall become exercisable based on the performance of a minimum period of service or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. No Option shall be exercisable on or after the tenth anniversary of its grant date. Except as otherwise provided in the Plan, the applicable Award Agreement or as determined by the Committee at or after the grant date, after becoming exercisable each installment of an Option shall remain exercisable until expiration, termination or cancellation of the Option and, until such time, may be exercised from time to time in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable.

(d)     Payment. The Committee shall establish procedures governing the exercise of Options, which procedures shall generally require that written notice of exercise thereof be given and that the exercise price thereof and any applicable withholding tax obligations be paid in full at the time of exercise (i) in cash or cash equivalents, including by personal check, (ii) through delivery of shares of Common Stock (either in full or in part, and including actual delivery or delivery by attestation), including, but not limited to, the election by the Participant to reduce the number of shares of Common Stock that are subject to the portion of the Options being exercised having a Fair Market Value equal to such portion, or (iii) in accordance with such other procedures or in such other forms as the Committee shall from time to time determine, which may include a broker-assisted cashless exercise arrangement.

5.2     Stock Appreciation Rights.

(a)     Grant. Stock Appreciation Rights may be granted to Participants at such time or times as shall be determined by the Committee. Stock Appreciation Rights may be granted in tandem with Options which, unless otherwise determined by the Committee at or after the grant date, shall have substantially similar terms and conditions to such Options to the extent applicable, or may granted on a freestanding basis, not related to any Option. The grant date of any Stock Appreciation Right under the Plan will be the date on which the Stock Appreciation Right is awarded by the Committee or such other future date as the Committee shall determine. No Stock Appreciation Right shall be exercisable on or after the tenth anniversary of its grant date. Stock Appreciation Rights shall be evidenced in writing, whether as part of the Award Agreement governing the terms of the Options, if any, to which such Stock Appreciation Right relates or pursuant to a separate Award Agreement with respect to freestanding Stock Appreciation Rights, in each case, containing such conditions as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.

(b)     Exercise. Stock Appreciation Rights awarded to a Participant under the Plan shall become exercisable based on the performance of a minimum period of service or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. Stock Appreciation Rights that are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of shares of Common Stock, and may be exercised only with respect to the shares of Common Stock for which the related Option is then exercisable.

(c)     Settlement. Subject to Section 11.4, upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive payment in the form, determined by the Committee, of cash or shares of Common Stock having a Fair Market Value equal to such cash amount, or any combination of shares of Common Stock and cash having an aggregate Fair Market Value equal to such cash amount, determined by multiplying:

(i)     any increase in the Fair Market Value of one share of Common Stock on the exercise date over the price fixed by the Committee on the grant date of such Stock Appreciation Right, which may not be less than the Fair Market Value of a share of Common Stock on the grant date of such Stock Appreciation Right

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(except if awarded in tandem with an Option but after the grant date of such Option, then not less than the exercise price of such Option), by

(ii)     the number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised.

Notwithstanding the foregoing, on the grant date the Committee may establish a maximum amount per share which will be payable upon exercise of a Stock Appreciation Right. To the extent permitted by applicable law (including section 409A of the Code), upon such terms and conditions as the Committee may establish from time to time, a Participant may be permitted to defer the receipt of cash and/or shares of Common Stock otherwise deliverable upon exercise of a Stock Appreciation Right.

5.3     Termination of Employment.

(a)     Death or Disability. Unless otherwise determined by the Committee at or after the grant date, if a Participant’s employment terminates by reason of such Participant’s death or Disability, any Options and Stock Appreciation Rights granted to such Participant, whether or not exercisable on or prior to the date of such termination, shall, subject to Section 9.1, be exercisable by the Participant (or the Participant’s designated beneficiary, as applicable) at any time prior to the first anniversary of the Participant’s termination of employment or the expiration of the term of the Options and Stock Appreciation Rights, whichever period is shorter, and thereafter any Options and Stock Appreciation Rights that have not been exercised shall be forfeited and canceled.

(b)     Retirement. Unless otherwise determined by the Committee at or after the grant date or as provided in the next following paragraph, if a Participant’s employment terminates as a result of his or her Retirement, then (x) the Participant may exercise any Options and Stock Appreciation Rights that are exercisable on the date of such Retirement until the earlier of (i) the 90th day following the date of such Retirement or, if later, the 90th day following expiration of any blackout period in effect with respect to such Options or Stock Appreciation Rights, and (ii) the expiration of the term of such Options or Stock Appreciation Rights, and (y) any Options and Stock Appreciation Rights that are not exercisable upon the Participant’s Retirement shall be forfeited and canceled as of the date of such Retirement.

Notwithstanding the foregoing, if the Committee in its discretion requests, and the Participant agrees to, a release of claims and to be bound by restrictive covenants in such form and having such terms as the Committee shall determine, which may include non-competition, non-solicitation, non-disclosure and non-disparagement covenants, then, during the three-year period following the Participant’s Retirement, subject to Section 9.1, (i) the Options and Stock Appreciation Rights granted to such Participant that are not exercisable on the date of his or her Retirement shall continue to become exercisable in accordance with their respective terms during such three-year period as if such Participant’s employment had not terminated, and (ii) the Options and Stock Appreciation Rights that are exercisable on the date of the Participant’s Retirement plus those Options and Stock Appreciation Rights that become exercisable pursuant to the immediately preceding clause may be exercised by the Participant (or the Participant’s beneficiary or legal representative) until the earlier of (A) (i) the third anniversary of the Participant’s Retirement or (ii) if the Participant dies prior to the third anniversary of the Participant’s Retirement, the twelve-month anniversary following the date of the Participant’s death, and (B) the expiration of the term of such Options or Stock Appreciation Rights. Upon the expiration of such period, all Options and Stock Appreciation Rights not previously exercised by the Participant shall be forfeited and canceled. If the Participant violates any such restrictive covenants during such three-year period, as determined by the Committee in its sole discretion, all Options and Stock Appreciation Rights granted to such Participant, whether or not then exercisable, shall be immediately forfeited and canceled as of the date of such violation.

(c)     For Cause. If a Participant’s employment with the Company or any Subsidiary is terminated for Cause, all Options and Stock Appreciation Rights granted to such Participant which are then outstanding (whether or not exercisable on or prior to the date of such termination) shall be immediately forfeited and canceled.

(d)     Without Cause. If a Participant’s employment with the Company or any Subsidiary is terminated by the Company without Cause, then (x) the Participant may exercise any Options and Stock Appreciation Rights that are exercisable on the date of such termination until the earlier of (i) the 90th day following the date of such termination or, if later, the 90th day following expiration of any blackout period in effect

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with respect to such Options or Stock Appreciation Rights, and (ii) the expiration of the term of such Options or Stock Appreciation Rights, and (y) any Options and Stock Appreciation Rights that are not exercisable upon the Participant’s termination shall be forfeited and canceled as of the date of such termination.

(e)     Any Other Reason. Unless otherwise determined by the Committee at or after the grant date, if a Participant’s employment is terminated for any reason other than the ones described in Section 5.3(a), (b), (c), or (d) the Participant may exercise any Options and Stock Appreciation Rights that are exercisable on the date of such termination until the earlier of (i) the 30th day following the date of such termination or, if later, the 30th day following expiration of any blackout period in effect with respect to such Options or Stock Appreciation Rights, and (ii) the expiration of the term of such Options or Stock Appreciation Rights. Any Options and Stock Appreciation Rights that are not exercisable upon termination of a Participant’s employment shall be forfeited and canceled as of the date of such termination.

5.4     Committee Discretion. Notwithstanding anything to the contrary contained in this Article V, the Committee may, at or after the date of grant, accelerate or waive any conditions to the exercisability of any Option or Stock Appreciation Right granted under the Plan, and may permit all or any portion of any such Option or Stock Appreciation Right to be exercised following a Participant’s termination of employment for any reason on such terms and subject to such conditions as the Board shall determine for a period up to and including, but not beyond, the expiration of the term of such Options or Stock Appreciation Rights.

5.5     Forfeiture. Unless otherwise determined by the Committee at or after the grant date, notwithstanding anything contained in this Plan to the contrary, if, during the period commencing with a Participant’s employment with the Company or any Subsidiary, and continuing until the first anniversary of the later of (i) the Participant’s employment termination and (ii) the expiration of any post-termination exercise period (the “Covered Period”) the Participant, except with the prior written consent of the Committee,

(a)     directly or indirectly, owns any interest in, operates, joins, controls or participates as a partner, director, principal, officer, or agent of, enters into the employment of, acts as a consultant to, or performs any services for any entity which has operations that compete with any business of the Company and the Subsidiaries in which the Participant was employed (in any capacity) in any jurisdiction in which such business is engaged, or in which any of the Company and the Subsidiaries have documented plans to become engaged of which the Participant has knowledge at the time of the Participant’s termination of employment (the “Business”), except where (x) the Participant’s interest or association with such entity is unrelated to the Business, (y) such entity’s gross revenue from the Business is less than 10% of such entity’s total gross revenue, and ( z ) the Participant’s interest is directly or indirectly less than two percent (2%) of the Business;

(b)     directly or indirectly, solicits for employment, employs or otherwise interferes with the relationship of the Company or any of its Affiliates with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company or any of its Affiliates at any time during the Participant’s employment with the Company or any Subsidiary (in the case of any such activity during such time) or during the twelve-month period preceding such solicitation, employment or interference (in the case of any such activity after the termination of the Participant’s employment); or

(c)     directly or indirectly, discloses or misuses any confidential information of the Company or any of its Affiliate (such activities in subsections (a), (b) and (c) hereof to be collectively and individually referred to as “Wrongful Conduct”), then any Options and Stock Appreciation Rights granted to the Participant hereunder, to the extent they remain unexercised, shall automatically terminate and be canceled upon the date on which the Participant first engaged in such Wrongful Conduct and, in such case or in the case of the Participant’s termination for Cause, the Participant shall pay to the Company in cash any Option/SAR Financial Gain the Participant realized from exercising all or a portion of the Options and Stock Appreciation Rights granted hereunder within the twelve-month period ending on the date of the Participant’s violation (or such other period as determined by the Committee) (such period, the “Wrongful Conduct Period”). For purposes of this Section 5.5, “Option/SAR Financial Gain” shall equal, on each date of exercise during the Wrongful Conduct Period, (I) with respect to Options, the excess of

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(A) the greater of (i) the Fair Market Value on the date of exercise and (ii) the Fair Market Value on the date of sale of the Option shares, over (B) the exercise price, multiplied by the number of shares of Common Stock subject to such Award (without reduction for any shares of Common Stock surrendered or attested to), and (II) with respect to Stock Appreciation Rights, the excess of (A) the Fair Market Value on the date of exercise, over (B) the exercise price, multiplied by the number of shares of Common Stock subject to such Stock Appreciation Right. Unless otherwise determined by the Committee at or after the grant date, each Award Agreement evidencing the grant of Options and/or Stock Appreciation Rights shall provide for the Participant’s consent to and authorization of the Company and the Subsidiaries to deduct from any amounts payable by such entities to such Participant any amounts the Participant owes to the Company under this Section 5.5. This right of set-off is in addition to any other remedies the Company may have against the Participant for the Participant’s breach of this Section 5.5. The Participant’s obligations under this Section 5.5 shall be cumulative (but not duplicative) of any similar obligations the Participant has under this Plan, any Award Agreement, any Company policy, standard or code (including, without limitation, the Company’s Standards of Business Conduct), or any other agreement with the Company or any Subsidiary.

5.6     Financial Restatements. An Award Agreement may provide that, in the event that a Participant commits misconduct, fraud or gross negligence (whether or not such misconduct, fraud or gross negligence is deemed or could be deemed to be an event constituting Cause) and as a result of, or in connection with, such misconduct, fraud or gross negligence the Company restates any of its financial statements, the Committee may require any or all of the following:

(a)     that the Participant forfeit some or all of the Options and Stock Appreciation Rights held by such Participant at the time of such restatement,

(b)     that the Participant forfeit (or pay to the Company) some or all of the shares of Common Stock or cash held by the Participant at the time of such restatement in respect of Options and Stock Appreciation Rights, as applicable, that have been exercised during the twelve-month period prior to the financial restatement (or such other period as determined by the Committee), reduced (in the case of Options) by a number of shares with a Fair Market Value equal to the aggregate exercise price paid by the Participant, and

(c)     that the Participant pay to the Company in cash all or a portion of the proceeds that the Participant realized from the sale of shares of Common Stock subject to any Options and Stock Appreciation Rights that had been exercised by the Participant within the period commencing twelve months prior to the financial restatement (or such other period as determined by the Committee), reduced (in the case of Options) by an amount of cash equal to the aggregate exercise price paid by the Participant.

Article VI

PERFORMANCE STOCK, PERFORMANCE STOCK UNITS AND PERFORMANCE UNITS

6.1     Grant. Performance Stock, Performance Stock Units and Performance Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Performance Stock, Performance Stock Units or Performance Units under the Plan will be the date on which such Performance Stock, Performance Stock Units or Performance Units are awarded by the Committee or on such other future date as the Committee shall determine. Performance Stock, Performance Stock Units and Performance Units shall be evidenced by an Award Agreement that shall specify the number of shares of Performance Stock, the number of Performance Stock Units, or the dollar amount of any Performance Units, as the case may be, to which such Award pertains, the Restriction Period, the Performance Period, and such other conditions as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. No shares of Common Stock will be issued at the time an Award of Performance Stock Units or Performance Units is made, and the Company shall not be required to set aside a fund for the payment of any such Award.

6.2     Vesting.

(a)     In General. Performance Stock, Performance Stock Units and Performance Units granted to a Participant under the Plan shall be subject to a Restriction Period, which shall lapse upon the attainment of specified performance objectives or the occurrence of any event or events, including a

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Change in Control, as the Committee shall determine, either at or after the grant date. The Committee shall establish the performance objectives upon which the Restriction Period shall lapse, which, in the case of any such Award intended to qualify as “performance-based” compensation under section 162(m) of the Code, shall be established no later than the 90th day after the applicable Performance Period begins (or such other date as may be required or permitted under section 162(m) of the Code).

(b)     Performance Objectives. The performance objectives for any grant of Performance Stock, Performance Stock Units, Performance Units or any other Award intended to qualify as “performance-based” compensation under section 162(m) of the Code will be based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; market share; gross profits; earnings (including adjusted pre-tax earnings, earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; total net cash flow; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; year-end cash; debt reductions; shareholder equity; market share; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to customer satisfaction, research, development, products or projects and recruiting and maintaining personnel. The performance objectives for any grant of Performance Stock, Performance Stock Units or Performance Units not intended to qualify as “performance-based” compensation under section 162(m) of the Code will be based on the foregoing or such other criteria as may be determined by the Committee.

(c)     Special Rules Relating to Performance Objectives. Performance objectives may be established on a Company-wide basis or with respect to one or more Company business units or divisions, or Subsidiaries; and either in absolute terms, relative to the performance of one or more similarly situated companies, or relative to the performance of an index covering a peer group of companies. When establishing performance objectives for the applicable Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally acceptable accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, and as identified in the Company’s financial statements, notes to the Company’s financial statements or management’s discussion and analysis of financial condition and results of operations contained in the Company’s most recent report filed with the U.S. Securities and Exchange Commission pursuant to the Exchange Act; provided, that the Committee shall have no discretion with respect to any Award intended to qualify as “performance-based” compensation under section 162(m) of the Code if the exercise of such discretion or the ability to exercise such discretion would cause such Award to fail to qualify as “performance-based” compensation under section 162(m) of the Code.

(d)     Certification of Attainment of Performance Objectives. The Restriction Period with respect to any Performance Stock, Performance Stock Units, Performance Units or any other Award intended to qualify as “performance-based” compensation under section 162(m) of the Code shall lapse upon the written certification by the Committee that the performance objective or objectives for the applicable Performance Period have been attained. The Committee may provide at the time of grant that if the performance objective or objectives are attained in part, the Restriction Period with respect to a specified portion (which may be zero) of the any Performance Stock, Performance Stock Units or Performance Units will lapse and any remaining portion shall be cancelled; provided, that the Committee shall have no discretion to take such action with respect to any Award intended to qualify as “performance-based” compensation under section 162(m) of the Code if the exercise of such action or the ability to exercise such action would cause such Award to fail to qualify as “performance-based” compensation under section 162(m) of the Code.

(e)     Newly Eligible Participants. Notwithstanding anything in this Article VI to the contrary, the Committee shall be entitled to make such rules,

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determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive an Award of Performance Stock, Performance Stock Units or Performance Units after the commencement of a Performance Period.

6.3     Additional Provisions Relating to Performance Stock.

(a)     Restrictions on Transferability. Except as otherwise provided in Section 6.6(a), no Performance Stock may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the lapse of the Restriction Period. Thereafter, Performance Stock may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in compliance with all applicable securities laws, the Award Agreement and any other agreement to which the Performance Stock is subject. The Committee shall require that any stock certificates evidencing any Performance Stock be held in the custody of the Secretary of the Company until the applicable Restriction Period lapses, and that, as a condition of any grant of Performance Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the shares of Common Stock covered by such Award. Any attempt by a Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Performance Stock or any interest therein or any rights relating thereto without complying with the provisions of the Plan, including this Section 6.3, shall be void and of no effect.

(b)     Legend. Each certificate evidencing shares of Common Stock subject to an Award of Performance Stock shall be registered in the name of the Participant holding such Performance Stock and shall bear the following (or similar) legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE HERTZ GLOBAL HOLDINGS, INC. 2008 OMNIBUS INCENTIVE PLAN AND THE RELATED AWARD AGREEMENT AND NEITHER THIS CERTIFICATE NOR THE SHARES REPRESENTED BY IT ARE ASSIGNABLE OR OTHERWISE TRANSFERABLE EXCEPT IN ACCORDANCE WITH SUCH PLAN, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(c)     Rights as a Stockholder. The Committee shall determine whether and to what extent dividends and distributions will be credited to the account of a Participant receiving an Award of Performance Stock. Unless otherwise determined by the Committee at or after the grant date, (i) any cash dividends or distributions credited to the Participant’s account shall be deemed to have been invested in additional Performance Stock on the payment date established for the related dividend or distribution in an amount per share of Performance Stock equal to the greatest whole number which may be obtained by dividing (A) the value of such dividend or distribution on the record date by (B) the Fair Market Value of one share of Common Stock on such date, and any such additional Performance Stock shall be subject to the same terms and conditions as are applicable in respect of the Performance Stock with respect to which such dividends or distributions were payable, and, (ii) if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares and other securities shall be subject to the same Restriction Period and other restrictions as apply to the Performance Stock with respect to which they were paid. A Participant holding outstanding Performance Stock shall be entitled to exercise full voting rights and other rights as a stockholder with respect to the shares of Common Stock underlying such Award during the period in which such shares remain subject to the Restriction Period.

6.4     Additional Provisions Relating to Performance Stock Units.

(a)     Restrictions on Transferability. Except as otherwise provided in Section 6.6(a) or with the consent of the Committee, Performance Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. Any attempt by a Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Performance Stock Units or any interest therein or any rights relating thereto other than as provided in the Plan shall be void and of no effect.

(b)     Rights as a Stockholder. The Committee shall determine whether and to what extent Dividend Equivalents will be credited to the account of a Participant receiving an Award of Performance Stock Units. Unless otherwise determined by the Committee at or after the grant date, (i) any cash dividends or distributions credited to the Participant’s account shall be deemed to have been invested in additional Performance Stock Units on the payment date established for the related dividend or distribution in

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an amount per Performance Stock Unit equal to the greatest whole number which may be obtained by dividing (A) the value of such dividend or distribution on the record date by (B) the Fair Market Value of one share of Common Stock on such date, and any such additional Performance Stock Units shall be subject to the same terms and conditions as are applicable in respect of the Performance Stock Units with respect to which such dividends or distributions were payable, and (ii) if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares of Common Stock and other securities shall be subject to the same Restriction Period and Performance Period and other restrictions as apply to the Performance Stock Units with respect to which they were paid. Unless and until the Company issues a certificate or certificates to a Participant for shares of Common Stock in respect of his or her Award of Performance Stock Units, or otherwise determined by the Committee at or after the grant date, a Participant holding outstanding Performance Stock Units shall not be entitled to exercise any voting rights and any other rights as a stockholder with respect to the shares of Common Stock underlying such Award.

(c)     Settlement of Performance Stock Units. Unless the Committee determines otherwise at or after the grant date, as soon as reasonably practicable after the lapse of the Restriction Period with respect to any Performance Stock Units then held by a Participant, the Company shall issue to the Participant the shares of Common Stock underlying such Performance Stock Units (plus additional shares of Common Stock for each Performance Stock Units credited in respect of dividends or distributions) or, if the Committee so determines in its sole discretion, an amount in cash equal to the Fair Market Value of such shares of Common Stock or any combination of shares of Common Stock and cash having an aggregate Fair Market Value equal to such shares of Common Stock. To the extent permitted by applicable law (including section 409A of the Code), upon such terms and conditions as the Committee may establish from time to time, a Participant may be permitted to defer the receipt of the shares of Common Stock or cash otherwise deliverable upon settlement of Performance Stock Units. Upon issuance of shares of Common Stock underlying Performance Stock Units following lapse of the Restriction Period, such shares may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in compliance with all applicable securities laws, the Award Agreement and any other agreement to which such shares are subject.

6.5     Additional Provisions Relating to Performance Units.

(a)     Restrictions on Transferability. Except as otherwise provided in Section 6.6(a), no Performance Units may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. Any attempt by a Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Performance Units or any interest therein or any rights relating thereto shall be void and of no effect.

(b)     Settlement of Performance Units. Unless the Committee determines otherwise at or after the grant date, as soon as reasonably practicable after the lapse of the Restriction Period with respect to any Performance Units then held by a Participant, the Company shall deliver to the Participant a cash payment equal to the value of such Award or, if the Committee has so determined, a number of shares of Common Stock, which shares shall have a Fair Market Value equal to the value of such Award, or any combination of shares of Common Stock and cash having an aggregate Fair Market Value equal to the value of such Award. To the extent permitted by applicable law (including section 409A of the Code), upon such terms and conditions as the Committee may establish from time to time, a Participant may be permitted to defer the receipt of cash or the shares of Common Stock otherwise deliverable upon settlement of Performance Units. Upon issuance of shares of Common Stock underlying Performance Units following lapse of the Restriction Period, such shares may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in compliance with all applicable securities laws, the Award Agreement and any other agreement to which such shares are subject.

6.6     Termination of Employment.

(a)     Death or Disability. Unless otherwise determined by the Committee at or after the grant date, if a Participant’s employment terminates by reason of such Participant’s death or Disability, the Participant or, as the case may be, the Participant’s estate, shall retain a portion of his or her Performance Stock, Performance Stock Units and Performance Units equal to the number of shares or units underlying each Award multiplied by a fraction, the numerator of which is the number of days elapsed from the commencement of the applicable Performance Period through the date of termination, and the denominator of which is the number of days in such Performance

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Period (each a “Retained Award”), and the remainder of each Award shall be forfeited and canceled as of the date of such termination. The Restriction Period on a Retained Award shall lapse upon completion of the applicable Performance Period to the extent that applicable performance objectives are attained. Settlement of a Retained Award shall be made at the time and in the manner provided in Sections 6.4(c) and 6.5(b) except that no additional deferrals shall be permitted.

(b)     Retirement. Unless otherwise determined by the Committee at or after the grant date, if a Participant’s employment terminates as a result of his or her Retirement, any Performance Stock, Performance Stock Units and Performance Units for which the Performance Period has not then lapsed shall be forfeited and canceled as of the date of such termination of employment; provided, that the Committee may authorize that, if the Participant agrees to a release of claims and to be bound by restrictive covenants in such form and having such terms as the Committee shall determine, which may include non-competition, non-solicitation, non-disclosure and non-disparagement covenants, then the Participant shall retain a portion of his or her Performance Stock, Performance Stock Units and Performance Units equal to the number of shares or units underlying each Award multiplied by a fraction, the numerator of which is the number of days elapsed from the commencement of the applicable Performance Period through the date of his or her Retirement, and the denominator of which is the number of days in such Performance Period (each a “Retained Retirement Award”), and the remainder of each Award shall be forfeited and canceled as of the date of such Retirement; provided, further, that the Committee shall have no discretion to take such preceding action with respect to any Award intended to qualify as “performance-based” compensation under section 162(m) of the Code if the exercise of such action or the ability to exercise such action would cause such Award to fail to qualify as “performance-based” compensation under section 162(m) of the Code. Subject to the Participant’s compliance with such covenants, and, to the extent that applicable performance objectives are attained, the Restriction Period on the Retained Retirement Awards shall lapse upon completion of the applicable Performance Period for such Retained Retirement Award. If the Participant violates any restrictive covenants during the remaining Performance Period, as determined by the Committee in its sole discretion, all Performance

Stock, Performance Stock Units and Performance Units for which the Performance Period has not then lapsed shall be immediately forfeited and canceled as of the date of such violation or termination.

(c)     Any Other Reason. Unless otherwise determined by the Committee at or after the grant date, if a Participant’s employment is terminated for any reason other than one described in Sections 6.6(a) and (b), any then-outstanding Performance Stock, Performance Stock Units and Performance Units granted to such Participant shall be immediately forfeited and canceled as of the date of such termination of employment.

6.7     Forfeiture. Unless otherwise determined by the Committee at or after the grant date, notwithstanding anything contained in this Plan to the contrary, if, during the Covered Period, the Participant, except with the prior written consent of the Committee, engages in Wrongful Conduct, then any Performance Stock, Performance Stock Units and Performance Units granted to the Participant hereunder, for which the Restriction Period has not then lapsed shall automatically terminate and be canceled upon the date on which the Participant first engaged in such Wrongful Conduct and, in such case or in the case of the Participant’s termination for Cause, the Participant shall pay to the Company in cash any Performance-Based Financial Gain the Participant realized from the vesting of all or a portion of the Performance Stock, Performance Stock Units and Performance Units granted hereunder and having a Vesting Date within the Wrongful Conduct Period. For purposes of this Section 6.7, “Performance-Based Financial Gain” shall equal, in the case of each Vesting Date during the Wrongful Conduct Period, (I) the greater of (A) the Fair Market Value of a share of the underlying Common Stock on the Vesting Date of such Award and (B) the per share Fair Market Value on the date of any sale of such underlying Common Stock, multiplied by (II) the number of shares of Common Stock subject to such Award (without reduction for any shares of Common Stock surrendered or attested to). Unless otherwise determined by the Committee at or after the grant date, each Award Agreement evidencing the grant of Performance Stock, Performance Stock Units and Performance Units shall provide for the Participant’s consent to and authorization of the Company and the Subsidiaries to deduct from any amounts payable by such entities to such Participant any amounts the Participant owes to the Company under this Section 6.7. This right of set-off is in addition to any

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other remedies the Company may have against the Participant for the Participant’s breach of this Section 6.7. The Participant’s obligations under this Section 6.7 shall be cumulative (but not duplicative) of any similar obligations the Participant has under this Plan, any Award Agreement, any Company policy, standard or code (including, without limitation, the Company’s Standards of Business Conduct), or any other agreement with the Company or any Subsidiary.

6.8     Financial Restatements. An Award Agreement may provide that, in the event that a Participant commits misconduct, fraud or gross negligence (whether or not such misconduct, fraud or gross negligence is deemed or could be deemed to be an event constituting Cause) and as a result of, or in connection with, such misconduct, fraud or gross negligence the Company restates any of its financial statements, then the Committee may require any or all of the following:

(a)     that the Participant forfeit some or all of the Performance Stock, Performance Stock Units and Performance Units held by such Participant at the time of such restatement,

(b)     that the Participant forfeit (or pay to the Company) some or all of the cash or shares of Common Stock held by the Participant at the time of such restatement that had been received in settlement of Performance Stock, Performance Stock Units and Performance Units, as applicable, during the twelve-month period prior to the financial restatement (or such other period as determined by the Committee), and

(c)     that the Participant pay to the Company in cash all or a portion of the proceeds that the Participant realized from the sale of shares of Common Stock that had been received in settlement of any Performance Stock, Performance Stock Units and Performance Units within the period commencing twelve months prior to the financial restatement (or such other period as determined by the Committee).

Article VII

RESTRICTED STOCK AND RESTRICTED STOCK UNITS; SHARE AWARDS

7.1     Grant. Restricted Stock and Restricted Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Restricted Stock or Restricted

Stock Units under the Plan will be the date on which such Restricted Stock or Restricted Stock Units are awarded by the Committee or on such other future date as the Committee shall determine. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the number of shares of Common Stock to which the Restricted Stock and the Restricted Stock Units pertain (and, if applicable, whether such Award may be payable in cash), the Restriction Period, and such terms and conditions as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. No shares of Common Stock will be issued at the time an Award of Restricted Stock Units is made and the Company shall not be required to set aside a fund for the payment of any such Award.

7.2     Vesting. Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be subject to a Restriction Period, which shall lapse upon the performance of a minimum period of service, or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. The Restriction Period on any Restricted Stock or Restricted Stock Units shall not fully lapse prior to a Participant’s completion of three years of service to the Company or any Subsidiary from the date of the Award grant; provided, that the Committee may provide for a Restriction Period to lapse in pro rata or graded installments over such three-year period; provided further, that the Committee may grant Awards for Restricted Stock and Restricted Stock Units for an aggregate number of shares of Common Stock not to exceed 5% of the total number of shares of Common Stock available for issuance under this Plan that have a Restriction Period which lapses in full prior to a Participant’s completion of three years of service to the Company or any Subsidiary from the date of the Award grant; and provided further, that the minimum Restriction Period for any such Award granted to a newly eligible individual or a Replacement Award shall instead be one year, and the minimum Restriction Period for any such Award to a non-employee director of the Company or its Subsidiaries shall be as determined by the Committee.

7.3     Additional Provisions Relating to Restricted Stock.

(a)     Restrictions on Transferability. Unless otherwise determined by the Committee, no Restricted Stock may be sold, transferred, pledged, assigned, or

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otherwise alienated or hypothecated until the lapse of the Restriction Period. Thereafter, Restricted Stock may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in compliance with all applicable securities laws, the Award Agreement, and any other agreement to which the Restricted Stock is subject. The Committee shall require that any stock certificates evidencing any Restricted Stock be held in the custody of the Secretary of the Company until the applicable Restriction Period lapses, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the share covered by such Award. Any attempt by a Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Restricted Stock or any interest therein or any rights relating thereto without complying with the provisions of the Plan, including this Section 7.3, shall be void and of no effect.

(b)     Legend. Each certificate evidencing shares of Common Stock subject to an Award of Restricted Stock shall be registered in the name of the Participant holding such Restricted Stock and shall bear the legend (or similar legend) as specified in Section 6.3(b).

(c)     Rights as a Stockholder. Unless otherwise determined by the Committee at or after the grant date, a Participant holding outstanding Restricted Stock shall be entitled to (i) receive all dividends and distributions paid in respect of shares of Common Stock underlying such Award; provided, that, if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares and other securities shall be subject to the same Restriction Period and other restrictions as apply to the Restricted Stock with respect to which they were paid, and (ii) exercise full voting rights and other rights as a stockholder with respect to the shares of Common Stock underlying such Award during the period in which such shares remain subject to the Restriction Period.

7.4     Additional Provisions Relating to Restricted Stock Units.

(a)     Restrictions on Transferability. No Restricted Stock Units may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. Any attempt by a Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Restricted Stock Units or any interest therein or any rights relating thereto without complying with the provisions of the Plan, including this Section 7.4, shall be void and of no effect.

(b)     Rights as a Stockholder. The Committee shall determine whether and to what extent Dividend Equivalents will be credited to the account of, or will be paid currently to, a Participant receiving an Award of Restricted Stock Units. Unless otherwise determined by the Committee at or after the grant date, (i) any cash dividends or distributions credited to the Participant’s account shall be deemed to have been invested in additional Restricted Stock Units on the payment date established for the related dividend or distribution in an amount equal to the greatest whole number which may be obtained by dividing (A) the value of such dividend or distribution on the record date by (B) the Fair Market Value of one share of Common Stock on such date, and any such additional Restricted Stock Units shall be subject to the same terms and conditions as are applicable in respect of the Restricted Stock Units with respect to which such dividends or distributions were payable, and (ii) if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares and other securities shall be subject to the same Restriction Period and other restrictions as apply to the Restricted Stock Units with respect to which they were paid. Unless and until the Company issues a certificate or certificates to a Participant for shares of Common Stock in respect of his or her Award of Restricted Stock Units, or otherwise determined by the Committee at or after the grant date, a Participant holding outstanding Restricted Stock Units shall not be entitled to exercise any voting rights and any other rights as a stockholder with respect to the shares of Common Stock underlying such Award.

(c)     Settlement of Restricted Stock Units. Unless the Committee determines otherwise at or after the grant date, as soon as reasonably practicable after the lapse of the Restriction Period with respect to any Restricted Stock Units, the Company shall issue the shares of Common Stock underlying such Restricted Stock Units (plus additional shares of Common Stock for Restricted Stock Unit credited in respect of dividends or distributions) or, if the Committee so determines in its sole discretion, an amount in cash equal to the Fair Market Value of such shares of Common Stock or any combination of shares of Common Stock and cash having an aggregate Fair Market Value equal to such shares of Common Stock.

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To the extent permitted by applicable law (including section 409A of the Code), upon such terms and conditions as the Committee may establish from time to time, a Participant may be permitted to defer the receipt of the shares of Common Stock or cash otherwise deliverable upon settlement of Restricted Stock Units. Upon issuance of shares of Common Stock following lapse of the Restriction Period, such shares may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in compliance with all applicable securities law, the Award Agreement and any other agreement to which such shares are subject.

7.5     Termination of Employment.

(a)     Death or Disability. Unless otherwise determined by the Committee at or after the grant date, if a Participant’s employment terminates by reason of such Participant’s death or Disability, the Participant or, as the case may be, the Participant’s estate, shall retain a portion of his or her Restricted Stock and Restricted Stock Units equal to the number of shares or units underlying each Award multiplied by a fraction, the numerator of which is the number of days elapsed from the commencement of the applicable Restriction Period through the date of termination, and the denominator of which is the number of days in such Restriction Period (each a “Retained Restricted Award”), and the remainder of each Award shall be forfeited and canceled as of the date of such termination. The Restriction Period on a Retained Restricted Award shall lapse upon the Participant’s termination of employment. Settlement of a Retained Restricted Award shall be made at the time and in the manner provided in Sections 7.3 and 7.4 except that no additional deferrals shall be permitted.

(b)     Any Other Reason. Unless otherwise determined by the Committee at or after the grant date, if a Participant’s employment is terminated for any reason during the Restriction Period other than as described in Section 7.5(a), any Restricted Stock and Restricted Stock Units granted to such Participant for which the Restriction Period has not then expired shall be forfeited and canceled as of the date of such termination.

7.6     Forfeiture. Unless otherwise determined by the Committee at or after the grant date, notwithstanding anything contained in this Plan to the contrary, if, during the Covered Period the Participant, except with the prior written consent of the Committee, engages in Wrongful Conduct, then any Restricted Stock and Restricted Stock Units granted to the Participant hereunder, for which the Restriction Period has not lapsed, shall automatically terminate and be canceled upon the date on which the Participant first engaged in such Wrongful Conduct and, in such case and in the case of the Participant’s termination for Cause, the Participant shall pay to the Company in cash (i) any Restriction-Based Financial Gain the Participant realized from all or a portion of the Restricted Stock and Restricted Stock Units granted hereunder having a Vesting Date within the Wrongful Conduct Period, and (ii) any Share-Based Financial Gain the Participant realized from all or a portion of the Share Awards granted hereunder having a grant date within the Wrongful Conduct Period. For purposes of this Section 7.6, “Restriction-Based Financial Gain” shall equal, on each Vesting Date during the Wrongful Conduct Period, (I) the greater of (A) the Fair Market Value of a share of the underlying Common Stock on the Vesting Date and (B) the per share Fair Market Value on the date of sale of such underlying Common Stock, multiplied by (II) the number of shares of Common Stock subject to such Award (without reduction for any shares of Common Stock surrendered or attested to). For purposes of this Section 7.6, “Share-Based Financial Gain” shall equal, in the case of each grant date during the Wrongful Conduct Period, (I) the greater of (A) the Fair Market Value of a share of the underlying Common Stock on the grant date of such Award and (B) the per share Fair Market Value on the date of any sale of such underlying Common Stock, multiplied by (II) the number of shares of Common Stock subject to such Award (without reduction for any shares of Common Stock surrendered or attested to). Unless otherwise determined by the Committee at or after the grant date, each Award Agreement evidencing the grant of Restricted Stock and/or Restricted Stock Units shall provide for the Participant’s consent to and authorization of the Company and the Subsidiaries to deduct from any amounts payable by such entities to such Participant any amounts the Participant owes to the Company under this Section 7.6. This right of set-off is in addition to any other remedies the Company may have against the Participant for the Participant’s breach of this Section 7.6. The Participant’s obligations under this Section 7.6 shall be cumulative (but not duplicative) of any similar obligations the Participant has under this Plan, any Award Agreement, any Company policy, standard or code (including, without limitation, the Company’s

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Standards of Business Conduct), or any other agreement with the Company or any Subsidiary.

7.7     Financial Restatements. An Award Agreement may provide that, in the event that a Participant commits misconduct, fraud or gross negligence (whether or not such misconduct, fraud or gross negligence is deemed or could be deemed to be an event constituting Cause) and as a result of, or in connection with, such misconduct, fraud or gross negligence the Company restates any of its financial statements, then the Committee may require any or all of the following:

(a)     that the Participant forfeit some or all of the Restricted Stock and Restricted Stock Units held by such Participant at the time of such restatement,

(b)     that the Participant forfeit (or pay to the Company) some or all of the cash or shares of Common Stock held by the Participant at the time of such restatement that had been received as Share Awards and/or in settlement of Restricted Stock and Restricted Stock Units, as applicable, during the twelve-month period prior to the financial restatement (or such other period as determined by the Committee), and

(c)     that the Participant pay to the Company in cash all or a portion of the proceeds that the Participant realized from the sale of shares of Common Stock that had been received as Share Awards and/or in settlement of any Restricted Stock and Restricted Stock Units within the period commencing twelve months prior to the financial restatement (or such other period as determined by the Committee).

7.8     Share Awards. Share Awards may be granted to Participants at such time or times as shall be determined by the Committee on such terms and conditions as the Committee may determine in its discretion. Share Awards may be made as additional compensation for services rendered by a Participant to the Company or any Subsidiary or may be in lieu of cash or other compensation to which the Participant may be entitled from the Company or any Subsidiary.

Article VIII

DEFERRED STOCK UNITS

8.1     In General. Freestanding Deferred Stock Units may be granted to Participants at such time or times as shall be determined by the Committee without regard to any election by the Participant to defer receipt of any compensation or bonus amount payable to him. The grant date of any freestanding Deferred Stock Units under the Plan will be the date on which such freestanding Deferred Stock Units are awarded by the Committee or on such other future date as the Committee shall determine. In addition, to the extent permitted by applicable law (including section 409A of the Code), on fixed dates established by the Committee and subject to such terms and conditions as the Committee shall determine, the Committee may permit a Participant to elect to defer receipt of all or a portion of his annual compensation and/or incentive bonus (“Deferred Annual Amount”) payable by the Company or a Subsidiary and receive in lieu thereof an Award of elective Deferred Stock Units equal to the greatest whole number which may be obtained by dividing (i) the amount of the Deferred Annual Amount by (ii) the Fair Market Value of one share of Common Stock on the date of payment of such compensation and/or annual bonus. Deferred Stock Units shall be evidenced by an Award Agreement that shall specify the number of shares of Common Stock to which the Deferred Stock Units pertains, and such terms and conditions as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Upon the grant of Deferred Stock Units pursuant to the Plan, the Company shall establish a notional account for the Participant and will record in such account the number of shares of Deferred Stock Units awarded to the Participant. No shares of Common Stock will be issued to the Participant at the time an award of Deferred Stock Units is granted.

8.2     Rights as a Stockholder. The Committee shall determine whether and to what extent Dividend Equivalents will be credited to the account of, or will be paid currently to, a Participant receiving an Award of Deferred Stock Units. Unless otherwise provided by the Committee at or after the grant date, (i) any cash dividends or distributions credited to the Participant’s account shall be deemed to have been invested in additional Deferred Stock Units on the payment date established for the related dividend or distribution in an amount equal to the greatest whole number which may be obtained by dividing (A) the value of such dividend or distribution on the record date by (B) the Fair Market Value of one share of Common Stock on such date, and such additional Deferred Stock Units shall be subject to the same terms and conditions as are applicable in respect of the Deferred Stock Units

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with respect to which such dividends or distributions were payable, and (ii) if any such dividends or distributions are paid in shares of Common Stock or other securities, such shares and other securities shall be subject to the terms, conditions and restrictions as apply to the Deferred Stock Units with respect to which they were paid. A Participant shall not have any rights as a stockholder in respect of Deferred Stock Units awarded pursuant to the Plan (including, but not limited to, the right to vote on any matter submitted to the Company’s stockholders) until such time as the shares of Common Stock attributable to such Deferred Stock Units have been issued to such Participant or his beneficiary.

8.3     Restrictions on Transferability. No Deferred Stock Units may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. Any attempt by a Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Deferred Stock Units or any interest therein or any rights relating thereto without complying with the provisions of the Plan shall be void and of no effect.

8.4     Settlement. Unless the Committee determines otherwise at or after the grant date, the Company shall issue the shares of Common Stock underlying any of a Participant’s freestanding Deferred Stock Units (and related Dividend Equivalents) for which the Restriction Period shall have lapsed on or prior to the date of such Participant’s termination of employment with the Company and any Subsidiary, other than a termination for Cause, as soon as administratively practicable, but not later than 90 days, following the date of such termination of employment (or on such earlier date as the Committee shall permit or such later date as may be elected by the Participant in accordance with section 409A of the Code and the rules and procedures of the Board or as may be required by applicable law). Unless the Committee determines otherwise at or after the grant date, in the event of the termination of a Participant’s employment with the Company and the Subsidiaries for Cause, the Participant shall immediately forfeit all rights with respect to any shares of freestanding Deferred Stock Units (and related Dividend Equivalents) credited to his account, whether or not the Restriction Period shall have then lapsed. Subject to Article IX and Article XI, and the last sentence of Section 8.1, unless the Committee determines otherwise at or after the grant date, the Company shall issue the shares of Common Stock underlying any of a Participant’s elective Deferred Stock Units (and related Dividend Equivalents) credited to such Participant’s account under the Plan as soon as administratively practicable, but not later than 90 days, following the date of such Participant’s termination of employment (or such later date as may be elected by the Participant in accordance with the rules and procedures of the Committee or as may be required by applicable law). The Committee may provide in the Award Agreement applicable to any Award of Deferred Stock Units that, in lieu of issuing shares of Common Stock in settlement of any Deferred Stock Units, the Committee may direct the Company to pay to the Participant the Fair Market Value of the shares of Common Stock corresponding to such Deferred Stock Units in cash, or in any combination of shares of Common Stock and cash having an aggregate Fair Market Value equal to such shares of Common Stock.

8.5     Further Deferral Elections. To the extent permitted by applicable law (including section 409A of the Code), upon such terms and conditions as the Committee may establish from time to time, a Participant may elect to further defer receipt of shares of Common Stock issuable in respect of Deferred Stock Units (or an installment of an Award) for a specified period or until a specified event.

Article IX

CHANGE IN CONTROL

9.1     Accelerated Vesting and Payment.

(a)     In General. Unless the Committee otherwise determines in the manner set forth in Section 9.2, or except as otherwise determined by the Committee at or after the grant date, upon the occurrence of a Change in Control, (i) all Options and Stock Appreciation Rights shall become immediately exercisable, (ii) the Restriction Period on all Restricted Stock, Restricted Stock Units and freestanding Deferred Stock Units shall lapse immediately prior to such Change in Control and (iii) shares of Common Stock underlying Awards of Restricted Stock Units and Deferred Stock Units shall be issued to each Participant then holding such Award immediately prior to such Change in Control; provided, that, at the discretion of the Committee (as constituted immediately prior to the Change in Control), each such Option, Stock Appreciation Right, Restricted Stock Unit and/or Deferred Stock Unit may be canceled in exchange for an amount equal to the

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product of (A)(I) in the case of Options and Stock Appreciation Rights, the excess, if any, of the product of the Change in Control Price over the exercise price for such Award, and (II) in the case of other such Awards, the Change in Control Price multiplied by (B) the aggregate number of shares of Common Stock covered by such Award; provided, further, that where the Change in Control does not constitute a “change in control event” as defined under section 409A of the Code, the shares to be issued, or the amount to be paid, for each Award that constitutes deferred compensation subject to section 409A of the Code shall be paid at the time or schedule applicable to such Awards (assuming for these payment purposes (but not the lapsing of the Restriction Period) that no such Change in Control had occurred). Notwithstanding the foregoing, the Committee may, in its discretion, instead terminate any outstanding Options or Stock Appreciation Rights if either (x) the Company provides holders of such Options and Stock Appreciation Rights with reasonable advance notice to exercise their outstanding and unexercised Options and Stock Appreciation Rights or (y) the Committee reasonably determines that the Change in Control Price is equal to or less than the exercise price for such Options or Stock Appreciation Rights.

(b)     Performance Stock, Performance Stock Units and Performance Units. Performance Stock, Performance Stock Units, Performance Units and elective Deferred Stock Units that are outstanding in the event of a Change in Control shall be treated as provided in the individual Award Agreement governing such Performance Stock, Performance Stock Units, Performance Units or elective Deferred Stock Units.

(c)     Timing of Payments. Payment of any amounts calculated in accordance with Section 9.1(a) shall be made in cash or, if determined by the Committee (as constituted immediately prior to the Change in Control), in shares of the common stock of the New Employer having an aggregate fair market value equal to such amount and shall be payable in full, as soon as reasonably practicable, but in no event later than 30 days, following the Change in Control (subject to the payment timing restrictions contained in the second proviso of the first sentence of Section 9.1(a)). For purposes hereof, the fair market value of one share of common stock of the New Employer shall be determined by the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control), in good faith.

9.2     Alternative Awards. Notwithstanding Section 9.1, no cancellation, termination, acceleration of exercisability or vesting, lapse of any Restriction Period or settlement or other payment shall occur with respect to any outstanding Award (other than an award of Performance Stock, Performance Stock Units, Performance Units or elective Deferred Stock Units except as provided therein), if the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control) reasonably determines, in good faith, prior to the Change in Control that such outstanding Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Award being hereinafter referred to as an “Alternative Award”) by the New Employer, provided, that any Alternative Award must:

(i)	be based on shares of Common Stock that are traded on an established U.S. securities market or another public market determined by the Committee prior to the Change in Control;

(ii)	provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment (including liquidity rights with respect to shares of Common Stock received in settlement of such Award);

(iii)	have substantially equivalent economic value to such Award (determined at the time of the Change in Control);

(iv)	have, unless the Committee determines otherwise at or after the grant date, terms and conditions which provide that in the event that the Participant suffers an involuntary termination without Cause within two years following the Change in Control, any conditions on the Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Award held by such Participant shall be waived or shall lapse, as the case may be; and

(v)	not result in adverse tax consequences to the Participant under section 409A of the Code.

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Article X

EFFECTIVE DATE, AMENDMENT, MODIFICATION
AND TERMINATION OF PLAN

The Plan was adopted by the Board on February 28, 2008, and approved by the Company’s shareholders at the annual meeting of shareholders held on May 15, 2008. The amendment and restatement of the Plan provided herein is subject to shareholder approval at the 2010 shareholder meeting. The Plan shall continue in effect, unless sooner terminated pursuant to this Article X, until the tenth anniversary of the date on which it is adopted by the Board (or if applicable, the 10 year anniversary of the date of the latest shareholder approval of the Plan, including without limitation any shareholder approval of any amendment to the Plan to increase the share award capacity hereunder). The Board or the Committee may at any time terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided, that without the approval by a majority of the votes cast at a meeting of shareholders at which a quorum representing a majority of the shares of the Company entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification to the Plan may (i) materially increase the benefits accruing to participants under the Plan, (ii) except as otherwise expressly provided in Section 4.4, materially increase the number of shares of Common Stock subject to the Plan or the individual Award limitations specified in Section 4.3, (iii) modify the restrictions provided in Section 4.5 or (iv) materially modify the requirements for participation in the Plan. No amendment, modification, or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant. Notwithstanding the foregoing, the Board or Committee may take such actions as it deems appropriate to ensure that the Plan and any Awards may comply with any tax, securities or other applicable law. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority as provided in the Plan. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards. Except as otherwise determined by the Board, termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination. On the effective date of the Plan, the Prior Plans shall terminate, and no further grants shall be made thereunder. Following a Change in Control, no action shall be taken under the Plan that will cause any Award that has previously been determined to be (or is determined to be) subject to section 409A of the Code to fail to comply in any respect with section 409A of the Code without the written consent of the Participant.

Article XI

MISCELLANEOUS PROVISIONS

11.1 Nontransferability of Awards. No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided, that the Committee or the Board may, except as otherwise provided in the Plan, permit (on such terms and conditions as it shall establish) in its sole discretion a Participant to transfer an Award for no consideration to (i) the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests, or to organizations qualifying as charitable organizations within the meaning of Section 501(c)(3) of the Code or (ii) any other person or entity (each of (i) and (ii), upon such permitted transfer, a “Permitted Transferee”). Except to the extent required by law, no Award shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

11.2 Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan

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is to be paid or by whom any right under the Plan is to be exercised in case of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by his or her estate.

11.3 No Guarantee of Employment or Participation. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor to confer upon any Participant any right to continue in the employ of the Company or any Subsidiary (regardless of whether such termination results in (1) the failure of any Award to vest; (2) the forfeiture of any unvested or vested portion of any Award; and/or (3) any other adverse effect on the individual’s interests under the Plan). No Employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.

11.4 Tax Withholding. The Company shall have the right and power to deduct from all amounts paid to a Participant in cash or shares (whether under this Plan or otherwise) or to require a Participant to remit to the Company promptly upon notification of the amount due, an amount (which may include shares of Common Stock) to satisfy the minimum federal, state or local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Award under this Plan. In the case of any Award satisfied in the form of shares of Common Stock, no shares of Common Stock shall be issued unless and until arrangements satisfactory to the Committee shall have been made to satisfy the statutory minimum withholding tax obligations applicable with respect to such Award. The Company may defer payments of cash or issuance or delivery of Common Stock until such requirements are satisfied. Without limiting the generality of the foregoing, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Participants to elect to tender, shares of Common Stock (including shares of Common Stock issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld (provided that such amount shall not be in excess of the minimum amount required to satisfy the statutory withholding tax obligations).

11.5 Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Common Stock is listed. The Company, in its discretion, may postpone the granting, exercising and settlement of Awards, the issuance or delivery of shares of Common Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Shares or other required action under any federal or state law, rule or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of shares of Common Stock in compliance with applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise or settlement of any Award or to otherwise sell or issue shares of Common Stock in violation of any such laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or shares of Common Stock issuable thereunder) that shall lapse because of such postponement.

11.6 Indemnification. To the maximum extent provided by law and by the Company’s Certificate of Incorporation and/or By-Laws, each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such

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action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

11.7 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

11.8 Deferrals. The Committee may postpone the exercising of Awards, the issuance or delivery of Common Stock under any Award or any action permitted under the Plan to prevent the Company or any Subsidiary from being denied a Federal income tax deduction with respect to any Award other than an ISO or to the extent required or permitted by applicable law.

11.9 409A Compliance. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event such section 409A applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.

Solely for purposes of determining the time and form of payments due under any Award that is considered nonqualified deferred compensation under section 409A of the Code and that is not otherwise exempt from section 409A of the Code, a Participant shall not be deemed to have incurred a termination of employment unless and until he shall incur a “separation from service” within the meaning of section 409A of the Code. Notwithstanding any other provision in this Plan, if as of Participant’s separation from service, the Participant is a “specified employee” as determined by the Company, then to the extent any amount payable under any Award that is considered nonqualified deferred compensation under section 409A of the Code and that is not otherwise exempt from section 409A of the Code, for which payment is triggered by Participant’s separation from service (other than on account of death), and that under the terms of the Award would be payable prior to the six-month anniversary of the Participant’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of such separation from service or (b) the date of the Participant’s death.

11.10 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to principles of conflict of laws which would require application of the law of another jurisdiction, except to the extent that the corporate law of the State of Delaware specifically and mandatorily applies.

11.11 Severability; Blue Pencil. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

11.12 No Impact On Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program. No amount payable in respect of any Award pursuant to an Award shall be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws.

11.13 No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or

A-24	Hertz Global Holdings, Inc. 2015 Proxy Statement

(ii) to limit the right or power of the Company, or any Subsidiary to take any action which such entity deems to be necessary or appropriate.

11.14 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

11.15 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

11.16 Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

11.17 Code Section 83(b) Elections. The Company, its Affiliates and the Committee have no responsibility for any Participant’s election, attempt to elect or failure to elect to include the value of a Restricted Stock Award or other Award subject to section 83 of the Code in the participant’s gross income for the year of payment pursuant to section 83(b) of the Code. Any participant who makes an election pursuant to section 83(b) of the Code will promptly provide the Committee with a copy of the election form.

11.18 No Obligation to Exercise Awards; No Right to Notice of Expiration Date. The grant of an Award of an Option or Stock Appreciation Right will impose no obligation upon the Participant to exercise the Award. The Company, its Affiliates and the Committee have no obligation to inform a Participant of the date on which any Award lapses except in the Award Agreement.

11.19 Right to Offset. Notwithstanding any provisions of the Plan to the contrary, and to the extent permitted by applicable law (including section 409A of the Code), the Company may offset any amounts to be paid to a Participant (or, in the event of the Participant’s death, to his beneficiary or estate) under the Plan against any amounts that such Participant may owe to the Company or its Affiliates.

11.20 Compensation Recovery Policy. Without limiting any other provision of the Plan, any Award granted hereunder on or after January 1, 2010 shall be subject to the Compensation Recovery Policy under the Company’s Standards of Business Conduct (as amended from time to time, and including any successor or replacement policy or standard).

11.21 Furnishing Information. A Participant will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary when eligibility or entitlement to any compensation or benefit based on Disability is at issue.

Hertz Global Holdings, Inc. 2015 Proxy Statement	A-25

Hertz

HERTZ GLOBAL HOLDINGS, INC.
999 VANDERBILT BEACH ROAD
SUITE 300
NAPLES, FL 34108

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HERTZ GLOBAL HOLDINGS, INC.

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

Nominees:

	For	Against	Abstain
1a. Carl T. Berquist	☐	☐	☐
1b. Henry R. Keizer	☐	☐	☐
1c. Michael F. Koehler	☐	☐	☐
1d. Linda Fayne Levinson	☐	☐	☐
1e. John P. Tague	☐	☐	☐
2. Approval, by a non-binding advisory vote, of the named executive officers' compensation.	☐	☐	☐
3. Re-approval of the material terms of the performance objectives under the Company's 2008 Omnibus Plan.	☐	☐	☐
4. Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year 2015.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 5.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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